Exhibit 2.1

BUSINESS COMBINATION AGREEMENT AMONG

THE OSMOTICA SHAREHOLDERS, as defined herein,

OSMOTICA HOLDINGS CORP LIMITED,

ALTCHEM LIMITED, as the Osmotica Shareholders’ Representative,

THE VERTICAL/TRIGEN SHAREHOLDERS, as defined herein,

VERTICAL/TRIGEN HOLDINGS, LLC,

AVISTA CAPITAL PARTNERS III GP, LP, as the Vertical/Trigen Shareholders’ Representative,

and

OSMOTICA HOLDINGS S.C.SP.

Dated as of December 3, 2015

i

v

ANNEXES

1	Transaction Steps
2	New HoldCo Expenses

EXHIBITS

A	Form of Osmotica Shareholder Note
B	Form of PIK Note
C	Form of New HoldCo Limited Partnership Agreement
D	Markison Employment Agreement
E	Reorganization Agreement
F	Calculation of Osmotica Target Working Capital
G	New HoldCo Management Incentive Plan
H	Form of Escrow Agreement
I	Form of Monitoring Agreement

INDEX OF DEFINED TERMS

Actual LTIP Amount	8	Osmotica Shareholders’ Representative	1
Actual Osmotica Indebtedness	8	Osmotica Shares	1
Actual Osmotica Working Capital	8	Osmotica Subsidiaries	12
Agreement	1	Osmotica Target Working Capital	4
Altchem Limited	1	Osmotica US	55
Avista PIK Notes	2	Osmotica Working Capital	7
Collection Fees and Expenses	79	Permits	12
Commitment Letters	34	Pre-Closing Period	48
Confidentiality Agreement	55	Prior Employer	23
Consent	11	Proceeding	15
Contract	16	Redeemable Preference Shares	12
Contractor	22	Reorganization Agreement	3
Contributions	3	Required Financial Information	63
Corrective Payment Amount	70	Resolution Period	6
DEA	25	SDK S Corp	1
Debt Financing Sources	34	Senior Commitment Letter	34
End Date	75	Straddle Period	80
Enforceability Exceptions	11	Subordinated Note Commitment Letter	34
Environmental Laws	23	Subordinated Note Purchaser	34
ERISA	19	Survival Period	85
ERISA Affiliate	19	Termination Fee	78
Estimated LTIP Amount	5	Third Party Claim	81
Estimated Osmotica Closing Working Capital	5	Transactions	2
Estimated Osmotica Indebtedness	5	V/T Co-Invest I	1
Excluded Claim Caps	83	V/T Co-Invest II	1
Financing	34	Vertical/Trigen Acquisition Transaction	59
Food, Drug or Health Laws	24	Vertical/Trigen Audited Financial Statements	33
Foreign Merger Control Laws	11	Vertical/Trigen Avista Blocker	1
GAAP	33	Vertical/Trigen Avista Blocker Shares	1
Government Entity	27, 47	Vertical/Trigen Balance Sheet Date	33
Government Official	27, 47	Vertical/Trigen Blocker Shares	2
Governmental Entity	11	Vertical/Trigen Blockers	2
HSR Act	11	Vertical/Trigen Business Contracts	38
Indemnified Party	81	Vertical/Trigen Cash Contribution	2
Indemnifying Party	81	Vertical/Trigen Confidentiality Agreements	36
Independent Expert	6	Vertical/Trigen D&O Insurance	61
Intended Tax Treatment	3	Vertical/Trigen Disclosure Schedule	28
IRS	20	Vertical/Trigen Employee	40
Lenders	34	Vertical/Trigen Employee Benefit Plan	40
Limited Partnership Agreement	3	Vertical/Trigen Excluded Claim Cap	83
Material Transaction Documents	4	Vertical/Trigen Excluded Claims	83
Mini-Basket	83	Vertical/Trigen Financial Statements	33
Most Recent Vertical/Trigen Balance Sheet	33	Vertical/Trigen Founder Blocker	1
Most Recent Vertical/Trigen Balance Sheet Date	33	Vertical/Trigen Founder Blocker Shares	1
New HoldCo	1	Vertical/Trigen Indemnitees	80
New HoldCo GP	14	Vertical/Trigen Key Customer or Supplier	46
New HoldCo MIP	70	Vertical/Trigen Leased Real Property	35
New HoldCo Plans	69	Vertical/Trigen Management Blocker	2
Newstone	2	Vertical/Trigen Management Blocker Shares	2
Non-U.S. Osmotica Plan	21	Vertical/Trigen Pro Rata Percentage	66
Notice of Objection	5	Vertical/Trigen Product Approvals	45
Objection Period	5	Vertical/Trigen Registered IP	35
OFAC	27	Vertical/Trigen Related Parties	78
Osmotica	1	Vertical/Trigen Shareholders’ Representative	1
Osmotica Acquisition Transaction	59	Vertical/Trigen Subsidiaries	32
Osmotica Audited Financial Statements	13	Vertical/Trigen Unaudited Financial Statements	33
Osmotica Business Contracts	17	Vertical/TrigenU Shareholders	1
Osmotica Closing Indebtedness	5	Waiver Agreement	71
Osmotica Closing Statement	5	WARN Act	21
Osmotica Closing Working Capital	5	Willful Breach	77
Osmotica Confidentiality Agreements	15
Osmotica Current Assets	7
Osmotica Current Liabilities	7
Osmotica D&O Insurance	60
Osmotica Disclosure Schedule	10
Osmotica Employee	19
Osmotica Employee Benefit Plan	20
Osmotica Estimated Closing Statement	4
Osmotica Excess Adjustment Amounts	8
Osmotica Excess Losses	85
Osmotica Excluded Claim Cap	83
Osmotica Excluded Claims	83
Osmotica Holdback Amount	5
Osmotica Hungary	73
Osmotica Indemnitees	81
Osmotica Leased Real Property	14
Osmotica Net Adjustment Amount	8
Osmotica Owned Real Property	14
Osmotica PIK Note	2
Osmotica Pro Rata Percentage	66
Osmotica Product Approvals	25
Osmotica Registered IP	15
Osmotica Shareholder Note	2
Osmotica Shareholders	1

BUSINESS COMBINATION AGREEMENT, dated as of December 3, 2015 (this “Agreement”), among each of the persons designated as an “Osmotica Shareholder” on the signature pages hereto (collectively, the “Osmotica Shareholders”), Osmotica Holdings Corp Limited, a company organized under the laws of the Cyprus (“Osmotica”), Altchem Limited (“Altchem Limited”), solely in its capacity as representative for the Osmotica Shareholders (the “Osmotica Shareholders’ Representative”), each of the persons designated as a “Vertical/Trigen Shareholder” on the signature pages hereto (collectively, the “Vertical/TrigenU Shareholders”), Vertical/Trigen Holdings, LLC, a Delaware limited liability company (“Vertical/Trigen”), Avista Capital Partners III GP, LP, solely in its capacity as representative for the Vertical/Trigen Shareholders (the “Vertical/Trigen Shareholders’ Representative”), and Osmotica Holdings S.C.Sp., a special limited partnership organized under the laws of Luxembourg and which, prior to Closing, shall be a directly wholly owned subsidiary of Altchem Limited (“New HoldCo”).

WHEREAS, the Osmotica Shareholders collectively own all of the issued and outstanding shares of capital stock (the “Osmotica Shares”) of Osmotica;

WHEREAS, as of the date of this Agreement, the Vertical/Trigen Shareholders directly or indirectly collectively own all of the issued and outstanding common units of Vertical/Trigen;

WHEREAS, the Vertical/Trigen Avista Shareholders collectively own all of the issued and outstanding shares of capital stock (the “Vertical/Trigen Avista Blocker Shares”) of Valkyrie Group Holdings, Inc., a Delaware corporation (the “Vertical/Trigen Avista Blocker”);

WHEREAS, the Vertical/Trigen Founder Shareholders collectively own, directly and indirectly, all of the issued and outstanding shares of capital stock of SDK VC Pharma Holding Corp., a Delaware corporation (“SDK S Corp”);

WHEREAS, prior to the Closing, SDK S Corp will (a) form Orbit Co-Invest I LLC, a Delaware limited liability company (“V/T Co-Invest I”) and (b) transfer all of the common units of Vertical/Trigen held by it to V/T Co-Invest I;

WHEREAS, prior to the Closing, V/T Co-Invest I will (a) form Orbit Blocker I LLC, a Delaware limited liability company (the “Vertical/Trigen Founder Blocker”), upon which it will own all of the issued and outstanding units (the “Vertical/Trigen Founder Blocker Shares”) of the Vertical/Trigen Founder Blocker, and (b) transfer all of the common units of Vertical/Trigen held by it to the Vertical/Trigen Founder Blocker;

WHEREAS, prior to the Closing, the Vertical/Trigen Management Shareholders will (a) form Orbit Co-Invest II LLC, a Delaware limited liability company (“V/T Co-Invest II”) and (b) transfer all of the common units of Vertical/Trigen held by them to V/T Co-Invest II;

WHEREAS, prior to the Closing, V/T Co-Invest II will (a) form Orbit Blocker II LLC, a Delaware limited liability company (the “Vertical/Trigen Management Blocker”, and together with the Vertical/Trigen Avista Blocker and the Vertical/Trigen Founder Blocker, collectively, the “Vertical/Trigen Blockers”), upon which it will own all of the issued and outstanding units (the “Vertical/Trigen Management Blocker Shares”, and together with Vertical/Trigen Avista Blocker Shares and Vertical/Trigen Founder Blocker Shares, collectively, the “Vertical/Trigen Blocker Shares”) of the Vertical/Trigen Management Blocker, and (b) transfer all of the common units of Vertical/Trigen held by it to the Vertical/Trigen Management Blocker;

WHEREAS, immediately prior to the Closing, the Vertical/Trigen Blockers will collectively own all of the issued and outstanding common units of Vertical/Trigen;

WHEREAS, the Osmotica Shareholders and the Vertical/Trigen Shareholders desire to combine the business of Osmotica with the business of Vertical/Trigen, upon the terms and subject to the conditions set forth in this Agreement, through, among other things, (a) (i) the contribution by the Osmotica Shareholders of the Osmotica Shares to New HoldCo in exchange for the issuance to the Osmotica Shareholders of (x) units of New HoldCo and (y) one or more promissory notes in the aggregate principal amount of $325,000,000 (as adjusted in accordance with this Agreement, including Section 1.02(b)) in the form attached hereto as Exhibit A (collectively, the “Osmotica Shareholder Note”), as described in Step 3.1 of Annex 1, and (ii) the contribution by Altchem Limited of an aggregate cash payment in the amount of $12,500,000 to New HoldCo in exchange for the issuance to Altchem Limited of a promissory note in the form attached hereto as Exhibit B, as described in Step 3.2 of Annex 1 (the “Osmotica PIK Note”), (b) (i) the contribution by certain of the Vertical/Trigen Shareholders or their affiliates of (x) an aggregate cash payment in the amount of $120,000,000 (the “Vertical/Trigen Cash Contribution”) to New HoldCo in exchange for the issuance of units of New HoldCo as further described in Step 4.2 of Annex 1 and (y) the contribution of the Vertical/Trigen Blocker Shares by the holders thereof to New HoldCo in exchange for the issuance to such holders of units of New HoldCo, and (ii) the contribution by ACP Holdco (Offshore), L.P., ACP III AIV, L.P. and Newstone Capital Partners, LLC or an affiliate (“Newstone”) of an aggregate cash payment in the amount of $12,500,000 to New HoldCo in exchange for the issuance to ACP Holdco (Offshore), L.P., ACP III AIV, L.P. and Newstone of promissory notes in the form attached hereto as Exhibit B, as described in Step 4.5 of Annex 1 (the “Avista PIK Notes”), (c) effectuation of the restructuring described in Steps 3.1 and 4.1 of Annex 1 pursuant to which, among other things, Osmotica and each of the Vertical/Trigen Blockers shall become wholly owned subsidiaries of New HoldCo, and (d) repayment of the Osmotica Shareholder Note by New HoldCo, in each case, on the terms and subject to the conditions set forth herein (the steps outlined in the foregoing clauses (a) through (d), and the other transactions contemplated by this Agreement, being collectively referred to as the “Transactions”);

WHEREAS, for U.S. federal and applicable state, local and non-U.S. income Tax purposes, the parties intend that (a) the Osmotica Shareholders’ contribution of the Osmotica Shares to New HoldCo in exchange for units of New HoldCo and the Osmotica Shareholder Note and (b) the Vertical/Trigen Cash Contribution and the contribution of Vertical/Trigen Blocker Shares to New HoldCo in exchange for units of New HoldCo, taken together (the “Contributions”), will (x) qualify as a transaction described in Section 351 of the Code (and any similar provision of any state, local or non-U.S. Law) and (y) with respect to any person that is a “U.S. person” described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii), satisfy the requirements of U.S. Treasury Regulations Section 1.367(a)-3(c)(1) (the “Intended Tax Treatment”);

WHEREAS, in order to induce the parties to enter into this Agreement and to consummate the Transactions, at the Closing, New HoldCo, Altchem Limited (and the Altchem

Co-Invest Vehicle, if applicable), the Vertical/Trigen Avista Shareholders and the Avista CoInvest Vehicles will be entering into the Amended and Restated Agreement of Limited Partnership of New HoldCo, substantially in the form attached hereto as Exhibit C (the “Limited Partnership Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Brian Markison is entering into an employment agreement with Vertical/Trigen, attached hereto as Exhibit D, pursuant to which Brian Markison agrees to serve as the Chief Executive Officer of New HoldCo from and after the Closing on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Vertical/Trigen Shareholders to enter into this Agreement, Vertical/Trigen has entered into a Reorganization Agreement with the Vertical/Trigen Shareholders, attached hereto as Exhibit E (the “Reorganization Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Osmotica Shareholders to enter into this Agreement, Vertical/Trigen has entered into the Commitment Letters (as defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

TRANSACTIONS; CLOSING

SECTION 1.01.                                   Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, at 10:00 a.m. New York City time on the second Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VII (other than any conditions which by their nature are intended to be satisfied at the Closing, but subject to their satisfaction or waiver at such time) or at such other place, time and date as may be agreed by the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative; provided, however, that notwithstanding the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VII with respect to the Closing, if the Marketing Period has not ended at the time of the satisfaction (or, to the extent permitted, waiver) of such conditions (other than any conditions which by their nature are intended to be satisfied at the Closing, but subject to their satisfaction or waiver at such time), the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier of (i) any Business Day during the Marketing Period specified by the Vertical/Trigen Shareholders’ Representative to the Osmotica Shareholders’ Representative on no less than two Business Days’ written notice to the Osmotica Shareholders or (ii) two Business Days following the final day of the Marketing Period; provided, however, that if the Marketing Period has ended prior to the End Date and such date in the foregoing clause (ii) would cause the Closing to occur after the End Date, then the Closing shall for purposes of the foregoing clause (ii) occur on the End Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.02.                                   Transactions.

(a)                                 Subject to the provisions of this Agreement, the parties hereto shall, and shall cause their respective affiliates to, take such steps as are necessary to effect the Transactions contemplated to be effected by such party or its affiliates specifically as described on Annex 1 or as otherwise mutually agreed by the Osmotica Shareholders’ Representative, on the one hand, and the Vertical/Trigen Shareholders’ Representative, on the other hand. If the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative agree in writing to a deviation from Annex 1 in accordance with this Section 1.02(a) (in which case the parties shall cause Annex 1 to be revised accordingly), then for purposes of this Agreement, all references to Annex 1 shall be deemed to be references to Annex 1 as so revised. Unless otherwise specifically provided in this Agreement, the Transactions set forth in Annex 1 shall be deemed to occur in the order set forth therein, as close in time as is reasonably practicable.

(b)                                 For purposes of the Transactions, the principal amount of the Osmotica Shareholder Note shall be equal to (i) $325,000,000, minus (ii) the amount of Estimated Osmotica Indebtedness, minus (iii) the amount, if any, by which Estimated Osmotica Closing Working Capital is less than $6,250,000 (such amount, “Osmotica Target Working Capital”), plus (iv) the amount, if any, by which Estimated Osmotica Closing Working Capital exceeds Osmotica Target Working Capital.

(c)                                  Each party hereto shall make available to the other parties hereto, in a timely manner for review and comment, all drafts of the material documents governing or effecting the Transactions as set forth in Annex 1, which shall at a minimum include the documents specified in such Annex 1 (the “Material Transaction Documents”), in each case, to the extent prepared by such party or its Representatives, and shall consider in good faith all reasonable comments provided by any other party or its Representatives to such document and instruments.

SECTION 1.03.                                   Osmotica Adjustments.

(a)                                 Osmotica Pre-Closing Estimate. At least three and not more than five Business Days prior to the anticipated Closing Date, Osmotica shall deliver to Vertical/Trigen a statement (the “Osmotica Estimated Closing Statement”), which shall include reasonable supporting detail as to each of the calculations set forth therein, of Osmotica’s good faith estimate of Osmotica Closing Working Capital (such estimate, “Estimated Osmotica Closing Working Capital”), Osmotica Closing Indebtedness (such estimate, “Estimated Osmotica Indebtedness”) and the LTIP Amount (such estimate, “Estimated LTIP Amount”). If Vertical/Trigen objects in good faith to any such estimate provided by Osmotica, then the parties will cooperate in good faith to resolve any such objection; provided, that if such objection is not resolved within two Business Days following the receipt of any such objection by Osmotica, then Osmotica shall make a good faith determination with respect to such objection and shall modify the Osmotica Estimated Closing Statement to take such objection into account; provided, further, that the parties agree that in no event shall the Closing be delayed as a result of the discussions contemplated by this sentence.

(b)                                 Osmotica Retained Cash. On or before the Business Day prior to the Closing Date, the Osmotica Shareholders shall cause all cash held by the Osmotica Companies as of such date to be distributed to the Osmotica Shareholders or to be used to pay off Indebtedness, except for an aggregate amount of cash equal to the sum of (a) $4,000,000 (the “Osmotica Holdback Amount”), which amount shall be retained by the applicable Osmotica Companies until the Osmotica Net Adjustment Amount has been finally determined in accordance with Sections 1.04(d) and 1.04(g) and, if applicable, all or any portion of such amount is released in accordance with Section 1.04(g), and (b) the Estimated LTIP Amount, which amount shall be retained by the Osmotica Companies to cover payment obligations of New HoldCo and its subsidiaries in respect of the Osmotica LTIP after the Closing.

(c)                                  Osmotica Closing Statement. Within 60 days after the Closing Date, the Osmotica Shareholders’ Representative shall prepare and deliver, or cause the Osmotica Companies’ accountants to prepare and deliver, to the Vertical/Trigen Shareholders’ Representative a statement (the “Osmotica Closing Statement”), which shall include reasonable supporting detail as to each of the calculations set forth therein, of Osmotica Working Capital as of 11:59 p.m. New York City time on the last day prior to the Closing Date (“Osmotica Closing Working Capital”), Osmotica Indebtedness as of 11:59 p.m. New York time on the last day prior to the Closing Date (“Osmotica Closing Indebtedness”) and the LTIP Amount. For purposes of the preparation of the Osmotica Closing Statement, the Vertical/Trigen Shareholders shall (and shall authorize New HoldCo and its applicable subsidiaries to), upon request, provide the Osmotica Shareholders’ Representative, and its Representatives (i) any information relating to the Osmotica Companies reasonably requested in connection with its preparation of the Osmotica Closing Statement and (ii) reasonable access during normal business hours to the personnel, properties, books and records of and relating to the Osmotica Companies (including any taking and preparing of physical counts of inventory).

(d)                                 Objections; Resolution of Disputes.

(i)                                     Unless the Vertical/Trigen Shareholders’ Representative notifies the Osmotica Shareholders’ Representative in writing within 30 days (such 30-day period, the “Objection Period”) after delivery of the Osmotica Closing Statement of any objection to the computation of Osmotica Closing Working Capital, Osmotica Closing Indebtedness or the LTIP Amount set forth therein (a “Notice of Objection”), the Osmotica Closing Statement shall become final and binding. Following the delivery of the Osmotica Closing Statement and for purposes of the Vertical/Trigen Shareholders’ Representative’s review of such Osmotica Closing Statement and preparation of any Notice of Objection, the Osmotica Shareholders’ Representative shall permit the Vertical/Trigen Shareholders’ Representative and its Representatives to review the working papers of the Osmotica Shareholders’ Representative and its accountants (subject to the execution and delivery of customary access letters) relating to such Osmotica Closing Statement and, at the Vertical/Trigen Shareholders’ Representative’s request, shall (and shall authorize New HoldCo and its applicable subsidiaries to) provide the Vertical/Trigen Shareholders’ Representative and its Representatives (A) any information relating to the Osmotica Companies or the Vertical/Trigen Companies, as the case may be, reasonably requested in connection with its review of the Osmotica Closing Statement and (B) reasonable access during normal business hours to the personnel, properties, books and records of and relating to the Osmotica Companies or the Vertical/Trigen Companies, as the case may be (including any taking and preparing of physical counts of inventory). Any Notice of Objection shall specify the basis for the objections set forth therein.

(ii)                                  If the Vertical/Trigen Shareholders’ Representative provides a Notice of Objection to the Osmotica Shareholders’ Representative within the applicable Objection Period, the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative shall, during the 30-day period following the Osmotica Shareholders’ Representative’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve such objections. During the Resolution Period, the Osmotica Shareholders’ Representative and its Representatives shall be permitted to review the working papers of the Vertical/Trigen Shareholders’ Representative and its accountants (subject to the execution and delivery of customary access letters) relating to the Notice of Objection and the basis therefor. If the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative are unable to resolve all such objections within the Resolution Period, the matters remaining in dispute shall be submitted to Ernst & Young LLP (or, if such firm declines or is unable to act, to another internationally recognized independent accounting firm mutually agreed upon by the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative (such agreed firm being the “Independent Expert”)). The Independent Expert shall be engaged pursuant to an engagement letter among Vertical/Trigen and the Independent Expert. The Independent Expert shall be instructed, pursuant to such engagement letter, to resolve only those matters set forth in the Notice of Objection remaining in dispute and not to otherwise investigate any matter independently, and to make its determinations in accordance with the terms of this Agreement. The Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative each agree to furnish to the Independent Expert such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination. Vertical/Trigen shall also instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days from the date that information related to the unresolved objections was presented to the Independent Expert by the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative. With respect to each disputed line item, such decision, if not in accordance with the position of either the Osmotica Shareholders’ Representative or the Vertical/Trigen Shareholders’ Representative, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Osmotica Shareholders’ Representative in the Osmotica Closing Statement or the Vertical/Trigen Shareholders’ Representative in the Notice of Objection with respect to such disputed line item. The resolution of disputed items by the Independent Expert shall be final and binding on the parties, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne by Vertical/Trigen. After the final determination of Osmotica Closing Working Capital, Osmotica Closing Indebtedness or the LTIP Amount and payment of the Osmotica Net Adjustment Amount pursuant to Section 1.04(g), the Vertical/Trigen Shareholders shall have no further right to make any claims against the Osmotica Shareholders or any of their respective affiliates in respect of any element of Osmotica Closing Working Capital, Osmotica Closing Indebtedness or the LTIP Amount or any payment made pursuant to Section 1.04(g).

(e)                                  Osmotica Working Capital. The term “Osmotica Working Capital” means Osmotica Current Assets minus Osmotica Current Liabilities. The terms “Osmotica Current

Assets” and “Osmotica Current Liabilities” mean those consolidated current assets (excluding cash) and consolidated current liabilities of the Osmotica Companies that are specifically set forth within “Osmotica Current Assets” and “Osmotica Current Liabilities” in the sample calculation of Osmotica Working Capital set forth on Exhibit F, and calculated by reference to the corresponding line items of the sample calculation of Osmotica Working Capital set forth on Exhibit F and in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) (it being understood, that, with respect to such calculations, but not the identity of the line items of Osmotica Current Assets and Osmotica Current Liabilities included in Osmotica Working Capital, IFRS shall be applied in a manner that is consistent with that used in the sample calculation set forth on Exhibit F), except that (i) current and deferred Income Tax liabilities, current and deferred Income Tax assets, deferred Non-Income Tax liabilities and deferred Non-Income Tax assets shall not be taken into account in determining Osmotica Working Capital, (ii) Osmotica Indebtedness shall not be taken into account in determining Osmotica Working Capital, (iii) any impact of changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions shall not be taken into account in determining Osmotica Working Capital, (iv) the New HoldCo Expenses shall not be taken into account in determining Osmotica Working Capital, (v) any receivables from or payables to shareholders, directors, affiliates or related parties of the Osmotica Companies shall not be taken into account in determining Osmotica Working Capital and (vi) Ontinua ER inventory shall not be taken into account in determining Osmotica Working Capital. The Osmotica Working Capital adjustment contemplated by this Section 1.04 is intended to show the change in Osmotica Working Capital from the Osmotica Target Working Capital to Osmotica Closing Working Capital, and such change can only be measured if the calculation is done in the same way, using the same methods, for both amounts.

(f)                                   Post-Closing Books and Records. On the Closing Date, New HoldCo shall conduct the businesses of the Osmotica Companies and the Vertical/Trigen Companies in the ordinary course in a manner substantially consistent with past practice (except for the occurrence of the Closing and the consummation of the Financing and the Transactions), and following the Closing, New HoldCo shall not take any action (or permit any action to be taken) with respect to the accounting books and records of the Osmotica Companies on which the Osmotica Closing Statement is to be based that would affect such Osmotica Closing Statement.

(g)                                  Osmotica Adjustments; Release of Osmotica Holdback Amount.

(i)                                     If the Osmotica Closing Indebtedness as finally determined                in accordance with Section 1.04(d) (the “Actual Osmotica Indebtedness”) is less than the Estimated Osmotica Indebtedness, an amount equal to such difference shall be due to the Osmotica Shareholders and payable in accordance with, and subject to, Section 1.04(g)(iv). If the Estimated Osmotica Indebtedness is less than the Actual Osmotica Indebtedness, an amount equal to such shortfall shall be due to New HoldCo and payable in accordance with, and subject to, Section 1.04(g)(iv).

(ii)                                  If (A) the Osmotica Closing Working Capital as finally determined in accordance with Section 1.04(d) (the “Actual Osmotica Working Capital”) is greater than the Estimated Osmotica Closing Working Capital, then an amount equal to the excess of the Actual Osmotica Working Capital over the Estimated Osmotica Closing Working Capital shall be due to the Osmotica Shareholders and payable in accordance with, and subject to, Section 1.04(g)(iv),

(B) the Actual Osmotica Working Capital is less than the Estimated Osmotica Closing Working Capital, then an amount equal to the excess of the Estimated Osmotica Closing Working Capital over the Actual Osmotica Working Capital shall be due to New HoldCo and payable in accordance with, and subject to, Section 1.04(g)(iv), and (C) the Actual Osmotica Working Capital is equal to the Estimated Osmotica Closing Working Capital, then no adjustment payments shall be due in respect of Osmotica Working Capital.

(iii)                               If the LTIP Amount as finally determined in accordance with Section 1.04(d) (the “Actual LTIP Amount”) is less than the Estimated LTIP Amount, an amount equal to such difference shall be due to the Osmotica Shareholders and payable in accordance with, and subject to, Section 1.04(g)(iv). If the Estimated LTIP Amount is less than the Actual LTIP Amount, an amount equal to such shortfall shall be due to New HoldCo and payable in accordance with, and subject to, Section 1.04(g)(iv).

(iv)                              Any amounts owing and payable between New HoldCo and the Osmotica Shareholders pursuant to any of Sections 1.04(g)(i) through 1.04(g)(iii) shall be set-off against any other amount or amounts owing and payable between such parties pursuant to such sections, such that only a net amount (the “Osmotica Net Adjustment Amount”) shall be paid. The Osmotica Net Adjustment Amount shall be calculated without duplication of any assets or liabilities included therein pursuant to this Agreement. If the Osmotica Net Adjustment Amount is payable to New HoldCo and the Osmotica Net Adjustment Amount is less than the Osmotica Holdback Amount, then New HoldCo shall promptly pay, or cause to be paid, to the Osmotica Shareholders (on a pro rata basis, in accordance with their Osmotica Pro Rata Percentages) the amount by which the Osmotica Holdback Amount exceeds the Osmotica Net Adjustment Amount, and New HoldCo shall retain the balance of the Osmotica Holdback Amount. If the Osmotica Net Adjustment Amount is payable to New HoldCo and the Osmotica Net Adjustment Amount exceeds the Osmotica Holdback Amount, then New HoldCo shall retain the balance of the Osmotica Holdback Amount and the Osmotica Shareholders shall be liable, severally (according to their Osmotica Pro Rata Percentages) but not jointly, to New HoldCo for the amount by which the Osmotica Net Adjustment Amount exceeds the Osmotica Holdback Amount (“Osmotica Excess Adjustment Amounts”). The portion of any Osmotica Excess Adjustment Amount for which any Osmotica Shareholder is liable pursuant to this Section 1.04(g)(iv) shall be paid by such Osmotica Shareholder in cash, by wire transfer of immediately available funds, to New HoldCo within five (5) Business Days of becoming due. In the event such payment is not timely received by New HoldCo, New HoldCo may elect, in its sole discretion, to instead set off any such amounts against amounts otherwise distributable to the applicable Osmotica Shareholder. If the Osmotica Net Adjustment Amount is payable to the Osmotica Shareholders, then New HoldCo shall promptly pay, or cause to be paid, to the Osmotica Shareholders (on a pro rata basis, in accordance with their Osmotica Pro Rata Percentages) the Osmotica Net Adjustment Amount and the Osmotica Holdback Amount.

SECTION 1.04.                                   Indemnification Escrow. At the Closing, as promptly as practicable following the completion of Step 10 of Annex 1, the Osmotica Shareholders shall cause $20,000,000 to be deposited with the Escrow Agent in the applicable account established by the Escrow Agent pursuant to the Escrow Agreement (such account, the “Osmotica Indemnification Escrow Account”). At, or immediately prior to, the Closing, Vertical/Trigen shall cause $6,000,000 to be deposited with the Escrow Agent in the applicable account established by the

Escrow Agent pursuant to the Escrow Agreement (such account, the “Vertical/Trigen Indemnification Escrow Account”).

SECTION 1.05.                                   Withholding. New HoldCo, each of the Osmotica Companies, each of the Vertical/Trigen Companies and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement, any amounts that the payer reasonably determines are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of Law with respect to Taxes. To the extent that amounts are so withheld and timely remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE II

GOVERNING DOCUMENTS; DIRECTORS AND OFFICERS OF NEW HOLDCO

SECTION 2.01.                                   Governing Documents. Prior to the Closing, the Osmotica Shareholders shall not modify, amend or waive any provision of the Initial Agreement of Limited Partnership of New HoldCo without the prior written consent of Vertical/Trigen.

SECTION 2.02.                                   Directors and Officers of New HoldCo. The Osmotica Shareholders shall (i) cause New HoldCo to have three members on its board of managers immediately prior to the Closing and (ii) cause three individuals designated by the Vertical/Trigen Avista Shareholders no later than two days prior to Closing to be elected members of the board of managers of New HoldCo (the “New HoldCo Board”) effective upon the Closing. In addition, the Osmotica Shareholders shall cause the officers of New HoldCo, to the extent applicable, to resign effective immediately prior to the Closing and the New HoldCo Board, upon the Closing, shall elect the officers of New HoldCo in accordance with the Limited Partnership Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OSMOTICA SHAREHOLDERS

Except as set forth in the disclosure schedules of the Osmotica Shareholders (the “Osmotica Disclosure Schedule”), the Osmotica Shareholders (only with respect to Sections 3.01, 3.02, 3.03 and 3.04 (in the case of Section 3.04, solely with respect to such Osmotica Shareholders’ Osmotica Shares)) and Osmotica hereby represent and warrant to the Vertical/Trigen Shareholders and Vertical/Trigen as follows:

SECTION 3.01.                                   Organization. Each of the Osmotica Shareholders (other than those who are natural persons) is a legal entity duly organized and validly existing under the laws of the jurisdiction of its organization.

SECTION 3.02.                                   Authority; Execution and Delivery; Enforceability.

(a)                                 Each of the Osmotica Shareholders (other than those who are natural persons), Osmotica and New HoldCo has the requisite corporate or other entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements. Each Osmotica Subsidiary that is specified to be a party to any Ancillary Agreement has the requisite corporate or other entity power and authority to execute the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements. Each of the Osmotica Shareholders (other than those who are natural persons), Osmotica and New HoldCo has taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and to authorize the consummation of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements (other than such corporate actions or proceedings as are set forth on Annex 1). Each Osmotica Subsidiary will prior to the Closing have taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of the Ancillary Agreements, if any, to which it is or will be a party and to authorize the consummation of the transactions contemplated to be consummated by it, if any, pursuant to such Ancillary Agreements.

(b)                                 Each Osmotica Shareholder who is a natural person has the legal right and power to execute and deliver this Agreement and the other Ancillary Agreements to which such person is or will be a party and to consummate the transactions contemplated to be consummated by such person pursuant to this Agreement and such Ancillary Agreements.

(c)                                  Each of the Osmotica Shareholders, Osmotica and New HoldCo has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is or will be a party, and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each Ancillary Agreement to which it is or will be a party will from and after the Closing (assuming the due authorization, execution and delivery by the other parties thereto) constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). Prior to the Closing, each Osmotica Subsidiary will have duly executed and delivered each Ancillary Agreement, if any, to which it is or will be a party, and any Ancillary Agreement to which it is or will be a party will from and after its execution thereof (assuming the due authorization, execution and delivery by the other parties thereto) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

SECTION 3.03.                                   Non-Contravention and Approvals.  (a)  The execution and delivery by each of the Osmotica Shareholders, Osmotica and New HoldCo of this Agreement does not, and neither the execution and delivery by each of the Osmotica Shareholders, Osmotica, New HoldCo and the Osmotica Subsidiaries of each Ancillary Agreement to which it is or will be a party nor the consummation by each of the Osmotica Shareholders, Osmotica and New HoldCo of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements and by each Osmotica Subsidiary of the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements will, (i) conflict with or violate the organizational documents, as applicable, of any of the Osmotica Shareholders, the Osmotica Companies, New HoldCo or the Osmotica Subsidiaries, (ii) conflict with, or result in any breach of, or constitute a default under, require notice pursuant to, obligate any of the Osmotica Shareholders, the Osmotica Companies, New HoldCo or the Osmotica Subsidiaries to make any payment under, or give rise to any right of termination, cancellation, modification or acceleration of (whether after the filing of notice or the lapse of time or both), or give rise to a loss of any benefit to which any of the Osmotica Shareholders, the Osmotica Companies, New HoldCo or the Osmotica Subsidiaries is entitled to under, any provision of any Contract to which any of the Osmotica Shareholders, the Osmotica Companies, New HoldCo or the Osmotica Subsidiaries is a party or by which any of its properties or assets are bound, (iii) conflict with or violate any Judgment or Law applicable to any of the Osmotica Shareholders, the Osmotica Companies, New HoldCo or the Osmotica Subsidiaries, or (iv) result in the creation of any Liens (other than Osmotica Permitted Liens or Liens arising from any act of the Vertical/Trigen Shareholders or the Vertical/Trigen Companies or their respective affiliates) upon the Osmotica Shares or the properties or assets of the Osmotica Companies, except, in the case of clauses (ii) and (iii), any such items that, individually or in the aggregate, would not reasonably be expected to adversely affect New HoldCo or the Osmotica Companies in any material respect.

(b)                                 No consent, approval or authorization (“Consent”) of, or registration, declaration or filing with, any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by any of the Osmotica Shareholders, the Osmotica Companies or New HoldCo in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) compliance with and filings, notifications and approvals under any applicable foreign antitrust, competition, or trade regulation Law (“Foreign Merger Control Laws”), (iii) those that may be required solely by reason of the Vertical/Trigen Shareholders’ or Vertical/Trigen Companies’ (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and by the Ancillary Agreements and (iv) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect.

SECTION 3.04.                                   The Osmotica Companies.

(a)                                 Each of the Osmotica Companies is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Prior to the date hereof, complete and correct copies of the Osmotica Companies’ organizational documents have been made available to Vertical/Trigen, and each as so made available is in full force and effect as of the date hereof.

(b)                                 Each of the Osmotica Companies has full corporate power and authority and possesses all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such Permits the lack of which, individually or in the aggregate, would not reasonably be expected to have an Osmotica Material

Adverse Effect. Each of the Osmotica Companies is duly qualified and, where applicable, in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except such jurisdictions where the failure to be so qualified or, where applicable, in good standing, individually or in the aggregate, would not reasonably be expected to have an Osmotica Material Adverse Effect.

(c)                                  The authorized share capital of Osmotica consists of 1,200,000 shares, par value $0.005 per share. As of the date hereof: (i) 1,044,000 A Class Ordinary Shares were issued,

(d)                                 (ii)                                  133,410 B Class Ordinary Shares were issued, (iii) 14,190 Redeemable Preference Shares were issued (the “Redeemable Preference Shares”), (iv) no A Class Ordinary Shares were held in treasury and (v) 8,400 B Class Ordinary Shares were held in treasury. Osmotica’s issued share capital has been validly issued and, to the extent applicable, Osmotica’s shares have been fully paid and are non-assessable. As of the date hereof, each Osmotica Shareholder is the record and beneficial owner of, and has good and valid title to, the Osmotica Shares set forth opposite such shareholder’s name on Section 3.04(c) of the Osmotica Disclosure Schedule, in each case, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws). Except for the Osmotica Stock Option Agreements and the Osmotica LTIP, there are no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any shares of capital stock of Osmotica (other than this Agreement) or obligating Osmotica or any of its affiliates to issue or sell any shares of capital stock of, or any other interest in, Osmotica.

(e)                                  Section 3.04(d) of the Osmotica Disclosure Schedule lists the name of each subsidiary of Osmotica (collectively, the “Osmotica Subsidiaries”) and its jurisdiction of organization (and any applicable company number), the number or percentage of shares of each class of its capital stock (or other equity interest) owned by Osmotica or any other Osmotica Subsidiary, the identity of the record holder(s) and the name and number or percentage of shares owned (beneficially or of record) by any person other than Osmotica or an Osmotica Subsidiary or which any such person has the right (including upon the passage of time or upon the occurrence of specified events) to acquire. There are no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any of the equity interests in any of the Osmotica Subsidiaries or obligating any of the Osmotica Subsidiaries or any of their respective affiliates to issue or sell any equity interests in such Osmotica Subsidiary or obligating any of the Osmotica Shareholders, Osmotica or any of their respective affiliates to issue or sell any equity interests in, such Osmotica Subsidiary (other than this Agreement). Other than the Osmotica Subsidiaries,

(f)                                   Osmotica does not own, directly or indirectly, any shares of capital stock or other equity interests of any other person.

(g)                                  The Osmotica Shareholders hereby represent and warrant that the information to be delivered pursuant to Section 5.14(a) shall be complete and correct when delivered and as of the Closing, as applicable.

SECTION 3.05.                                   Osmotica Financial Statements. Prior to the date hereof, the following have been made available to Vertical/Trigen: (i) the audited consolidated statement of financial position of Osmotica and its consolidated subsidiaries as at December 31, 2014, and the related audited consolidated statements of comprehensive income, cash flows and changes in equity for the year ended December 31, 2014 (the “Osmotica Audited Financial Statements”; and such date, the “Osmotica Balance Sheet Date”), and (ii) the unaudited consolidated statement of financial position of Osmotica and its consolidated subsidiaries as of September 30, 2015 (such balance sheet, the “Most Recent Osmotica Balance Sheet”; and such date, the “Most Recent Osmotica Balance Sheet Date”) and the related unaudited consolidated statement of comprehensive income for the nine-month period then ended (the “Osmotica Unaudited Financial Statements” and, together with the Osmotica Audited Financial Statements, the “Osmotica Financial Statements”). The Osmotica Financial Statements have been prepared in accordance with IFRS and on that basis fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Osmotica and its consolidated subsidiaries as of the dates thereof and for the periods indicated, except for, in the case of the Osmotica Unaudited Financial Statements, normal, recurring year-end audit adjustments and the absence of footnotes.

SECTION 3.06.                                   No Undisclosed Liabilities. There are no Liabilities of the Osmotica Companies other than:

(a)                                 Liabilities specifically reflected and adequately provided for (as of the date of the applicable financial statements) in the Osmotica Financial Statements or the notes thereto;

(b)                                 Liabilities which have arisen in the ordinary course of business since the Most Recent Osmotica Balance Sheet Date (none of which is a Liability resulting from breach of contract, breach of warranty, fraud, tort, infringement, proceeding or violation of Law);

(c)                                  Liabilities set forth in Section 3.06 of the Osmotica Disclosure Schedule;

(d)                                 Liabilities disclosed in, related to or arising under any Contract (other than as a result of any breach or nonperformance of such Contract), or any Proceeding disclosed in the Osmotica Disclosure Schedule;

(e)                                  Liabilities incurred expressly pursuant to this Agreement; and

(f)                                   Liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Osmotica Companies, taken as a whole.

SECTION 3.07.                                   Absence of Changes. From the Osmotica Balance Sheet Date until the date hereof, (a) except for the Transactions, the business of each of the Osmotica Companies has been conducted in the ordinary course in a manner substantially consistent with past practice, (b) there has not been an Osmotica Material Adverse Effect and (c) none of the Osmotica Companies has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01(a).

SECTION 3.08.                                   New HoldCo and New HoldCo GP. As of the date hereof, the capital of New HoldCo consists of one unlimited partnership interest, with a nominal value of $0.01 held by Osmotica GP LLC, a Delaware limited liability company (“New HoldCo GP”), and one limited partnership interest, with a nominal value of $10.00, held by Altchem Limited. As of the date hereof, all of the outstanding membership interests of New HoldCo GP are owned by Altchem Limited. New HoldCo and New HoldCo GP were formed solely for the purpose of engaging in the Transactions, have engaged in no other business activities and have conducted their operations only as contemplated hereby. Except as otherwise set forth in this Agreement or the Reorganization Agreement, there are no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any units of New HoldCo or obligating New HoldCo or any of its affiliates to issue or sell any units of, or any other interest in, New HoldCo.

SECTION 3.09.                                   Real Property.

(a)                                 Section 3.09(a) of the Osmotica Disclosure Schedule sets forth all real property and interests in real property leased by the Osmotica Companies (each, an “Osmotica Leased Real Property”). The Osmotica Companies have valid leasehold estates or, as the case may be, valid leasehold interests, in all Osmotica Leased Real Property.

(b)                                 Section 3.09(b) of the Osmotica Disclosure Schedule sets forth all real property and interests in real property owned by the Osmotica Companies (each, an “Osmotica Owned Real Property”). Except as set forth in Section 3.09(b) of the Osmotica Disclosure Schedule, to the Knowledge of Osmotica, the Osmotica Companies have good and valid fee simple title to and, to the Knowledge of Osmotica, exclusive use and possession of, each parcel of Osmotica Owned Real Property, free and clear of all Liens of any nature whatsoever other than Osmotica Permitted Liens.

SECTION 3.10.                                   Intellectual Property.

(a)                                 Section 3.10(a) of the Osmotica Disclosure Schedule sets forth, as of the date hereof, all Patents, Trademark registrations and applications, copyright registrations and domain name registrations that are owned by any of the Osmotica Companies and that are material to the business of the Osmotica Companies, taken as a whole (collectively, “Osmotica Registered IP”). All Osmotica Registered IP is subsisting and, to the Knowledge of Osmotica, all Osmotica Registered IP that is registered is valid and enforceable, and, to the Knowledge of Osmotica, all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Entity for the purpose of maintaining the Osmotica Registered IP in full force and effect. Osmotica, or one of the other Osmotica Companies, is or will be at the Closing the sole and exclusive owner of each item of Osmotica Registered IP, free and clear of all Liens, except for Osmotica Permitted Liens.

(b)                                 Section 3.10(b) of the Osmotica Disclosure Schedule lists, as of the date hereof, all written agreements (other than with respect to Off-the-Shelf Software and other non-exclusive licenses granted to or by third parties in the ordinary course of business) currently in effect pursuant to which any of the Osmotica Companies (i) is granted any license, sublicense, option, or other right or interest from a third party with respect to any material Intellectual Property that is used in the conduct of the business of the Osmotica Companies as currently conducted, or (ii) has granted any license, sublicense, option or other right or interest to any third party with respect to any material Osmotica Intellectual Property.

(c)                                  Osmotica or one of the Osmotica Companies is the sole and exclusive owner of, or Osmotica or one of the Osmotica Companies has the right to use (pursuant to valid written agreements, complete and correct copies of which have been made available to Vertical/Trigen), the Osmotica Intellectual Property, in each case free and clear of all Liens other than the Osmotica Permitted Liens.

(d)                                 Except as set forth on Section 3.10(d) of the Osmotica Disclosure Schedule, the Osmotica Companies have executed agreements with all of their present employees pursuant to which such persons have (i) agreed to hold all confidential information (including all trade secrets) of the Osmotica Companies in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned to one of the Osmotica Companies all of such individual’s right, title and interest in and to all Intellectual Property relating to the present or potential future activities businesses, products or services of the Osmotica Companies made or conceived during their employment by such Osmotica Company (such agreements, comprising both (i) and (ii) above, “Osmotica Confidentiality Agreements”). To the Knowledge of Osmotica, no party thereto is in default or breach of any such Osmotica Confidentiality Agreement.

(e)                                  No suit, action or proceeding (each, a “Proceeding”) is pending or, to the Knowledge of Osmotica, threatened in writing, as of the date of this Agreement, against any of the Osmotica Companies by any third party claiming that any of the Osmotica Companies is infringing any Intellectual Property owned or controlled by such third party and, to the Knowledge of Osmotica, no third party is infringing any Osmotica Intellectual Property. To the Knowledge of Osmotica, the conduct of the business of the Osmotica Companies does not infringe, violate or misappropriate any Intellectual Property of any third party. Osmotica has not received written notice from any third party asserting the invalidity, misuse or unenforceability of any of the Osmotica Intellectual Property.

(f)                                   The Osmotica Companies have taken commercially reasonable steps to protect, preserve and maintain their rights, title and interests in and to all Intellectual Property material to the business of the Osmotica Companies and to protect, preserve and maintain the confidentiality and security of all non-public Osmotica Owned Intellectual Property. During the past two years, no material trade secret has been authorized to be disclosed or has been actually disclosed by the Osmotica Companies to any third person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such trade secret, in any manner that would reasonably be expected to be materially adverse to the business of the Osmotica Companies taken as a whole.

(g)                                  The Osmotica Companies are and during the two-year period immediately preceding the date of this Agreement have been in compliance in all material respects with (i) all of their privacy policies, (ii) all applicable Privacy Laws and (iii) all contractual commitments that they have entered into with respect to Personal Information, and the Osmotica Companies have no Knowledge of any violation or breach by them of any Privacy Laws, such privacy policies or such contractual commitments. With respect to Personal Information received, collected, stored, processed, and disposed of by the Osmotica Companies, the Osmotica Companies have used appropriate means designed to secure such Personal Information. To the Knowledge of Osmotica, during the two-year period immediately preceding the date of this Agreement there have been no material instances of unauthorized access, loss, theft, use, modification, disclosure or other misuse of any Personal Information in the possession or control of the Osmotica Companies. The Osmotica Companies have not, during the two-year period immediately preceding the date of this Agreement, received any written notice of any claims, investigations (including investigations by regulatory authorities or any data protection authorities), or alleged violations of Privacy Laws with respect to Personal Information possessed or otherwise controlled by the Osmotica Companies, and, to the Knowledge of Osmotica, there are no facts or circumstances which would reasonably be expected to form the basis for any such claim.

SECTION 3.11.                                   Contracts.

(a)                                 Section 3.11(a) of the Osmotica Disclosure Schedule sets forth, as of the date hereof, each of the following unexpired leases, subleases, licenses, bonds, debentures, notes, mortgages, indentures, guarantees, other agreements or contracts or other legally binding instruments (each, a “Contract”) to which any Osmotica Company is a party: any Contract,

(i)                                     the performance of which is reasonably expected to involve annual payments on the part of any Osmotica Company in excess of $1,000,000 and is not terminable by such Osmotica Company on 90 days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the ordinary course of business);

(ii)                                  with respect to a joint venture, partnership, distributor, reseller or other similar agreement;

(iii)                               which limits or purports to limit the ability of any of the Osmotica Companies to compete in any line of business or with any person or in any geographic area or during any period of time or requires that any of the Osmotica Companies provide “most favored status,” “favored pricing” (or similar terms) to any customer or other person;

(iv)                              that grants a Lien (other than an Osmotica Permitted Lien or a Lien that will be released as of the Closing) on any material asset of any of the Osmotica Companies;

(v)                                 that is a lease of real property;

(vi)                              that provides for the acquisition of any person or any business unit thereof or the sale of any material asset (excluding inventory) of any of the Osmotica Companies outside the ordinary course of business;

(vii)                           under which (A) any person directly or indirectly guarantees any liabilities or obligations of any of the Osmotica Companies, (B) any of the Osmotica Companies guarantees any liabilities or obligations of any other person or (C) any of the Osmotica Companies incurs indebtedness having an outstanding principal amount (or aggregate commitments) in excess of $1,000,000;

(viii)                        that provides for the manufacture of Osmotica Products (or any part thereof) for any of the Osmotica Companies;

(ix)                              that is an employment Contract for any current employee and is reasonably expected to involve payments of more than $150,000 in total compensation in 2015;

(x)                                 that is a consulting Contract for any current Contractor and is reasonably expected to involve payments of more than $150,000 in total compensation per year;

(xi)                              under which the Osmotica Companies are providing products or services to customers (other than distributors and resellers) and for which the purchase of products or services from the Osmotica Companies for the twelve month period following the date hereof is reasonably expected to exceed $500,000;

(xii)                           under which any of the Osmotica Companies is (A) a lessee or sublessee of tangible personal property, or (B) a lessor of any tangible personal property owned by the Osmotica Companies, in any single lease under (A) or (B) having an original value in excess of $500,000; or

(xiii)                        for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000.

(b)                                 All Contracts required to be set forth in Sections 3.11(a) and 3.10(b) of the Osmotica Disclosure Schedule (such Contracts, the “Osmotica Business Contracts”) are valid, binding and in full force and effect with respect to the applicable Osmotica Company and, to the Knowledge of Osmotica, the other party thereto, subject, as to enforcement, to the Enforceability Exceptions. None of the Osmotica Companies is in material breach or material default under any Osmotica Business Contract, and, to the Knowledge of Osmotica, no other party to any Osmotica Business Contract is in material breach or material default thereunder. As of the date of this Agreement, none of the Osmotica Companies has received any claim or notice of any material breach of or material default under any Osmotica Business Contract. As of the date hereof, there are no material disputes under any Osmotica Business Contract and none of the Osmotica Companies has received any notice that any other party to any of the Osmotica Business Contracts intends to cancel or terminate any Osmotica Business Contract. Prior to the date hereof, complete and correct copies of all Osmotica Business Contracts have been made available to Vertical/Trigen.

SECTION 3.12.                                   Permits. (a) All Permits held by the Osmotica Companies are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect, and (b) no Proceeding is pending or, to the Knowledge of Osmotica, threatened that would reasonably be expected to result in the revocation, cancellation, limitation or suspension of any such Permit, the loss or limitation of which, individually or in the aggregate, would reasonably be expected to have an Osmotica Material Adverse Effect.

SECTION 3.13.                                   Taxes. (a) All income and other material Tax Returns required to be filed (taking into account any extension of time within which to file) pursuant to the Code or applicable state, provincial, local or foreign Tax Laws by or on behalf of the Osmotica Companies for Pre-Closing Tax Periods have been timely filed and such Tax Returns are complete and correct in all material respects, (b) all material Taxes due from the Osmotica Companies have been paid in full by the due date thereof, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown due on any Tax Return), (c) no material claims have been asserted in writing with respect to any such Taxes, (d) no Liens for Taxes or other governmental charges (other than Osmotica Permitted Liens) with respect to the assets of any of the Osmotica Companies have been filed, (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to any of the Osmotica Companies, (f) none of the Osmotica Companies is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Osmotica Companies or (ii) customary Tax provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or has any liability for material Taxes of any person (other than any Osmotica Company) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local, or non-U.S. Tax Law) or as transferee or successor, (g) none of the Osmotica Companies have entered into any “listed transaction” under U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, provincial, local or non-U.S. Law), (h) none of the Osmotica Companies is or has ever engaged in a trade or business, or has or has ever had a permanent establishment within the meaning of an applicable Tax treaty, outside the country of its incorporation, (i) each of the Osmotica Companies have complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any similar provision of any state, provincial local or non-U.S. Tax Law), including the contemporaneous documentation and disclosure requirements thereunder, and (j) to the Knowledge of Osmotica, there are no facts or circumstances that would reasonably be expected to prevent the Contributions from qualifying for the Intended Tax Treatment.

SECTION 3.14.                                   Litigation. There is not currently, and during the two-year period immediately preceding the date of this Agreement there has not been, any Proceeding pending or, to the Knowledge of Osmotica, threatened against any of the Osmotica Shareholders, the Osmotica Companies or New HoldCo or any of their current or former directors or managers in their capacity as such that, individually or in the aggregate, would reasonably be expected to be material to the business of the Osmotica Companies, taken as a whole, or New HoldCo. To the Knowledge of Osmotica, there is not, and during the two-year period immediately preceding the date of this Agreement there has not been, any Proceeding pending or, to the Knowledge of Osmotica, threatened against any third-party for which any Osmotica Company or New HoldCo is or may be obligated to indemnify. None of the Osmotica Shareholders, the Osmotica Companies or New HoldCo is party or subject to or in default under any material unsatisfied Judgment. Neither the Osmotica Companies nor New HoldCo has received any notice of any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, imported, sold or distributed by or on behalf of the Osmotica Companies or New HoldCo. To the Knowledge of Osmotica, neither the Osmotica Companies nor New HoldCo has committed any act or failed to commit any act which would be reasonably likely to result in any product liability or liability for breach of warranty that, individually or in the aggregate, would reasonably be expected to be material to the business of the Osmotica Companies, taken as a whole, or New HoldCo.

SECTION 3.15.                                   Employees; Employee Benefit Plans.

(a)                                 For purposes of this Agreement:

“Osmotica Employee” means an employee of any of the Osmotica Companies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, (1) a member of any “controlled group” (within the meaning of Section 414(b) of the Code) of which that entity is also a member, (2) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (3) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member, as determined, in the case of each of (1), (2) and (3), following application of regulations promulgated under Section 414(o) of the Code.

(b)                                 Section 3.15(b) of the Osmotica Disclosure Schedule contains a complete and correct list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other material retirement, savings, pension, deferred compensation, medical, health, wellness, dental, disability, life, severance, change-in-control, retention, vacation, incentive, bonus, fringe benefit, loan, equity-based compensation, phantom equity, and stock purchase plan, program, agreement or arrangement sponsored, maintained, or otherwise contributed to by any of the Osmotica Companies, or under which an Osmotica Company has or would have any obligation or liability, but excluding any benefit arrangement required to be maintained under non-U.S. Law (each, and without regard to materiality, an “Osmotica Employee Benefit Plan”). For each Osmotica Employee Benefit Plan, complete and correct copies of the following have been made available to Vertical/Trigen: (i) the plan document, if any, or a summary of any Osmotica Employee Benefit Plan that is not written, (ii) the annual reports on Forms 5500 for the last three plan years to the extent required under applicable Law, (iii) any actuarial valuations, (iv) all material contracts including trust agreements, insurance contracts, and administrative services agreements, (v) the most recent determination or opinion letters for any plan intended to be qualified under section 401(a) of the Code, (vi) any non-routine correspondence with the Department of Labor, Internal Revenue Service (“IRS”), or any other Governmental Entity regarding an Osmotica Employee Benefit Plan, and (vii) the most recent summary plan description and other material employee communications regarding the Osmotica Employee Benefit Plan.

(c)                                  No Osmotica Employee Benefit Plan is, and no Osmotica Company or ERISA Affiliate has ever maintained, contributed to, or had any obligation to contribute to, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) other plan that is subject to Title IV of ERISA; (iii) voluntary employees’ beneficiary association or other funded welfare arrangement; (iv) “multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA); or (v) plan that is subject to section 413(c) of the Code by reason of being sponsored by more than one employer. All assets of each Osmotica Employee Benefit Plan consist of cash or actively traded securities.

(d)                                 To the Knowledge of Osmotica: (i) each Osmotica Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law (including ERISA and the Code) and (ii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to any of the Osmotica Companies or their ERISA Affiliates under Section 406 of ERISA or Section 4975 of the Code has occurred. As of the Closing, all material contributions and amendments to the Osmotica Employee Benefit Plans that have been required to be made in accordance with the terms of the Osmotica Employee Benefit Plans and applicable Laws have been (or will have been) timely made and all liabilities on account of any Osmotica Employee Benefit Plan have been (or will have been) timely made or accrued.

(e)                                  Except as provided in Section 3.15(e) of the Osmotica Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current Osmotica Employee, current non-employee director of any Osmotica Company or current individual independent contractor of any Osmotica Company; (ii) increase any benefits otherwise payable under any Osmotica Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of the Osmotica Companies to amend or terminate any Osmotica Employee Benefit Plan; (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(f)                                   Except as provided in Section 3.15(f) of the Osmotica Disclosure Schedule, no Osmotica Company has any liability or obligation to provide postretirement medical, life insurance, or other welfare benefits to any current (i) Osmotica Employee, (ii) individual independent contractor, (iii) officer, or (iv) director, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.

(g)                                  Each Osmotica Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS indicating that such plan is so qualified, and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or Tax under ERISA, the Code or other applicable Law.

(h)                                 With respect to each Osmotica Employee Benefit Plan that is not subject to U.S. Law (each, a “Non-U.S. Osmotica Plan”), (i) all employer and employee contributions to each Non-U.S. Osmotica Plan required by Law or by the terms of such Non-U.S. Osmotica Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued; (ii) each Non-U.S. Osmotica Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available; and (iii) each Non- U.S. Osmotica Plan has been established, administered and operated in all material respects in accordance with its terms and compliance with all applicable Law. There are no funded Non- U.S. Osmotica Plans.

(i)                                     Except as set forth in Section 3.15(i) of the Osmotica Disclosure Schedule, (i) none of the Osmotica Companies is or has at any time been a party to or had any obligations under a collective bargaining, works council or similar agreement, (ii) no union or other collective bargaining unit or employee organizing entity has been certified as representing any of the Osmotica Employees, (iii) no union or other collective bargaining unit or employee organizing entity has been recognized by any of the Osmotica Companies as representing any of the Osmotica Employees and (iv) to the Knowledge of Osmotica, no union or similar organizing activities are underway. There is no picketing pending or, to the Knowledge of Osmotica, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Osmotica Employees pending or, to the Knowledge of Osmotica, threatened. There are no complaints, charges or claims against any of the Osmotica Companies pending or, to the Knowledge of Osmotica, threatened that could be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any of the Osmotica Companies of any individual. The Osmotica Companies are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Fair labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff’ or “plant closing” Law (collectively, the “WARN Act”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax. There has been no “mass layoff” or “plant closing” as defined under the WARN Act with respect to any of the Osmotica Companies within the six months prior to Closing.

(j)                                    Other than routine claims for benefits, no investigations or Proceedings with respect to any Osmotica Employee Benefit Plan are pending or, to the Knowledge of Osmotica, threatened, and, to the Knowledge of Osmotica, there are no facts that reasonably would be expected to give rise to any such investigation or Proceeding against any Osmotica Employee Benefit Plan, any fiduciary with respect to an Osmotica Employee Benefit Plan or the assets of an Osmotica Employee Benefit Plan.

(k)                                 Section 3.15(k) of the Osmotica Disclosure Schedule contains a complete and correct list of all of the Osmotica Employees as of November 22, 2015, including for each such employee (on an anonymized basis), such employee’s current base salary, current incentive/bonus target, and visa and green card application status.

(l)                                     Section 3.15(l) of the Osmotica Disclosure Schedule contains a complete and correct listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer or other service provider (“Contractor”) used by the Osmotica Companies at any point during the year prior to the date of this Agreement. A copy of each Contract as of the date hereof relating to the services a Contractor currently provides to an Osmotica Company has been made available to Vertical/Trigen prior to the date hereof. No Osmotica Company has any obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor. The Osmotica Companies have properly classified, pursuant to the Code and any other applicable Laws, all Contractors used by the Osmotica Companies at any time.

(m)                             No Osmotica Company currently has, or has had, any “leased employees” within the meaning of Section 414(n) of the Code.

(n)                                 Prior to the date hereof, Osmotica has made available to Vertical/Trigen a complete and correct list of all former Osmotica Employees whose employment has been terminated by one of the Osmotica Companies within 90 days preceding the date hereof, or whose work hours have been reduced by one of the Osmotica Companies within six months preceding the date hereof; such list indicating the individual’s name, site of employment, position or job title, starting date of employment, date of employment loss, termination or layoff, if applicable, the amount of hour reduction for each calendar month during the six-month period preceding the date hereof, if applicable. To the Knowledge of Osmotica, no current Osmotica Employee or other service provider to any Osmotica Company is a party to, or is otherwise bound by, any agreement or arrangement that in any way adversely affects the performance of such individual’s duties to such company. To the Knowledge of Osmotica, as of the date hereof, no current Osmotica Employee intends to terminate his or her employment and no other service provider intends to terminate his, her, or its relationship with the applicable Osmotica Company.

(o)                                 No Osmotica Company is subject to any Tax or other liability or obligation under Sections 4976 through 4980 of the Code or Section 4980A through 4980I of the Code.

(p)                                 With respect to current Osmotica Employees whose employment was transferred or assigned to Osmotica Pharmaceutical Argentina S.A. from or by an entity other than an Osmotica Company (such entity, a “Prior Employer”), Osmotica Pharmaceutical Argentina S.A. does not have any obligation or liability arising under Law or Contract as a result of or in connection with any action or inaction of such Prior Employer, other than the obligation to recognize the duration of service with the prior employer for all purposes.

SECTION 3.16.                                   Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Osmotica Companies, taken as a whole, each of the Osmotica Companies and New HoldCo is, and for the past two years has been, in compliance with all applicable Laws and, during the two-year period immediately preceding the date of this Agreement, none of the Osmotica Shareholders, the Osmotica Companies or New HoldCo has received any written communication from a Governmental Entity that alleges the conduct of the business of any of the Osmotica Companies or New HoldCo is not in such compliance. This Section 3.16 does not relate to matters with respect to (a) Tax matters, which are the subject of Section 3.13, (b) environmental matters, which are the subject of Section 3.17 or (c) regulatory compliance matters, which are the subject of Section 3.18.

SECTION 3.17.                                   Environmental Matters. Except as set forth on Section 3.17 of the Osmotica Disclosure Schedule or for any matter that, individually or in the aggregate, would not reasonably be expected to be material to the Osmotica Companies and New HoldCo, taken as a whole, (a) each of the Osmotica Companies and New HoldCo is, and for the past two years has been, in compliance with all Environmental Laws, which includes obtaining, maintaining and complying in all material respects with all Permits required under Environmental Laws to operate their respective businesses and real property; (b) there have been no releases of Hazardous Substances by any of the Osmotica Companies or New HoldCo, and, to the Knowledge of Osmotica, there have been no releases of Hazardous Substances at the Osmotica Owned Real Property except for such releases that are in compliance with Environmental Laws or that do not require remediation under Environmental Laws; and (c) there is no Proceeding pending or, to the Knowledge of Osmotica, threatened in writing against any of the Osmotica Companies or New HoldCo for alleged noncompliance with or liability under any Environmental Law. Osmotica has made available to Vertical/Trigen all environmental reports with respect to any real property currently or formerly owned or leased by, or any material environmental liability of, any of the Osmotica Companies or New HoldCo which reports are in their possession or control. None of the Osmotica Companies or New HoldCo has entered into any Contract pursuant to which it has assumed any obligations or liabilities of any third party under any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any claim under any Environmental Law.

“Environmental Laws” means all applicable Laws and Permits relating to pollution, protection of the environment or natural resources, and human health or safety as it relates to exposure to Hazardous Substances, including those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, exposure at the Osmotica Owned Real Property or the Osmotica Leased Real Property or Vertical/Trigen Leased Real Property, as applicable, to, control or cleanup of any Hazardous Substance.

“Hazardous Substances” means any pollutant, contaminant, chemical, waste, or toxic or hazardous substance or material subject to regulation under Environmental Laws or the presence of which would reasonably be expected to give rise to liability under any Environmental Law.

SECTION 3.18.                                   Regulatory Compliance.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect, all Osmotica Products and Osmotica Pipeline Compounds are being, and for the past two years have been, developed, manufactured, labeled, stored, tested, marketed, promoted or distributed, as applicable, in compliance with the applicable requirements under the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, the Federal Trade Commission Act and the regulations promulgated thereunder, including the following provisions related to promotional and marketing activity: 21 U.S.C. § 331(a), 21 U.S.C. § 343(r)(6), 21 U.S.C. § 350b(d), 21 U.S.C. § 352, 21 C.F.R. § 202.1, 21 C.F.R. § 312.7, and 21 C.F.R. § 314.81(b)(3) (i), the Federal Trade Commission Act and the regulations promulgated thereunder, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the False Claims Act (42 U.S.C. § 1320a-7b(a)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the Medicaid Drug Rebate Statute (42 U.S.C. § 1396r-8), the Veterans Health Care Act (38 U.S.C. § 8126), and any other similar Law of any state or locality or the European Union or any other foreign jurisdiction (the “Food, Drug or Health Laws”).

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect, all manufacturing operations relating to the Osmotica Products and conducted by the Osmotica Companies and, to the Knowledge of Osmotica, all manufacturing operations relating to the Osmotica Products conducted by third parties on behalf of the Osmotica Companies, are being, and for the past two years have been conducted in compliance with applicable Food, Drug or Health Laws, including the FDA’s applicable current Good Manufacturing Practices (cGMPs) and user fee requirements and all applicable similar foreign regulatory requirements of any Governmental Entity.

(c)                                  During the two-year period immediately preceding the date of this Agreement, none of the Osmotica Companies has received any FDA Form 483, warning letter, untitled letter or other similar correspondence or written notice from the FDA, the FTC, the European Medicines Agency (the “EMA”) or any applicable similar foreign healthcare regulatory authority alleging or asserting noncompliance with any applicable Law. None of the Osmotica Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect, none of the Osmotica Companies has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect, none of the Osmotica Companies, nor to the Knowledge of Osmotica, any of their respective officers, directors, agents, or employees: (i) was or is presently debarred pursuant to 21 U.S.C. Section 335a or any other applicable Law; (ii) has been debarred or excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; (iii) has been charged with, indicted for, or convicted of a criminal offense that would lead to debarment under 21 U.S.C. Section 335a or any other applicable Law, or exclusion from participation in the Medicare program, any state Medicaid program, or any other federal healthcare program; or (iv) has been or is under investigation by any Governmental Entity for debarment or exclusion action.

(e)                                  To the Knowledge of Osmotica, each of the Osmotica Companies holds, and is operating in material compliance with, all approvals, clearances, licenses, permits, franchises, variances, registrations, exemptions, orders, and marketing authorizations, in each case as applicable to the Osmotica Companies with respect to the Osmotica Products (“Osmotica Product Approvals”), and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Osmotica Product Approval. To the Knowledge of Osmotica, all applications, submissions, information and data utilized by the Companies as the basis for any Osmotica Product Approval, or submitted by or on behalf of them in connection with any Osmotica Product Approval, when submitted to the FDA or other Governmental Entity, were true and correct in all material respects as of the date of submission, and any material updates, changes, corrections or modification to such applications, submissions, information and data required under the Food, Drug or Health Laws have been submitted to the FDA or other Governmental Entity.

(f)                                   To the Knowledge of Osmotica, each of the Osmotica Companies, and its respective directors, officers, employees, and agents (while acting in such capacity) is, and during the two-year period immediately preceding the date of this Agreement has been, in material compliance with all controlled substance Laws applicable to the Osmotica Companies, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the regulations promulgated pursuant to such Law, and any other similar local, state, or foreign Laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. To the Knowledge of Osmotica, during the two-year period immediately preceding the date of this Agreement, none of the Osmotica Companies has received any notification, correspondence or any other written communication from any Governmental Entity, including the Drug Enforcement Administration (the “DEA”) and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, the Osmotica Companies under any applicable controlled substance Laws. The Osmotica Companies have sufficient quota authorized by the DEA for the remainder of 2015. Schedule 3.18(f)(ii) of the Osmotica Disclosure Schedule lists the amount of quota requested for each product and the amount of quota the DEA has granted to date for 2015. The Osmotica Companies will continue to seek additional quota as needed for 2016.

(g)                                  Osmotica has made available to the Vertical/Trigen Shareholders, or has provided the Vertical/Trigen Shareholders an opportunity to review, all material correspondence, filings, and responses, and all material internal records, within the possession of any of the Osmotica Companies, the Osmotica Shareholders or their respective affiliates (including New HoldCo), of interactions with the FDA, DEA, EMA or any other Governmental Entity, from the preceding one-year period, relating to any Abbreviated New Drug Application or Osmotica Pipeline Compounds or any of the representations in this Section 3.18.

SECTION 3.19.                                   Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Osmotica Shareholders or any of their respective affiliates (including the Osmotica Companies) that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement other than Jefferies LLC.

SECTION 3.20.                                   Insurance. Section 3.20 of the Osmotica Disclosure Schedule sets forth a complete and correct list of each of the Osmotica Companies’ material insurance policies and plans in effect as of the date hereof. Complete and correct copies of all such policies and plans have been made available to Vertical/Trigen. Except as would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect, (i) all such policies and plans are in full force and effect, (ii) no claims under such policies are outstanding, disputed or unpaid, (iii) all premiums due and payable under all such policies have been paid, (iv) each of the Osmotica Companies is, and during the past two years has been, in compliance with the terms of such policies and plans and (v) to the Knowledge of Osmotica, there is no threatened termination of, premium increase with respect to, or material change of, any such policy or plan, except in accordance with the terms thereof.

SECTION 3.21.                                   Affiliate Transactions. Except as set forth on Section 3.21 of the Osmotica Disclosure Schedule, none of the Osmotica Shareholders nor any of their respective affiliates (other than the Osmotica Companies and New HoldCo), (a) is a party to any Contract with or binding upon any of the Osmotica Companies or New HoldCo (other than employment agreements entered into in the ordinary course of business), or (b) has any ownership interest in any material property or asset owned by any of the Osmotica Companies or New HoldCo.

SECTION 3.22.                                   Inventory. The inventory of the Osmotica Companies reflected on the Most Recent Osmotica Balance Sheet consisted, and all such inventory acquired since September 30, 2015, consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items which are specifically and adequately recorded.

SECTION 3.23.                                   Customers and Suppliers. Section 3.23 of the Osmotica Disclosure Schedule sets forth a list of (a) the 10 largest customers of the Osmotica Companies, taken as a whole, for the twelve month period ended as of September 30, 2015, on the basis of revenues for goods sold or services provided and (b) the 10 largest suppliers of the Osmotica Companies, taken as a whole, for the twelve month period ended as of September 30, 2015. on the basis of cost of goods or services purchased (each, an “Osmotica Key Customer or Supplier”). To the Knowledge of Osmotica, as of the date hereof, neither Osmotica nor any of its affiliates (including the Osmotica Shareholders and the other Osmotica Companies) has received any notice from any Osmotica Key Customer or Supplier stating that such Osmotica Key Customer or Supplier will discontinue doing business with the applicable Osmotica Company or materially decrease the volume of, or change its pricing with respect to, its business with the Osmotica Companies.

SECTION 3.24.                                   Anti-Bribery Laws.

(a)                                 None of the Osmotica Companies or their respective directors, officers, employees or, to the Knowledge of Osmotica, any of their agents, representatives, consultants, or any other person associated with or acting for or on behalf of the Osmotica Companies, has, directly or indirectly, in connection with the business of the Osmotica Companies: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, or political party, for the purpose of (i) influencing any act or decision of such Government Official, candidate or party, (ii) inducing such Government Official, candidate, or party, to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, or, to the Knowledge of Osmotica, offered or promised to pay or offer, any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, or, to the Knowledge of Osmotica, offered or promised to make or offer, any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Osmotica Companies related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or any other applicable anti-corruption, anti-money laundering or anti-bribery Law.

(b)                                 For purposes of this Section 3.24 only:

“Government Entity” means any foreign government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding entities related to the government of the United States.

“Government Official” means any officer or employee of a Government Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States.

SECTION 3.25.                                   Sanctions and Trade Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have an Osmotica Material Adverse Effect, each of the Osmotica Companies and their respective directors, officers, employees and, to the Knowledge of Osmotica, each of their respective agents, representatives and other persons acting for or on behalf of the Osmotica Companies, is and has at all times in the past two years been in compliance with the Laws implemented by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”). None of the Osmotica Companies or their respective directors, officers, employees or, to the Knowledge of Osmotica, agents, is a person with whom transactions are prohibited or limited under any economic sanctions Laws administered by OFAC, the United Nations Security Council, Her Majesty’s Treasury, the European Union or any member state thereof. Except to the extent permitted by applicable Law, none of the Osmotica Companies is a party to any Contract or has engaged in any transaction or other business during the past two years with (x) any country or region subject to comprehensive sanctions enforced by OFAC, including the government or any subdivision thereof, agents, representatives or residents thereof, or any entity organized under the Laws of or operating from such country or region, or (y) any person that is included, at the time of the relevant transaction, in the List of Specially Designated Nationals and Blocked Persons or any other sanctions list published by the United States Department of the Treasury, Department of State, or Department of Commerce, or any entity that is owned, directly or indirectly, fifty percent (50%) or more by one or more such persons.

SECTION 3.26.                                   No Other Representations. Each of the Osmotica Shareholders, Osmotica and New HoldCo acknowledges and agrees that, other than the representations and warranties of the Vertical/Trigen Shareholders specifically contained in Article IV, there are no representations or warranties of the Vertical/Trigen Shareholders or any other person either expressed, statutory or implied with respect to any of the Vertical/Trigen Shareholders or the Vertical/Trigen Companies, including with respect to any of their respective rights or assets, or the transactions contemplated hereby, individually or collectively. Each of the Osmotica Shareholders, Osmotica and New HoldCo, together with and on behalf of its affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and each of the Osmotica Shareholders, Osmotica and New HoldCo, together with and on behalf of its affiliates and Representatives, acknowledges and agrees that the Vertical/Trigen Shareholders and its affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE
VERTICAL/TRIGEN SHAREHOLDERS

Except as set forth in the disclosure schedules of the Vertical/Trigen Shareholders (the “Vertical/Trigen Disclosure Schedule”), the Vertical/Trigen Shareholders (only with respect to Sections 4.01, 4.02, 4.03, 4.04 (in the case of Section 4.04, solely with respect to such shareholders’ applicable equity interests) and 4.08(c)) and Vertical/Trigen hereby represent and warrant to the Osmotica Shareholders, Osmotica and New HoldCo as follows:

SECTION 4.01.                                   Organization. Each of the Vertical/Trigen Shareholders (other than those who are natural persons) is a legal entity duly organized and validly existing under the laws of the jurisdiction of its organization.

SECTION 4.02.                                   Authority; Execution and Delivery; Enforceability.

(a)                                 Each of the Vertical/Trigen Shareholders (other than those who are natural persons) and Vertical/Trigen has the requisite corporate or other entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements. Each Vertical/Trigen Company has the requisite corporate or other entity power and authority to execute the Ancillary Agreements, if any, to which it is or will be a party and to consummate the transactions contemplated to be consummated by it, if any, pursuant to such Ancillary Agreements. Each of the Vertical/Trigen Shareholders (other than those who are natural persons) and Vertical/Trigen has taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and to authorize the consummation of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements (other than such corporate actions or proceedings as are set forth on Annex 1). Each Vertical/Trigen Company will prior to the Closing have taken all corporate or other entity action required by its organizational documents and applicable Law to authorize the execution and delivery of the Ancillary Agreements, if any, to which it is or will be a party and to authorize the consummation of the transactions contemplated to be consummated by it, if any, pursuant to such Ancillary Agreements.

(b)                                 Each Vertical/Trigen Shareholder who is a natural person has the legal right and power to execute and deliver this Agreement and the other Ancillary Agreements to which such person is or will be a party and to consummate the transactions contemplated to be consummated by such person pursuant to this Agreement and such Ancillary Agreements.

(c)                                  Each of the Vertical/Trigen Shareholders and Vertical/Trigen has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is or will be a party, and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each Ancillary

Agreement to which it is or will be a party will from and after the Closing (assuming the due authorization, execution and delivery by the other parties thereto) constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions. Prior to the Closing, each Vertical/Trigen Company will have duly executed and delivered each Ancillary Agreement, if any, to which it is or will be a party, and any Ancillary Agreement to which it is or will be a party will from and after its execution thereof (assuming the due authorization, execution and delivery by the other parties thereto) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

SECTION 4.03.                                   Non-Contravention and Approvals. (a)  Except as set forth in Section 4.03 of the Vertical/Trigen Disclosure Schedule, the execution and delivery by each of the Vertical/Trigen Shareholders and Vertical/Trigen of this Agreement does not, and neither the execution and delivery by each of the Vertical/Trigen Shareholders, Vertical/Trigen and the other Vertical/Trigen Companies of each Ancillary Agreement to which it is or will be a party nor the consummation by each of the Vertical/Trigen Shareholders and Vertical/Trigen of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements and by each Vertical/Trigen Company of the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements will, (i) conflict with or violate the organizational documents, as applicable, of any of the Vertical/Trigen Shareholders, the Vertical/Trigen Companies, or the Vertical/Trigen Subsidiaries, (ii) conflict with, or result in any breach of, or constitute a default under, require notice pursuant to, obligate any of the Vertical/Trigen Shareholders, the Vertical/Trigen Companies or the Vertical/Trigen Subsidiaries to make any payment under, or give rise to any right of termination, cancellation, modification or acceleration of (whether after the filing of notice or the lapse of time or both), or give rise to a loss of any benefit to which any of the Vertical/Trigen Shareholders, the Vertical/Trigen Companies or the Vertical/Trigen Shareholders is entitled to under, any provision of any Contract to which any of the Vertical/Trigen Shareholders, the Vertical/Trigen Companies or the Vertical/Trigen Subsidiaries is a party or by which any of its properties or assets are bound, (iii) conflict with or violate any Judgment or Law applicable to any of the Vertical/Trigen Shareholders, the Vertical/Trigen Companies or the Vertical/Trigen Subsidiaries, or (iv) result in the creation of any Liens (other than Vertical/Trigen Permitted Liens or Liens arising from any act of the Osmotica Shareholders or the Osmotica Companies or their respective affiliates) upon the Vertical/Trigen Blocker Shares or the properties or assets of the Vertical/Trigen Companies, except, in the case of clauses (ii) and (iii), any such items that, individually or in the aggregate, would not reasonably be expected to adversely affect the Vertical/Trigen Companies in any material respect.

(b)                                 No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by any of the Vertical/Trigen Shareholders or the Vertical/Trigen Companies in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement, other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings, notifications and approvals under any Foreign Merger Control Law, (iii) those that may be required solely by reason of the Osmotica Shareholders’ or the Osmotica Companies’ (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and by the Ancillary Agreements and (iv) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Vertical/Trigen Material Adverse Effect.

SECTION 4.04.                                   The Vertical/Trigen Companies.

(a)                                 Each of the Vertical/Trigen Companies is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Prior to the date hereof, complete and correct copies of the Vertical/Trigen Companies’ organizational documents have been made available to Osmotica, and each as so made available is in full force and effect as of the date hereof.

(b)                                 Except as set forth in Section 4.04(b) of the Vertical/Trigen Disclosure Schedule, each of the Vertical/Trigen Companies has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such Permits the lack of which, individually or in the aggregate, would not reasonably be expected to have a Vertical/Trigen Material Adverse Effect. Each of the Vertical/Trigen Companies is duly qualified and, where applicable, in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except such jurisdictions where the failure to be so qualified or, where applicable, in good standing, individually or in the aggregate, would not reasonably be expected to have a Vertical/Trigen Material Adverse Effect.

(c)                                  The authorized capital stock of the Vertical/Trigen Avista Blocker consists of 100 shares of common stock, par value $0.01 per share, 100 of which are issued and outstanding as of the date hereof. The outstanding shares of capital stock of the Vertical/Trigen Avista Blocker have been validly issued and are fully paid and non-assessable. As of the date of this Agreement, each Vertical/Trigen Avista Shareholder is the record and beneficial owner of, and has good and valid title to, the Vertical/Trigen Avista Blocker Shares set forth opposite such shareholder’s name on Section 4.04(c)(i) of the Vertical/Trigen Disclosure Schedule, in each case, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws). As of the Closing Date, affiliates of the Vertical/Trigen Avista Shareholders will be the record and beneficial owners of, and have good and valid title to, the Vertical/Trigen Avista Blocker Shares set forth opposite such shareholders’ names on Section 4.04(c)(ii) of the Vertical/Trigen Disclosure Schedule, in each case, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws). There are no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any shares of capital stock of the Vertical/Trigen Avista Blocker (other than this Agreement) or obligating the Vertical/Trigen Avista Blocker or any of its affiliates to issue or sell any shares of capital stock of, or any other interest in, the Vertical/Trigen Avista Blocker.

(d)                                 Prior to the Closing, the outstanding units of the Vertical/Trigen Founder Blocker will have been validly issued and will be fully paid and non-assessable. Prior to the Closing, V/T Co-Invest I will be the record and beneficial owner of, and will have good and valid title to, all of the equity interests of the Vertical/Trigen Founder Blocker, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws or the limited liability company agreement of the Vertical/Trigen Founder Blocker). At the Closing, there will be no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any equity interests of the Vertical/Trigen Founder Blocker (other than this Agreement) or obligating the Vertical/Trigen Founder Blocker or any of its affiliates to issue or sell any equity interests of, or any other interest in, the Vertical/Trigen Founder Blocker. The Vertical/Trigen Founder Blocker will be formed solely for the purpose of engaging in the Transactions, will not engage in any other business activities prior to the Closing and will conduct its operations prior to the Closing only as contemplated hereby.

(e)                                  Prior to the Closing, the outstanding units of the Vertical/Trigen Management Blocker will have been validly issued and will be fully paid and non-assessable. Prior to the Closing, V/T Co-Invest II will be the record and beneficial owner of, and will have good and valid title to, all of the equity interests of the Vertical/Trigen Management Blocker, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws or the limited liability company agreement of the Vertical/Trigen Management Blocker). At the Closing, there will be no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any equity interests of the Vertical/Trigen Management Blocker (other than this Agreement) or obligating the Vertical/Trigen Management Blocker or any of its affiliates to issue or sell any equity interests of, or any other interest in, the Vertical/Trigen Management Blocker. The Vertical/Trigen Management Blocker will be formed solely for the purpose of engaging in the Transactions, will not engage in any other business activities prior to the Closing and will conduct its operations prior to the Closing only as contemplated hereby.

(f)                                   As of the date hereof, the Vertical/Trigen Avista Blocker, SDK S Corp and the Vertical/Trigen Management Shareholders collectively own all of the issued and outstanding common units of Vertical/Trigen. The outstanding common units of Vertical/Trigen have been validly issued and are fully paid and non-assessable. As of the date hereof, each of the Vertical/Trigen Avista Blocker, SDK S Corp and the Vertical/Trigen Management Shareholders is the record and beneficial owner of, and has good and valid title to, the number and type of equity interests of Vertical/Trigen set forth opposite such person’s name on Section 4.04(f)(i) of the Vertical/Trigen Disclosure Schedule, in each case, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws or the Vertical/Trigen LLC Agreement). After giving effect to the transactions contemplated by the Reorganization Agreement, (x) the Vertical/Trigen Blockers will be the record and beneficial owners of, and have good and valid title to, all of the issued and outstanding equity interests of Vertical/Trigen, in each case, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws). There are no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any shares of capital stock of Vertical/Trigen (other than this Agreement) or obligating Vertical/Trigen or any of its affiliates to issue or sell any equity interest in Vertical/Trigen. After giving effect to the transactions contemplated by Step 1 of Annex 1, none of the Vertical/Trigen Blockers will own, directly or indirectly, any shares of capital stock or other equity interests of any other person other than Vertical/Trigen or will otherwise own any assets.

(g)                                  Section 4.04(g) of the Vertical/Trigen Disclosure Schedule lists the name of each subsidiary of Vertical/Trigen (collectively, the “Vertical/Trigen Subsidiaries”) and its jurisdiction of organization (and any applicable company number), the number or percentage of shares of each class of its capital stock (or other equity interest) owned by Vertical/Trigen or any other Vertical/Trigen Subsidiary, the identity of the record holder(s) and the name and number or percentage of shares owned (beneficially or of record) by any person other than Vertical/Trigen or a Vertical/Trigen Subsidiary or which any such person has the right (including upon the passage of time or upon the occurrence of specified events) to acquire. There are no options, warrants, restricted shares, restricted stock units, stock appreciation rights, other phantom stock arrangements, convertible securities or other rights, agreements, arrangements or commitments relating or valued by reference, in whole or in part, to any of the equity interests in any of the Vertical/Trigen Subsidiaries or obligating any of the Vertical/Trigen Subsidiaries or any of their respective affiliates to issue or sell any equity interests in such Vertical/Trigen Subsidiary or obligating any of the Vertical/Trigen Shareholders, Vertical/Trigen or any of their respective affiliates to issue or sell any equity interests in, such Vertical/Trigen Subsidiary (other than this Agreement). Other than the Vertical/Trigen Subsidiaries, Vertical/Trigen does not own, directly or indirectly, any shares of capital stock or other equity interests of any other person.

(h)                                 The Vertical/Trigen Shareholders hereby represent and warrant that the information to be delivered pursuant to Section 5.14(b) shall be complete and correct when delivered and as of the Closing, as applicable.

SECTION 4.05.                                   Vertical/Trigen Financial Statements. Prior to the date hereof, the following have been made available to Osmotica: (a) the audited consolidated statement of financial position of Vertical/Trigen Midco, LLC and its consolidated subsidiaries as of December 31, 2014, and the related audited consolidated statements of operations and comprehensive income (loss), changes in members’/stockholders’ equity and cash flows for the year ended December 31, 2014 (the “Vertical/Trigen Audited Financial Statements”; and such date, the “Vertical/Trigen Balance Sheet Date”), and (ii) the unaudited consolidated statement of financial position of Vertical/Trigen Midco, LLC and its consolidated subsidiaries as of September 30, 2015 (such balance sheet, the “Most Recent Vertical/Trigen Balance Sheet”; and such date, the “Most Recent Vertical/Trigen Balance Sheet Date”) and the related unaudited consolidated statement of operations and comprehensive income (loss) for the nine-month period then ended (the “Vertical/Trigen Unaudited Financial Statements” and, together with the Vertical/Trigen Audited Financial Statements, the “Vertical/Trigen Financial Statements”). The Vertical/Trigen Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and on that basis fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Vertical/Trigen and its consolidated subsidiaries as of the dates thereof and for the periods indicated, except for, in the case of the Vertical/Trigen Unaudited Financial Statements, normal, recurring year-end audit adjustments and the absence of footnotes.

SECTION 4.06.                                   No Undisclosed Liabilities. There are no Liabilities of the Vertical/Trigen Companies other than:

(a)                                 Liabilities specifically reflected and adequately provided for (as of the date of the applicable financial statements) in the Vertical/Trigen Financial Statements or the notes thereto;

(b)                                 Liabilities which have arisen in the ordinary course of business since the Most Recent Vertical/Trigen Balance Sheet Date (none of which is a Liability resulting from breach of contract, breach of warranty, fraud, tort, infringement, proceeding or violation of Law);

(c)                                  Liabilities set forth in Section 4.06 of the Vertical/Trigen Disclosure Schedule;

(d)                                 Liabilities disclosed in, related to or arising under any Contract (other than as a result of any breach or nonperformance of such Contract), or any Proceeding disclosed in the Vertical/Trigen Disclosure Schedule;

(e)                                  Liabilities incurred expressly pursuant to this Agreement; and

(f)                                   Liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Vertical/Trigen Companies, taken as a whole.

SECTION 4.07.                                   Absence of Changes. Except as set forth in Section 4.07 of the Vertical/Trigen Disclosure Schedule, from the Vertical/Trigen Balance Sheet Date until the date hereof, (a) except for the Transactions, the business of each of the Vertical/Trigen Companies has been conducted in the ordinary course in a manner substantially consistent with past practice, (b) there has not been a Vertical/Trigen Material Adverse Effect and (c) none of the Vertical/Trigen Companies has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01(b).

SECTION 4.08.                                   Availability of Funds.

(a)                                 Vertical/Trigen has received (i) the executed senior facilities commitment letter dated as of the date hereof (the “Senior Commitment Letter”), from the lenders party thereto (collectively, the “Lenders”) and (ii) the executed subordinated note commitment letter dated as of the date hereof (the “Subordinated Note Commitment Letter” and, together with the Senior Commitment Letter, the “Commitment Letters”), from the subordinated note purchaser party thereto (the “Subordinated Note Purchaser” and together with the Lenders, the “Debt Financing Sources”), in the case of each of clauses (i) and (ii) relating to the commitment of the Lenders or the Subordinated Note Purchaser, as applicable, to provide debt financing in the aggregate amount set forth therein (the “Financing”). A complete and correct copy of the executed Commitment Letters (including (i) all exhibits, schedules, annexes and amendments thereto and (ii)     any associated fee letter in redacted form (none of which redactions, which relate only to fee amounts, fee percentages and terms of the “market flex”, would affect the amount, conditionality, enforceability, availability or termination of the Financing)) has been provided to Osmotica on or prior to the date hereof. The Commitment Letters have not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated, and the commitments thereunder have not been withdrawn, terminated or rescinded in any respect, except, in the case of each of the foregoing, after the date of this Agreement and in a manner consistent with Section 5.12(a).

(b)                                 The Commitment Letters each contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Vertical/Trigen on the terms therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of any of the Financing, other than as expressly set forth in the Commitment Letters and associated fee letters that have been provided to Osmotica on or prior to the date hereof, and there are no contingencies that would permit the Debt Financing Sources to reduce the total amount of the Financing.

(c)                                  Assuming the Financing is funded at Closing, the Vertical/Trigen Shareholders and Vertical/Trigen have, or will have at Closing, directly or through one or more affiliates, all funds necessary to consummate the Transactions. Irrespective of the Financing, (i) the applicable Vertical/Trigen Shareholders have, or will have at Closing, directly or through one or more affiliates, all funds necessary to make the Vertical/Trigen Cash Contribution in accordance with the terms of this Agreement and (ii) Vertical/Trigen has, or will have at the time such amounts become due, all funds necessary to satisfy its obligations under Section 8.03 to the extent they become due.

(d)                                 The Commitment Letters are legal, valid and binding against Vertical/Trigen and, to the knowledge of Vertical/Trigen, the other parties thereto and in full force and effect and, assuming the satisfaction of the conditions set forth in Article VII, as of the date of this Agreement, no event, fact or circumstance has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Vertical/Trigen under the terms and conditions of the Commitment Letters. As of the date hereof, Vertical/Trigen has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters or that the Financing will not be made available to Vertical/Trigen on or prior to the Closing Date.

SECTION 4.09.                                   Real Property.

(a)                                 Section 4.09(a) of the Vertical/Trigen Disclosure Schedule sets forth all real property and interests in real property leased by the Vertical/Trigen Companies (each, a “Vertical/Trigen Leased Real Property”). The Vertical/Trigen Companies have valid leasehold estates or, as the case may be, valid leasehold interests, in all Vertical/Trigen Leased Real Property.

(b)                                 The Vertical/Trigen Companies do not own any interests in real property.

SECTION 4.10.                                   Intellectual Property.

(a)                                 Section 4.10(a) of the Vertical/Trigen Disclosure Schedule sets forth, as of the date hereof, all Patents, Trademark registrations and applications, copyright registrations and domain name registrations that are owned by any of the Vertical/Trigen Companies and that are material to the business of the Vertical/Trigen Companies, taken as a whole (collectively, “Vertical/Trigen Registered IP”). All Vertical/Trigen Registered IP is subsisting and, to the Knowledge of Vertical/Trigen, all Vertical/Trigen Registered IP that is registered is valid and enforceable, and, to the Knowledge of Vertical/Trigen, all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Entity for the purpose of maintaining the Vertical/Trigen Registered IP in full force and effect. Vertical/Trigen, or one of the other Vertical/Trigen Companies, is or will be at the Closing the sole and exclusive owner of each item of Vertical/Trigen Registered IP, free and clear of all Liens, except for Vertical/Trigen Permitted Liens.

(b)                                 Section 4.10(b) of the Vertical/Trigen Disclosure Schedule lists, as of the date hereof, all written agreements (other than with respect to Off-the-Shelf Software and other nonexclusive licenses granted to or by third parties in the ordinary course of business) currently in effect pursuant to which any of the Vertical/Trigen Companies (i) is granted any license, sublicense, option, or other right or interest from a third party with respect to any material Intellectual Property that is used in the conduct of the business of the Vertical/Trigen Companies as currently conducted, or (ii) has granted any license, sublicense, option or other right or interest to any third party with respect to any material Vertical/Trigen Intellectual Property.

(c)                                  Vertical/Trigen or one of the Vertical/Trigen Companies is the sole and exclusive owner of, or Vertical/Trigen or one of the Vertical/Trigen Companies has the rights to use (pursuant to valid written agreements, complete and correct copies of which have been made available to Osmotica), the Vertical/Trigen Intellectual Property, in each case free and clear of all Liens other than the Vertical/Trigen Permitted Liens.

(d)                                 The Vertical/Trigen Companies have executed agreements with all of their present employees pursuant to which such persons have (i) agreed to hold all confidential information (including all trade secrets) of the Vertical/Trigen Companies in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned to one of the Vertical/Trigen Companies all of such individual’s right, title and interest in and to all Intellectual Property relating to the present or potential future activities, business, products or services of the Vertical/Trigen Companies made or conceived during their employment by such Vertical/Trigen Company(such agreements, comprising both (i) and (ii) above, “Vertical/Trigen Confidentiality Agreements”). To the Knowledge of Vertical/Trigen, no party thereto is in default or breach of any Vertical/Trigen Confidentiality Agreement.

(e)                                  No Proceeding is pending or, to the Knowledge of Vertical/Trigen, threatened in writing, as of the date of this Agreement, against any of the Vertical/Trigen Companies by any third party claiming that any of the Vertical/Trigen Companies is infringing any Intellectual Property owned or controlled by such third party and, to the Knowledge of Vertical/Trigen no third party is infringing any Vertical/Trigen Intellectual Property. To the Knowledge of Vertical/Trigen, the conduct of the business of the Vertical/Trigen Companies does not infringe, violate or misappropriate any Intellectual Property of any third party. Vertical/Trigen has not received written notice from any third party asserting the invalidity, misuse or unenforceability of any of the Vertical/Trigen Intellectual Property.

(f)                                   The Vertical/Trigen Companies have taken commercially reasonable steps to protect, preserve and maintain their rights, title and interests in and to all Intellectual Property material to the business of the Vertical/Trigen Companies and to protect, preserve and maintain the confidentiality and security of all non-public Vertical/Trigen Owned Intellectual Property. During the past two years, no material trade secret has been authorized to be disclosed or has been actually disclosed by the Vertical/Trigen Companies to any third person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such trade secret, in any manner that would reasonably be expected to be materially adverse to the business of the Vertical/Trigen Companies taken as a whole.

(g)                                  The Vertical/Trigen Companies are and during the two-year period immediately preceding the date of this Agreement have been in compliance in all material respects with (i) all of their privacy policies, (ii) all applicable Privacy Laws and (iii) all contractual commitments that they have entered into with respect to Personal Information, and the Vertical/Trigen Companies have no Knowledge of any violation or breach by them of any Privacy Laws, such privacy policies or such contractual commitments. With respect to Personal Information received, collected, stored, processed, and disposed of by the Vertical/Trigen Companies, the Vertical/Trigen Companies have used appropriate means designed to secure such Personal Information. To the Knowledge of Vertical/Trigen, during the two-year period immediately preceding the date of this Agreement, there have been no material instances of unauthorized access, loss, theft, use, modification, disclosure or other misuse of any Personal Information in the possession or control of the Vertical/Trigen Companies. The Vertical/Trigen Companies have not, during the two-year period immediately preceding the date of this Agreement, received any written notice of any claims, investigations (including investigations by regulatory authorities or any data protection authorities), or alleged violations of Privacy Laws with respect to Personal Information possessed or otherwise controlled by the Vertical/Trigen Companies, and, to the Knowledge of Vertical/Trigen, there are no facts or circumstances which would reasonably be expected to form the basis for any such claim.

SECTION 4.11.                                   Contracts. (a)  Section 4.11(a) of the Vertical/Trigen Disclosure Schedule sets forth, as of the date hereof, each of the following Contracts to which any Vertical/Trigen Company is a party: any Contract,

(i)                                     the performance of which is reasonably expected to involve annual payments on the part of any Vertical/Trigen Company in excess of $1,000,000 and is not terminable by such Vertical/Trigen Company on 90 days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the ordinary course of business);

(ii)                                  with respect to a joint venture, partnership, distributor, reseller or other similar agreement;

(iii)                               which limits or purports to limit the ability of any of the Vertical/Trigen Companies to compete in any line of business or with any person or in any geographic area or during any period of time or requires that any of the Vertical/Trigen Companies provide “most favored status,” “favored pricing” (or similar terms) to any customer or other person;

(iv)                              that grants a Lien (other than a Vertical/Trigen Permitted Lien or a Lien that will be released as of the Closing) on any material asset of any of the Vertical/Trigen Companies;

(v)                                 that is a lease of real property;

(vi)                              that provides for the acquisition of any person or any business unit thereof or the sale of any material asset (excluding inventory) of any of the Vertical/Trigen Companies outside the ordinary course of business;

(vii)                           under which (A) any person directly or indirectly guarantees any liabilities or obligations of any of the Vertical/Trigen Companies, (B) any of the Vertical/Trigen Companies guarantees any liabilities or obligations of any other person or (C) any of the Vertical/Trigen Companies incurs indebtedness having an outstanding principal amount (or aggregate commitments) in excess of $1,000,000;

(viii)                        that provides for the manufacture of Vertical/Trigen Products (or any part thereof) for any of the Vertical/Trigen Companies;

(ix)                              that is an employment Contract for any current employee and is reasonably expected to involve payments of more than $150,000 in total compensation in 2015;

(x)                                 that is a consulting Contract for any current Contractor and is reasonably expected to involve payments of more than $150,000 in total compensation per year;

(xi)                              under which the Vertical/Trigen Companies are providing products or services to customers (other than distributors and resellers) and for which the purchase of products or services from the Vertical/Trigen Companies for the twelve month period following the date hereof is reasonably expected to exceed $500,000;

(xii)                           under which any of the Vertical/Trigen Companies is (A) a lessee or sublessee of tangible personal property, or (B) a lessor of any tangible personal property owned by the Vertical/Trigen Companies, in any single lease under (A) or (B) having an original value in excess of $500,000; or

(xiii)                        for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000.

(b)                                 All Contracts required to be set forth in Sections 4.11(a) and 4.10(b) of the Vertical/Trigen Disclosure Schedule (such Contracts, the “Vertical/Trigen Business Contracts”) are valid, binding and in full force and effect with respect to the applicable Vertical/Trigen Company, and, to the Knowledge of Vertical/Trigen, the other party thereto, subject, as to enforcement, to the Enforceability Exceptions. Except as set forth in Section 4.11(b) of the Vertical/Trigen Disclosure Schedule, none of the Vertical/Trigen Companies is in material breach or material default under any Vertical/Trigen Business Contract, and, to the Knowledge of Vertical/Trigen, no other party to any Vertical/Trigen Business Contract is in material breach or material default thereunder. Except as set forth in Section 4.11(b) of the Vertical/Trigen Disclosure Schedule, as of the date of this Agreement, none of the Vertical/Trigen Companies has received any claim or notice of any material breach of or material default under any Vertical/Trigen Business Contract. Except as set forth in Section 4.11(b) of the Vertical/Trigen Disclosure Schedule, as of the date hereof, there are no material disputes under any Vertical/Trigen Business Contract and none of the Vertical/Trigen Companies has received any notice that any other party to any of the Vertical/Trigen Business Contracts intends to cancel or terminate any Vertical/Trigen Business Contract. Prior to the date hereof, complete and correct copies of all Vertical/Trigen Business Contracts have been made available to Osmotica.

SECTION 4.12.                                   Permits. (a) All Permits held by the Vertical/Trigen Companies are in full force and effect, except as would not, individually or in the aggregate,

reasonably be expected to have a Vertical/Trigen Material Adverse Effect, and (b) no Proceeding is pending or, to the Knowledge of Vertical/Trigen, threatened that would reasonably be expected to result in the revocation, cancellation, limitation or suspension of any such Permit, the loss or limitation of which, individually or in the aggregate, would reasonably be expected to have a Vertical/Trigen Material Adverse Effect.

SECTION 4.13.                                   Taxes. Except as set forth in Section 4.13 of the Vertical/Trigen Disclosure Schedule, (a) all income and other material Tax Returns required to be filed (taking into account any extension of time within which to file) pursuant to the Code or applicable state, provincial, local or foreign Tax Laws by or on behalf of the Vertical/Trigen Companies for PreClosing Tax Periods have been timely filed and such Tax Returns are complete and correct in all material respects, (b) all material Taxes due from the Vertical/Trigen Companies have been paid in full by the due date thereof, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown due on any Tax Return), (c) no material claims have been asserted in writing with respect to any such Taxes, (d) no Liens for Taxes or other governmental charges (other than Vertical/Trigen Companies Permitted Liens) with respect to the assets of any of the Vertical/Trigen Companies have been filed, (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to any of the Vertical/Trigen Companies, (f) none of the Vertical/Trigen Companies is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Vertical/Trigen Companies or (ii) customary Tax provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or has any liability for material Taxes of any person (other than any Vertical/Trigen Company) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local, or non-U.S. Tax Law) or as transferee or successor, (g) none of the Vertical/Trigen Companies have entered into any “listed transaction” under U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, provincial, local or non-U.S. Law), (h) none of the Vertical/Trigen Companies is or has ever engaged in a trade or business, or has or has ever had a permanent establishment within the meaning of an applicable Tax treaty, outside the country of its incorporation, (i) each of the Vertical/Trigen Companies have complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any similar provision of any state, provincial local or non-U.S. Tax Law), including the contemporaneous documentation and disclosure requirements thereunder, and (j) to the Knowledge of Vertical/Trigen, there are no facts or circumstances that would reasonably be expected to prevent the Contributions from qualifying for the Intended Tax Treatment.

SECTION 4.14.                                   Litigation. Except as set forth in Section 4.14 of the Vertical/Trigen Disclosure Schedule, there is not currently, and during the two-year period immediately preceding the date of this Agreement there has not been, any Proceeding pending or, to the Knowledge of Vertical/Trigen, threatened against any of the Vertical/Trigen Shareholders, the Vertical/Trigen Companies or any of their current or former directors or managers in their capacity as such that, individually or in the aggregate, would reasonably be expected to be material to the business of the Vertical/Trigen Companies, taken as a whole. To the Knowledge of Vertical/Trigen and except as set forth in Section 4.14 of the Vertical/Trigen Disclosure Schedule, there is not, and during the two-year period immediately preceding the date of this Agreement there has not been, any Proceeding pending or, to the Knowledge of Vertical/Trigen, threatened against any third-party for which any Vertical/Trigen Company is or may be obligated to indemnify. None of the Vertical/Trigen Shareholders or the Vertical/Trigen Companies is party or subject to or in default under any material unsatisfied Judgment. The Vertical/Trigen Companies have not received any notice of any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, imported, sold or distributed by or on behalf of the Vertical/Trigen Companies. To the Knowledge of Vertical/Trigen, the Vertical/Trigen Companies has not committed any act or failed to commit any act which would be reasonably likely to result in any product liability or liability for breach of warranty that, individually or in the aggregate, would reasonably be expected to be material to the business of the Vertical/Trigen Companies, taken as a whole.

SECTION 4.15.                                   Employee Benefit Plans.

(a)                                 For purposes of this Agreement:

“Vertical/Trigen Employee” means an employee of any of the Vertical/Trigen Companies.

(b)                                 Section 4.15(b) of the Vertical/Trigen Disclosure Schedule contains a complete and correct list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other material retirement, savings, pension, deferred compensation, medical, health, wellness, dental, disability, life, severance, change-in-control, retention, vacation, incentive, bonus, fringe benefit, loan, equity-based compensation, phantom equity, and stock purchase plan, program, agreement or arrangement sponsored, maintained, or otherwise contributed to by any of the Vertical/Trigen Companies, or under which a Vertical/Trigen Company has or would have any obligation or liability, but excluding any benefit arrangement required to be maintained under non-U.S. Law (each, and without regard to materiality, a “Vertical/Trigen Employee Benefit Plan”). For each Vertical/Trigen Employee Benefit Plan, complete and correct copies of the following have been made available to Vertical/Trigen: (i) the plan document, if any, or a summary of any Vertical/Trigen Employee Benefit Plan that is not written, (ii) the annual reports on Forms 5500 for the last three plan years to the extent required under applicable Law, (iii) any actuarial valuations, (iv) all material contracts including trust agreements, insurance contracts, and administrative services agreements, (v) the most recent determination or opinion letters for any plan intended to be qualified under section 401(a) of the Code, (vi) any non-routine correspondence with the Department of Labor, IRS, or any other Governmental Entity regarding a Vertical/Trigen Employee Benefit Plan, and (vii) the most recent summary plan description and other material employee communications regarding the Vertical/Trigen Employee Benefit Plan. No Vertical/Trigen Employee Benefit Plan is subject to any Laws other than those of the United States or any state, county or municipality in the United States.

(c)                                  No Vertical/Trigen Employee Benefit Plan is, and no Vertical/Trigen Company or ERISA Affiliate has ever maintained, contributed to, or had any obligation to contribute to, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) other plan that is subject to Title IV of ERISA; (iii) voluntary employees’ beneficiary association or other funded welfare arrangement; (iv) “multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA); or (v) plan that is subject to section 413(c) of the Code by reason of being sponsored by more than one employer. All assets of each Vertical/Trigen Employee Benefit Plan consist of cash or actively traded securities.

(d)                                 To the Knowledge of Vertical/Trigen: (i) each Vertical/Trigen Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law (including ERISA and the Code) and (ii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to any of the Vertical/Trigen Companies or their ERISA Affiliates under Section 406 of ERISA or Section 4975 of the Code has occurred. Except as provided in Section 4.15(d) of the Vertical/Trigen Disclosure Schedule, as of the Closing, all material contributions and amendments to the Vertical/Trigen Employee Benefit Plans that have been required to be made in accordance with the terms of the Vertical/Trigen Employee Benefit Plans and applicable Laws have been (or will have been) timely made and all liabilities on account of any Vertical/Trigen Employee Benefit Plan have been (or will have been) timely made or accrued.

(e)                                  Except as provided in Section 4.15(e) of the Vertical/Trigen Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current Vertical/Trigen Employee, current non-employee director of any Vertical/Trigen Company or current individual independent contractor of any Vertical/Trigen Company; (ii) increase any benefits otherwise payable under any Vertical/Trigen Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of the Vertical/Trigen Companies to amend or terminate any Vertical/Trigen Employee Benefit Plan; (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(f)                                   Except as set forth in Section 4.15(f) of the Vertical/Trigen Disclosure Schedule, no Vertical/Trigen Company has any liability or obligation to provide postretirement medical, life insurance, or other welfare benefits to any current (i) Vertical/Trigen Employee, (ii) individual independent contractor, (iii) officer or (iv) director, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.

(g)                                  Each Vertical/Trigen Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS indicating that such plan is so qualified, and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or Tax under ERISA, the Code or other applicable Law.

(h)                                 None of the Vertical/Trigen Companies is or has at any time been a party to or had any obligations under a collective bargaining, works council or similar agreement. No union or other collective bargaining unit or employee organizing entity has been certified as representing any of the Vertical/Trigen Employees, and no union or other collective bargaining unit or employee organizing entity has been recognized by any of the Vertical/Trigen Companies as representing any of the Vertical/Trigen Employees. To the Knowledge of Vertical/Trigen, no union or similar organizing activities are underway. There is no picketing pending or, to the Knowledge of Vertical/Trigen, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Vertical/Trigen Employees pending or, to the Knowledge of Vertical/Trigen, threatened. There are no complaints, charges or claims against any of the Vertical/Trigen Companies pending or, to the Knowledge of Vertical/Trigen, threatened that could be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any of the Vertical/Trigen Companies of any individual. The Vertical/Trigen Companies are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Fair labor Standards Act, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax. There has been no “mass layoff” or “plant closing” as defined under the WARN Act with respect to any of the Vertical/Trigen Companies within the six months prior to Closing.

(i)                                     Other than routine claims for benefits, no investigations or Proceedings with respect to any Vertical/Trigen Employee Benefit Plan are pending or, to the Knowledge of Vertical/Trigen, threatened, and, to the Knowledge of Vertical/Trigen there are no facts that reasonably would be expected to give rise to any such investigation or Proceeding against any Vertical/Trigen Employee Benefit Plan, any fiduciary with respect to a Vertical/Trigen Employee Benefit Plan or the assets of a Vertical/Trigen Employee Benefit Plan.

(j)                                    Section 4.15(j) of the Vertical/Trigen Disclosure Schedule contains a complete and correct list of all of the Vertical/Trigen Employees as of November 23, 2015, including for each such employee (on an anonymized basis), such employee’s current base salary, current incentive/bonus target and visa and green card application status. All of the Vertical/Trigen Employees are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States Law (including the Laws of any state, county or municipality in the United States) and not the Law of any other jurisdiction.

(k)                                 Section 4.15(k) of the Vertical/Trigen Disclosure Schedule contains a complete and correct listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each Contractor used by the Vertical/Trigen Companies at any point during the year prior to the date of this Agreement. A copy of each Contract as of the date hereof relating to the services a Contractor currently provides to a Vertical/Trigen Company has been made available to Osmotica prior to the date hereof. No Vertical/Trigen Company has any obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor. The Vertical/Trigen Companies have properly classified, pursuant to the Code and any other applicable Laws, all Contractors used by the Vertical/Trigen Companies at any time.

(l)                                     No Vertical/Trigen Company currently has, or has had, any “leased employees” within the meaning of Section 414(n) of the Code.

(m)                             Prior to the date hereof, Vertical/Trigen has made available to Osmotica a complete and correct list of all former Vertical/Trigen Employees whose employment has been terminated by one of the Vertical/Trigen Companies within 90 days preceding the date hereof, or whose work hours have been reduced by one of the Vertical/Trigen Companies within six months preceding the date hereof; such list indicating the individual’s name, site of employment, position or job title, starting date of employment, date of employment loss, termination or layoff, if applicable, the amount of hour reduction for each calendar month during the six-month period preceding the date hereof, if applicable. To the Knowledge of Vertical/Trigen, no current Vertical/Trigen Employee or other service provider to any Vertical/Trigen Company is a party to, or is otherwise bound by, any agreement or arrangement that in any way adversely affects the performance of such individual’s duties to such company. To the Knowledge of Vertical/Trigen, as of the date hereof, no current Vertical/Trigen Employee intends to terminate his or her employment and no other service provider intends to terminate his, her, or its relationship with the applicable Vertical/Trigen Company.

(n)                                 No Vertical/Trigen Company is subject to any Tax or other liability or obligation under Sections 4976 through 4980 of the Code or Section 4980A through 4980I of the Code. No Vertical/Trigen Employee Benefit Plan provides or has provided for compensation or benefits that would be subject to Tax or penalty under Section 409A of the Code.

(o)                                 Other than (i) the rights of the Vertical/Trigen Shareholders and (ii) the Vertical Trigen Incentive Units granted by Vertical/Trigen and set forth on Section 4.15(o) of the Vertical/Trigen Disclosure Schedule , no individual has any profits interest, capital interest, or other equity-type right (whether actual or phantom) in or with respect to any Vertical/Trigen Company.

SECTION 4.16.                                   Compliance with Laws. Except as set forth in Section 4.16 of the Vertical/Trigen Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Vertical/Trigen Companies, taken as a whole, each of the Vertical/Trigen Companies is, and for the past two years has been, in compliance with all applicable Laws and, during the two-year period immediately preceding the date of this Agreement, none of the Vertical/Trigen Shareholders, the Vertical/Trigen Companies has received any written communication from a Governmental Entity that alleges the conduct of the business of any of the Vertical/Trigen Companies is not in such compliance. This Section 4.16 does not relate to matters with respect to (a) Tax matters, which are the subject of Section 4.13, (b) environmental matters, which are the subject of Section 4.17 or (c) regulatory compliance matters, which are the subject of Section 4.18.

SECTION 4.17.                                   Environmental Matters. Except for any matter that, individually or in the aggregate, would not reasonably be expected to be material to the Vertical/Trigen Companies, taken as a whole, (a) each of the Vertical/Trigen Companies is, and for the past two years has been, in compliance with all Environmental Laws, which includes obtaining, maintaining and complying in all material respects with all Permits required under Environmental Laws to operate their respective businesses and real property; (b) there have been no releases of Hazardous Substances by any of the Vertical/Trigen Companies, except for such releases that are in compliance with Environmental Laws or that do not require remediation under Environmental Laws; and (c) there is no Proceeding pending or, to the Knowledge of

Vertical/Trigen, threatened in writing against any of the Vertical/Trigen Companies for alleged noncompliance with or liability under any Environmental Law. Vertical/Trigen has made available to Osmotica all environmental reports with respect to any real property currently or formerly owned or leased by, or any material environmental liability of, any of the Vertical/Trigen Companies which reports are in either of their possession or control. None of the Vertical/Trigen Companies has entered into any Contract pursuant to which it has assumed any obligations or liabilities of any third party under any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any claim under any Environmental Law.

SECTION 4.18.                                   Regulatory Compliance.

(a)                                 Except (x) as set forth on Section 4.18(a) of the Vertical/Trigen Disclosure Schedule or (y) as would not, individually or in the aggregate, reasonably be expected to have a Vertical/Trigen Material Adverse Effect, all Vertical/Trigen Products and Vertical/Trigen Pipeline Compounds are being, and for the past two years have been, developed, manufactured, labeled, stored, tested, marketed, promoted or distributed, as applicable, in compliance with the applicable requirements under the Food, Drug or Health Laws.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Vertical/Trigen Material Adverse Effect, all manufacturing operations relating to the Vertical/Trigen Products and conducted by the Vertical/Trigen Companies and, to the Knowledge of Vertical/Trigen, all manufacturing operations relating to the Vertical/Trigen Products conducted by third parties on behalf of the Vertical/Trigen Companies, are being, and for the past two years have been conducted in compliance with applicable Food, Drug or Health Laws, including the FDA’s applicable current Good Manufacturing Practices (cGMPs) and user fee requirements and all applicable similar foreign regulatory requirements of any Governmental Entity.

(c)                                  Except as set forth on Section 4.18(c) of the Vertical/Trigen Disclosure Schedule, during the two-year period immediately preceding the date of this Agreement, none of the Vertical/Trigen Companies has received any FDA Form 483, warning letter, untitled letter or other similar correspondence or written notice from the FDA, the FTC, the EMA or any applicable similar foreign healthcare regulatory authority alleging or asserting noncompliance with any applicable Law. None of the Vertical/Trigen Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Vertical/Trigen Material Adverse Effect, none of the Vertical/Trigen Companies has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Vertical/Trigen Material Adverse Effect, none of the Vertical/Trigen Companies, nor to the Knowledge of Vertical/Trigen, any of their respective officers, directors, agents, or employees: (i) was or is presently debarred pursuant to 21 U.S.C. Section 335a or any other applicable Law; (ii) has been debarred or excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; (iii) has been charged with, indicted for, or convicted of a criminal offense that would lead to debarment under 21 U.S.C. Section 335a or any other applicable Law, or exclusion from participation in the Medicare program, any state Medicaid program, or any other federal healthcare program; or (iv) has been or is under investigation by any Governmental Entity for debarment or exclusion action.

(e)                                  Except as set forth on Section 4.18(e) of the Vertical/Trigen Disclosure Schedule and to the Knowledge of Vertical/Trigen, each of the Vertical/Trigen Companies holds, and is operating in material compliance with, all approvals, clearances, licenses, permits, franchises, variances, registrations, exemptions, orders, and marketing authorizations, in each case as applicable to the Vertical/Trigen Companies with respect to the Vertical/Trigen Products (“Vertical/Trigen Product Approvals”), and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Vertical/Trigen Product Approval. To the Knowledge of Vertical/Trigen, all applications, submissions, information and data utilized by the Companies as the basis for any Vertical/Trigen Product Approval, or submitted by or on behalf of them in connection with any Vertical/Trigen Product Approval, when submitted to the FDA or other Governmental Entity, were true and correct in all material respects as of the date of submission, and any material updates, changes, corrections or modification to such applications, submissions, information and data required under the Food, Drug or Health Laws have been submitted to the FDA or other Governmental Entity.

(f)                                   Except as set forth on Section 4.18(f)(i) of the Vertical/Trigen Disclosure Schedule, and to the Knowledge of Vertical/Trigen, each of the Vertical/Trigen Companies, and its respective directors, officers, employees, and agents (while acting in such capacity) is, and during the two-year period immediately preceding the date of this Agreement has been, in material compliance with all controlled substance Laws applicable to the Vertical/Trigen Companies, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the regulations promulgated pursuant to such Law, and any other similar local, state, or foreign Laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. Except as set forth on Section 3.18(f)(i) of the Vertical/Trigen Disclosure Schedule, and to the Knowledge of Vertical/Trigen, during the two-year period immediately preceding the date of this Agreement, none of the Vertical/Trigen Companies has received any notification, correspondence or any other written communication from any Governmental Entity, including the DEA and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, the Vertical/Trigen Companies under any applicable controlled substance Laws. The Vertical/Trigen Companies have sufficient quota authorized by the DEA for the remainder of 2015. Schedule 4.18(f)(ii) of the Vertical/Trigen Disclosure Schedule lists the amount of quota requested for each product and the amount of quota the DEA has granted to date for 2015. The Vertical/Trigen Companies will continue to seek additional quota as needed for 2016.

(g)                                  Vertical/Trigen has made available to the Osmotica Shareholders, or has provided the Osmotica Shareholders an opportunity to review, all material correspondence, filings, and responses, and all material internal records, within the possession of any of the Vertical/Trigen Companies, the Vertical/Trigen Shareholders or their respective affiliates, of interactions with the FDA, DEA, EMA or any other Governmental Entity, from the preceding one-year period, relating to any Abbreviated New Drug Application or Vertical/Trigen Pipeline Compounds or any of the representations in this Section 4.18.

SECTION 4.19.                                   Brokers and Finders. Except as set forth on Section 4.19 of the Vertical/Trigen Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Vertical/Trigen Shareholders or any of their respective affiliates (including the Vertical/Trigen Companies) that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.20.                                   Insurance. Section 4.20 of the Vertical/Trigen Disclosure Schedule sets forth a complete and correct list of each of the Vertical/Trigen Companies’ material insurance policies and plans in effect as of the date hereof. Complete and correct copies of all such policies and plans have been made available to Osmotica. Except as would not, individually or in the aggregate, reasonably be expected to have a Vertical/Trigen Material Adverse Effect, (i) all such policies and plans are in full force and effect, (ii) no claims under such policies are outstanding, disputed or unpaid, (iii) all premiums due and payable under all such policies have been paid, (iv) each of the Vertical/Trigen Companies is, and during the past two years has been, in compliance with the terms of such policies and plans and (v) to the

Knowledge of Vertical/Trigen, there is no threatened termination of, premium increase with respect to, or material change of, any such policy or plan, except in accordance with the terms thereof.

SECTION 4.21.                                   Affiliate Transactions. Except as set forth on Section 4.21 of the Vertical/Trigen Disclosure Schedule, none of the Vertical/Trigen Shareholders nor any of their respective affiliates (other than the Vertical/Trigen Companies), (a) is a party to any Contract with or binding upon any of the Vertical/Trigen Companies (other than employment agreements entered into in the ordinary course of business), or (b) has any ownership interest in any material property or asset owned by any of the Vertical/Trigen Companies.

SECTION 4.22.                                   Inventory. The inventory of the Vertical/Trigen Companies reflected on the Most Recent Vertical/Trigen Balance Sheet consisted, and all such inventory acquired since September 30, 2015, consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items which are specifically and adequately recorded.

SECTION 4.23.                                   Customers and Suppliers. Section 4.23 of the Vertical/Trigen Disclosure Schedule sets forth a list of (a) the 10 largest customers of the Vertical/Trigen Companies, taken as a whole, for the twelve month period ended as of September 30, 2015, on the basis of revenues for goods sold or services provided and (b) the 10 largest suppliers of the Vertical/Trigen Companies, taken as a whole, for the twelve month period ended as of September 30, 2015, on the basis of cost of goods or services purchased (each, a “Vertical/Trigen Key Customer or Supplier”). To the Knowledge of Vertical/Trigen, as of the date hereof, neither Vertical/Trigen nor any of its affiliates (including the Vertical/Trigen Shareholders and the other Vertical/Trigen Companies) has received any notice from any Vertical/Trigen Key Customer or Supplier stating that such Vertical/Trigen Key Customer or Supplier will discontinue doing business with the applicable Vertical/Trigen Company or materially decrease the volume of, or change its pricing with respect to, its business with the Vertical/Trigen Companies.

SECTION 4.24.                                   Anti-Bribery Laws.

(a)                                 None of the Vertical/Trigen Companies or their respective directors, officers, employees or, to the Knowledge of Vertical/Trigen, any of their agents, representatives, consultants, or any other person associated with or acting for or on behalf of the Vertical/Trigen Companies, has, directly or indirectly, in connection with the business of the Vertical/Trigen Companies: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, or political party, for the purpose of (i) influencing any act or decision of such Government Official, candidate or party, (ii) inducing such Government Official, candidate, or party, to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, or, to the Knowledge of Vertical/Trigen, offered or promised to pay or offer, any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, or, to the Knowledge of Vertical/Trigen, offered or promised to make or offer, any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d)  established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Vertical/Trigen Companies related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or any other applicable anti-corruption, anti-money laundering or anti-bribery Law.

(b)                                 For purposes of this Section 4.24 only:

“Government Entity” means any foreign government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding entities related to the government of the United States.

“Government Official” means any officer or employee of a Government Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States.

SECTION 4.25.                                   Sanctions and Trade Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Vertical/Trigen Material Adverse Effect, each of the Vertical/Trigen Companies and their respective directors, officers, employees and, to the Knowledge of Vertical/Trigen, each of their respective agents, representatives and other persons acting for or on behalf of the Vertical/Trigen Companies, is and has at all times in the past two years been in compliance with the Laws implemented by OFAC. None of the Vertical/Trigen Companies or their respective directors, officers, employees or, to the Knowledge of Vertical/Trigen, agents, is a person with whom transactions are prohibited or limited under any economic sanctions Laws administered by OFAC, the United Nations Security Council, Her Majesty’s Treasury, the European Union or any member state thereof. Except to the extent permitted by applicable Law, none of the Vertical/Trigen Companies is a party to any Contract or has engaged in any transaction or other business during the last two years with (x) any country or region subject to comprehensive sanctions enforced by OFAC, including the government or any subdivision thereof, agents, representatives or residents thereof, or any entity organized under the Laws of or operating from such country or region, or (y) any person that is included, at the time of the relevant transaction, in the List of Specially Designated Nationals and Blocked Persons or any other sanctions list published by the United States Department of the Treasury, Department of State, or Department of Commerce, or any entity that is owned, directly or indirectly, fifty percent (50%) or more by one or more such persons.

SECTION 4.26.                                   Securities Matters. The units of New HoldCo are being acquired for investment only and not with a view to any public distribution thereof. The Vertical/Trigen Shareholders have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in New HoldCo and are capable of bearing the economic risks of such investment.

SECTION 4.27.                                   Cash. As of 6:00 pm prevailing Eastern Time on the day immediately preceding the date hereof, the aggregate amount of cash of the Vertical/Trigen Companies held in their bank accounts was $91,986,816.71. From such time until the date hereof, none of the Vertical/Trigen Companies has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01(b)(xviii) (it being understood, that Tax Distributions in excess of $20,000,000 shall not constitute such a breach in the event and to the extent the Osmotica Shareholders’ Representative shall have consented to such Tax Distributions).

SECTION 4.28.                                   No Other Representations. Each of the Vertical/Trigen Shareholders and Vertical/Trigen acknowledges and agrees that, other than the representations and warranties of the Osmotica Shareholders specifically contained in Article III, there are no representations or warranties of the Osmotica Shareholders or any other person either expressed, statutory or implied with respect to any of the Osmotica Shareholders, the Osmotica Companies or New HoldCo, including with respect to any of their respective rights or assets, or the transactions contemplated hereby, individually or collectively. Each of the Vertical/Trigen Shareholders and Vertical/Trigen, together with and on behalf of its affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and each of the Vertical/Trigen Shareholders and Vertical/Trigen, together with and on behalf of its affiliates and Representatives, acknowledges and agrees that the Osmotica Shareholders and its affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person.

ARTICLE V

COVENANTS

SECTION 5.01.                                   Conduct of Business.

(a)                                 Conduct of Business of the Osmotica Companies. Except for matters (1) set forth in Section 5.01(a) of the Osmotica Disclosure Schedule, (2) consented to by the Vertical/Trigen Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), (3) otherwise contemplated by the terms of this Agreement, or (4) prohibited or required by applicable Law, from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), (x) the Osmotica Shareholders, Osmotica and New HoldCo shall and shall cause their respective subsidiaries, as applicable, to use commercially reasonable efforts to conduct the businesses of the Osmotica Companies and New HoldCo in all material respects in the ordinary course in a manner substantially consistent with past practice, and (y) none of the Osmotica Shareholders, Osmotica or New HoldCo shall, and each of the Osmotica Shareholders, Osmotica and New HoldCo shall cause their respective subsidiaries, as applicable, not to, take any of the following actions with respect to the Osmotica Companies or New HoldCo or any of their respective subsidiaries or their business:

(i)                                     adopt or propose any change to the certificate of incorporation or bylaws, or similar governance documents, of any of the Osmotica Companies or New HoldCo;

(ii)                                  adopt a plan of complete or partial liquidation or dissolution with respect to any of the Osmotica Companies or New HoldCo;

(iii)                               issue, reissue, pledge, dispose of, transfer or sell any capital stock, notes, bonds or other securities of any of the Osmotica Companies or New HoldCo (or any option, warrant or other right to acquire the same) or redeem any of the capital stock of any of the Osmotica Companies or New HoldCo, other than (A) issuances or transfers of capital stock of Osmotica to any Osmotica Shareholder in respect of any exercise of Osmotica Options outstanding on the date hereof or as may be granted after the date hereof in accordance with this Section 5.01(a), (B) withholding of capital stock of Osmotica to satisfy Tax obligations pertaining to the exercise of Osmotica Options or to satisfy the exercise price with respect to Osmotica Options or to effectuate an option holder direction upon exercise, and (C) transfers or sales of capital stock of Osmotica to Altchem Limited or the Altchem Co-Invest Vehicle;

(iv)                              (A) grant any increase in compensation or employee benefits to current or former employees, directors or independent contractors other than, except with respect to the employees listed on Section 5.01(a)(iv)(A) of the Osmotica Disclosure Schedule, in the ordinary course of business and consistent with past practice (including payment of 2015 bonuses in the ordinary course of business), (B) grant any severance or termination pay to any current or former employee, other than as required pursuant to the terms of any Osmotica Employee Benefit Plan in effect on the date of this Agreement, (C) establish any new Osmotica Employee Benefit Plan or enter into any new or amend or terminate any existing collective bargaining agreement, or (D) amend any Osmotica Employee Benefit Plan to increase benefits, expand eligibility, or accelerate vesting other than to the extent required by Law or such plan in connection with termination of a plan or to provide compensation and benefits to a new employee that are consistent with the benefits provided to other employees who are similarly situated;

(v)                                 (A) acquire a business or substantially all of the assets of a business from any other person, (B) invest in any person other than the Osmotica Companies or New HoldCo or (C) merge or consolidate with any other person;

(vi)                              sell, lease, license or otherwise dispose of any material assets of any of the Osmotica Companies or New HoldCo, other than pursuant to existing Contracts, at the end of their useful lives, out of redundancy or otherwise in the ordinary course of business;

(vii)                           subject the assets of any of the Osmotica Companies or New HoldCo to any Lien, other than an Osmotica Permitted Lien;

(viii)                        make any loans, advances, guarantees or capital contributions to or investments in any person, other than in the ordinary course of business;

(ix)                              create, incur, assume or guarantee any indebtedness for borrowed money (except for borrowings in the ordinary course of business under a revolving credit facility existing on the date of this Agreement, indebtedness that will be repaid at or prior to the Closing, or any intercompany indebtedness among any of the Osmotica Companies), or issue or sell any debt securities or warrants or other rights to acquire any debt security of any of the Osmotica Companies or New HoldCo;

(x)                                 change any material method of accounting or accounting practice or policy used by any of the Osmotica Companies, other than such changes as are required by IFRS or GAAP or a Governmental Entity;

(xi)                              except as contemplated by the capital expenditure plan made available to Vertical/Trigen, make or authorize any payment of, or commitment for, capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate during the Pre-Closing Period;

(xii)                           enter into any Contract between any of the Osmotica Companies or New HoldCo, on the one hand, and any of the Osmotica Shareholders or any of their respective affiliates (other than the Osmotica Companies or New HoldCo), on the other hand, except for Contracts that will be terminated on or prior to the Closing in a manner such that neither the Osmotica Companies nor New HoldCo have any liability with respect to such Contracts following the Closing;

(xiii)                        (A) enter into any Contract that would be an Osmotica Business Contract if in effect on the date hereof or materially amend or prematurely terminate any Osmotica Business Contract, other than (x) any of the foregoing effected in the ordinary course of business or (y) the renewal or expiration of existing Osmotica Business Contracts in the ordinary course of business, or (B) knowingly take, or fail to take, any action that would constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Osmotica Business Contract;

(xiv)                       compromise or settle any pending or threatened Proceeding (A) resulting in an obligation of any of the Osmotica Companies or New HoldCo to pay more than $1,000,000 in respect of such compromise or settlement or (B) in respect of any claim of any of the Osmotica Companies or New HoldCo to receive any payment of more than $1,000,000 in respect of settling any such Proceeding;

(xv)                          make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or Proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would reasonably be expected to prevent the Contributions from qualifying for the Intended Tax Treatment or cause any of the Vertical/Trigen Companies to be treated as an “expatriated entity” or New HoldCo to be treated as a “surrogate foreign corporation”, in each case, within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions;

(xvi)                       fail to keep in full force and effect all insurance policies, other than such policies that expire by their terms (in which event the Osmotica Shareholders and Osmotica shall use commercially reasonable efforts to renew or replace, or cause the renewal or replacement of, such policies) or changes to such policies made in the ordinary course of business that do not materially reduce or alter the coverage currently available under such policies;

(xvii)                    vary any inventory practices with respect to any Osmotica Product (including samples) in a manner inconsistent with the ordinary course of business or fail to produce and maintain inventory levels and amounts consistent with the ordinary course of business;

(xviii)                 declare and pay any non-cash dividends or distributions;

(xix)                       allow any U.S. provisional patent application that any of them filed within the year prior to the date of this Agreement to lapse or expire without filing (A) a U.S. utility patent application or (B) a PCT international patent application, in each case, claiming priority to such U.S. provisional patent application; or

(xx)                          agree or commit to do any of the foregoing.

(b)                                 Conduct of Business of the Vertical/Trigen Companies. Except for matters (1) set forth in Section 5.01(b) of the Vertical/Trigen Disclosure Schedule, (2) consented to by the Osmotica Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), (3) otherwise contemplated by the terms of this Agreement, or (4) prohibited or required by applicable Law, during the Pre-Closing Period (x) the Vertical/Trigen Shareholders and Vertical/Trigen shall and shall cause their respective subsidiaries, as applicable, to use commercially reasonable efforts to conduct the businesses of the Vertical/Trigen Companies in all material respects in the ordinary course in a manner substantially consistent with past practice, and (y) none of the Vertical/Trigen Shareholders or Vertical/Trigen shall, and each of the Vertical/Trigen Shareholders and Vertical/Trigen shall cause their respective subsidiaries, as applicable, not to, take any of the following actions with respect to the Vertical/Trigen Companies or any of their respective subsidiaries or their business:

(i)                                     adopt or propose any change to the certificate of incorporation or bylaws, or similar governance documents, of any of the Vertical/Trigen Companies;

(ii)                                  adopt a plan of complete or partial liquidation or dissolution with respect to any of the Vertical/Trigen Companies;

(iii)                               issue, reissue, pledge, dispose of, transfer or sell any capital stock, notes, bonds or other securities of any of the Vertical/Trigen Companies (or any option, warrant or other right to acquire the same) or redeem any of the capital stock of any of the Vertical/Trigen Companies, other than (A) withholding of equity interests of Vertical/Trigen to satisfy Tax obligations pertaining to the exercise of Vertical/Trigen Incentive Units or to satisfy the exercise price with respect to Vertical/Trigen Incentive Units or to effectuate an option holder direction upon exercise, (B) as contemplated by the Reorganization Agreement and (C) transfers or sales of capital stock of Vertical/Trigen to the Vertical/Trigen Shareholders’ Representative, Vertical/Trigen Co-Invest Vehicles or the Vertical/Trigen Blockers;

(iv)                              (A) grant any increase in compensation or employee benefits to current or former employees, directors or independent contractors other than, except with respect to the employees listed on Section 5.01(b)(iv)(A) of the Vertical/Trigen Disclosure Schedule, in the ordinary course of business and consistent with past practice (including payment of 2015 bonuses in the ordinary course of business), (B) grant any severance or termination pay to any current or former employee, other than as required pursuant to the terms of any Vertical/Trigen Employee Benefit Plan in effect on the date of this Agreement, (C) establish any new Vertical/Trigen Employee Benefit Plan or enter into any new or amend or terminate any existing collective bargaining agreement, or (D) amend any Vertical/Trigen Employee Benefit Plan to increase benefits, expand eligibility, or accelerate vesting other than to the extent required by Law or such plan in connection with termination of a plan or to provide compensation and benefits to a new employee that are consistent with the benefits provided to other employees who are similarly situated;

(v)                                 (A) acquire a business or substantially all of the assets of a business from any other person, (B) invest in any person other than the Vertical/Trigen Companies or (C) merge or consolidate with any other person;

(vi)                              sell, lease, license or otherwise dispose of any material assets of any of the Vertical/Trigen Companies, other than pursuant to existing Contracts, at the end of their useful lives, out of redundancy or otherwise in the ordinary course of business;

(vii)                           subject the assets of any of the Vertical/Trigen Companies to any Lien, other than a Vertical/Trigen Permitted Lien;

(viii)                        make any loans, advances, guarantees or capital contributions to or investments in any person, other than in the ordinary course of business;

(ix)                              create, incur, assume or guarantee any indebtedness for borrowed money (except for borrowings in the ordinary course of business under a revolving credit facility existing on the date of this Agreement, indebtedness that will be repaid at or prior to the Closing, or any intercompany indebtedness among any of the Vertical/Trigen Companies), or issue or sell any debt securities or warrants or other rights to acquire any debt security of any of the Vertical/Trigen Companies;

(x)                                 change any material method of accounting or accounting practice or policy used by any of the Vertical/Trigen Companies, other than such changes as are required by IFRS or GAAP or a Governmental Entity;

(xi)                              except as contemplated by the capital expenditure plan made available to Osmotica, make or authorize any payment of, or commitment for, capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate during the Pre-Closing Period;

(xii)                           enter into any Contract between any of the Vertical/Trigen Companies, on the one hand, and any of the Vertical/Trigen Shareholders or any of their respective affiliates (other than the Vertical/Trigen Companies), on the other hand, except for Contracts that will be terminated on or prior to the Closing in a manner such that the Vertical/Trigen Companies will not have any liability with respect to such Contracts following the Closing;

(xiii)                        (A) enter into any Contract that would be a Vertical/Trigen Business Contract if in effect on the date hereof or materially amend or prematurely terminate any Vertical/Trigen Business Contract, other than (x) any of the foregoing effected in the ordinary course of business or (y) the renewal or expiration of existing Vertical/Trigen Business Contracts in the ordinary course of business, or (B) knowingly take, or fail to take, any action that would constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Vertical/Trigen Business Contract;

(xiv)                       compromise or settle any pending or threatened Proceeding (A) resulting in an obligation of any of the Vertical/Trigen Companies to pay more than $1,000,000 in respect of such compromise or settlement or (B) in respect of any claim of any of the Vertical/Trigen Companies to receive any payment of more than $1,000,000 in respect of settling any such Proceeding;

(xv)                          make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or Proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would reasonably be expected to prevent the Contributions from qualifying for the Intended Tax Treatment or cause any of the Vertical/Trigen Companies to be treated as an “expatriated entity” or New HoldCo to be treated as a “surrogate foreign corporation”, in each case, within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions;

(xvi)                       fail to keep in full force and effect all insurance policies, other than such policies that expire by their terms (in which event the Vertical/Trigen Shareholders and Vertical/Trigen shall use commercially reasonable efforts to renew or replace, or cause the renewal or replacement of, such policies) or changes to such policies made in the ordinary course of business that do not materially reduce or alter the coverage currently available under such policies;

(xvii)                    vary any inventory practices with respect to any Vertical/Trigen Product (including samples) in a manner inconsistent with the ordinary course of business or fail to produce and maintain inventory levels and amounts consistent with the ordinary course of business;

(xviii)                 (A) declare and pay any dividends, distributions or payments in lieu of dividends or distributions to any of the Vertical/Trigen Shareholders or any of their affiliates (other than the Vertical/Trigen Companies), (B) make any payments (including bonuses, commissions, loan repayments, management, monitoring or service payments) to any of the Vertical/Trigen Shareholders or any of their affiliates (other than the Vertical/Trigen Companies), other than payments to individuals pursuant to employment relationships with the Vertical/Trigen Companies in the ordinary course of business and related compensation, benefits and travel advances to such individuals in the ordinary course of business in connection with such employment relationships, (C) waive any amount owed to a Vertical/Trigen Company by any of the Vertical/Trigen Shareholders or any of their affiliates (other than the Vertical/Trigen Companies), or (D) make any other payment to or on behalf of any person for the benefit of any of the Vertical/Trigen Shareholders or any of their affiliates (other than the Vertical/Trigen Companies); other than (v) the payment, at the Closing, of the fee payable pursuant to Section 2(a) of the Monitoring Agreement, in an amount not to exceed $7,000,000, (w) payments in respect of repurchases of equity interests of the Vertical/Trigen Companies in an aggregate amount not to exceed $1,500,000, (x) Tax Distributions (as defined in the Vertical/Trigen LLC Agreement) pursuant to, and in accordance with, the Vertical/Trigen LLC Agreement (including, for the avoidance of doubt, Tax Distributions for any taxable period (or portion thereof) from January 1, 2016 through the Closing Date), and equalization distributions in accordance with the Vertical/Trigen LLC Agreement, in an aggregate amount not to exceed $20,000,000; provided, that, if the amount of Tax Distributions required to be made pursuant to the Vertical/Trigen LLC Agreement is expected to exceed $20,000,000 in the aggregate, notwithstanding anything to the contrary in this Agreement, the Osmotica Shareholders’ Representative’s consent (which consent shall be considered in good faith and shall not be unreasonably withheld or delayed) to such additional Tax Distributions shall be required, and the Vertical/Trigen Shareholders’ Representative shall provide any supporting material establishing the need for such Tax Distributions in excess of $20,000,000 as may be reasonably requested by the Osmotica Shareholders’ Representative, (y) payment of an amount of $6,000,000 to the Escrow Agent at, or immediately prior to, the Closing in accordance with Section 1.04, and (z) the payment pursuant to the Existing Monitoring Agreement of the quarterly fee of $62,500 for the first quarter of calendar year 2016 as well as any out-of-pocket costs and expenses reimbursable thereunder;

(xix)                       allow any U.S. provisional patent application that any of them filed within the year prior to the date of this Agreement to lapse or expire without filing (A) a U.S. utility patent application or (B) a PCT international patent application, in each case, claiming priority to such U.S. provisional patent application; or

(xx)                          agree or commit to do any of the foregoing.

(c)                                  No Right to Control or Direct. Nothing contained in this Agreement is intended to give the Vertical/Trigen Shareholders or their respective affiliates, directly or indirectly, the right to control or direct any of the Osmotica Companies or New HoldCo or their respective operations prior to the Closing, and nothing contained in this Agreement is intended to give the Osmotica Shareholders or their respective affiliates, directly or indirectly, the right to control or direct any of the Vertical/Trigen Companies prior to the Closing. Prior to the Closing, each of the Vertical/Trigen Shareholders and Vertical/Trigen, on the one hand, and the Osmotica Shareholders, Osmotica and New HoldCo, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and, to the extent applicable, its affiliates’ respective operations.

SECTION 5.02.                                   Access to Information. Without limiting the obligations of the Osmotica Companies under Section 5.12(b), during the Pre-Closing Period, each of Osmotica and New HoldCo, on the one hand, and Vertical/Trigen, on the other hand, shall, and shall cause each of the other Osmotica Companies and the other Vertical/Trigen Companies, respectively, to, afford to the other parties and their respective accountants, counsel and other authorized Representatives reasonable access, upon reasonable prior notice during normal business hours, to all of their respective properties, books and records; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties; provided, further, however, that such access does not interfere or disrupt the normal operations of such parties. Nothing contained in this Section 5.02 or Section 5.12(b) shall obligate any party or its affiliates to (i) breach any duty of confidentiality owed to any person (whether such duty arises contractually, statutorily or otherwise), Law or any Contract with any other person, (ii) waive any privileges, including the attorney-client privilege, (iii) share any information which constitutes trade secrets or other sensitive information, or (iv) cause significant competitive harm to such party or its affiliates or their respective businesses if the transactions contemplated hereby are not consummated. Furthermore, in the event that the Osmotica Shareholders or any of their respective affiliates, on the one hand, and the Vertical/Trigen Shareholders or any of their respective affiliates, on the other hand, are adverse parties in any pending or reasonably expected or threatened Proceeding, nothing contained in this Section 5.02 or Section 5.12(b) shall obligate any of the parties hereto or any of their respective affiliates to share any information that is reasonably pertinent thereto. All requests for information made pursuant to this Section 5.02 shall be directed to such person or persons as may be designated by Osmotica or Vertical/Trigen, as applicable, and no party shall directly or indirectly contact any officer, director, employee, agent or Representative of Osmotica or Vertical/Trigen, as applicable, or any of their respective affiliates without the prior approval of such designated person(s). None of the auditors and independent accountants of Osmotica or its affiliates nor the auditors and independent accountants of Vertical/Trigen and its affiliates shall be obligated to make any work papers available to any person under this Agreement, unless and until such person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by any party, the requesting party shall, and shall cause its affiliates (as applicable) to, enter into a customary joint defense agreement with such party or its affiliates with respect to any information to be provided to the requesting party pursuant to this Section 5.02.

SECTION 5.03.                                   Confidentiality. Each of Osmotica and Vertical/Trigen acknowledges that the information provided to it and its affiliates in connection with the Transactions and the consummation of the other transactions contemplated by this Agreement, including pursuant to Section 5.02, is subject to the terms of the confidentiality agreement dated as of January 22, 2015 between Osmotica Pharmaceutical Corp., a Delaware corporation (“Osmotica US”) and Vertical/Trigen (the “Confidentiality Agreement”). Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

SECTION 5.04.                                   Efforts; Authorizations; Notices and Consents.

(a)                                 Each party hereto shall, and shall cause its affiliates to, (i) use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for the consummation of this Agreement and the Ancillary Agreements, (ii) cooperate fully with the other parties hereto in promptly seeking to obtain all necessary authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Entity as such Governmental Entity may request in connection herewith. Each party hereto, as applicable, agrees to, and to cause its affiliates to, file promptly, and in any event within 8 Business Days after the date of this Agreement (unless Osmotica and Vertical/Trigen mutually agree otherwise), the HSR Filing with respect to the Transactions and to use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto, as applicable, agrees to, and to cause its affiliates to, make its respective filings and notifications, if any, under any Foreign Merger Control Law and to supply to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to such Foreign Merger Control Law. Neither Osmotica, on the one hand, nor Vertical/Trigen, on the other hand, may (or may permit any of their respective affiliates to), without the consent of the other party, (x) cause any such HSR Filing to be withdrawn or refiled for any reason, including to provide the applicable Governmental Entity with additional time to review any of the transactions contemplated by this Agreement, or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity. Vertical/Trigen, on the one hand, and Osmotica, on the other hand, shall each pay, or cause to be paid, one-half of all fees or make other payments to any Governmental Entity in order to obtain any such authorizations, consents, orders or approvals.

(b)                                 Each of Vertical/Trigen, on the one hand, and Osmotica, on the other hand, shall promptly notify the other of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other to review in advance any proposed communication by such party to any Governmental Entity relating to the matters that are the subject of this Agreement. Neither Vertical/Trigen, on the one hand, nor Osmotica, on the other hand, shall (or shall permit any of their respective affiliates to) agree to participate in any communication with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate at such communication. Vertical/Trigen, on the one hand, and Osmotica, on the other hand, shall, and shall cause their respective affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of the applicable waiting period under the HSR Act. Vertical/Trigen, on the one hand, and Osmotica, on the other hand, shall promptly provide each other with copies of all correspondence, filings or communications between them or any of their Representatives or affiliates, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (x) to remove references concerning the valuation of the Osmotica Companies or the Vertical/Trigen Companies (or any of them), (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney- client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

(c)                                  The parties hereto shall not, and shall cause their respective affiliates not to, enter into any transaction, or any Contract or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or approval under any Foreign Merger Control Law applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

(d)                                 Each party hereto shall, and shall cause its affiliates to, use its commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties necessary for the Closing of the Transactions and to provide any notices to third parties required to be provided prior to the Closing.

SECTION 5.05.                                   Intercompany Accounts; Indebtedness.

(a)                                 Except as otherwise contemplated by this Agreement or as set forth on Section 5.05(a)(i) of the Osmotica Disclosure Schedule, at or prior to the Closing, the Osmotica Shareholders shall terminate or shall cause to be terminated each Contract between any of the Osmotica Shareholders or any of their respective affiliates (other than the Osmotica Companies and New HoldCo), on the one hand, and any of the Osmotica Companies or New HoldCo, on the other hand. Except as otherwise contemplated by this Agreement or as set forth on Section 5.05(a)(ii) of the Osmotica Disclosure Schedule, the Osmotica Shareholders shall cause each of the Osmotica Companies, to have no indebtedness for borrowed money or any guarantees therefor at the Closing, other than any intercompany indebtedness among the Osmotica Companies (to the extent it eliminates in full upon consolidation of the Osmotica Companies), and to obtain releases of any Liens in respect of indebtedness for borrowed money or any guarantees therefor effective as of the Closing.

(b)                                 Except as otherwise contemplated by this Agreement or as set forth on Section 5.05(b)(i) of the Vertical/Trigen Disclosure Schedule, at or prior to the Closing, the Vertical/Trigen Shareholders shall terminate or shall cause to be terminated each Contract between any of the Vertical/Trigen Shareholders or any of their respective affiliates (other than the Vertical/Trigen Companies), on the one hand, and any of the Vertical/Trigen Companies, on the other hand. Except as otherwise contemplated by this Agreement or as set forth on Section 5.05(b)(ii) of the Vertical/Trigen Disclosure Schedule, the Vertical/Trigen Shareholders shall cause each of the Vertical/Trigen Companies, to have no indebtedness for borrowed money or any guarantees therefor at the Closing, other than any intercompany indebtedness among the Vertical/Trigen Companies (to the extent it eliminates in full upon consolidation of the Vertical/Trigen Companies) and the Financing, and to obtain releases of any Liens in respect of indebtedness for borrowed money or any guarantees therefor effective as of the Closing.

SECTION 5.06.                                   Publicity. Other than the press release to be agreed by Vertical/Trigen and Osmotica to be issued following the execution of this Agreement, neither of the Vertical/Trigen Shareholders or Vertical/Trigen, on the one hand, nor the Osmotica Shareholders, Osmotica or New HoldCo, on the other hand, will issue or permit any of their respective affiliates to issue any press release, website posting or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other party, except as may be required by Law (in which case whichever of Vertical/Trigen or its affiliates or Osmotica or its affiliates, as applicable, is required to make the release or statement shall be required to consult with the other party (whether or not such other party is named in such release or statement), a reasonable time prior to its release to allow the other party to comment on such release or statement in advance of such issuance and, after such release or statement, shall provide the other party with a copy thereof (or summary thereof in the case of oral statements)); provided, however, that Vertical/Trigen, on the one hand, and Osmotica, on the other hand, may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement; provided, further, that nothing in this Section 5.06 shall restrict or prohibit disclosures (i) made to direct and indirect investors (or potential investors) of Avista Capital Partners (or any investment funds affiliated therewith) that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement in connection with normal fund raising and related marketing or informational or reporting activities of Avista Capital Partners or its affiliates or (ii) made on a confidential basis (to the extent consistent with customary practice, and the Osmotica Shareholders, the Osmotica Companies and New HoldCo acknowledge that customary press releases related to marketing and pricing of the Financing will occur) in connection with, and as contemplated by, the Financing.

SECTION 5.07.                                   Further Action. On the terms and subject to the conditions of this Agreement (including Section 5.04), each party shall use its respective commercially reasonable efforts to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the transactions contemplated hereby and to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

SECTION 5.08.                                   Supplemental Disclosure. Prior to the Closing Date, (a) the Osmotica Shareholders’ Representative may deliver to the Vertical/Trigen Shareholders’ Representative modifications, changes or updates to the Osmotica Disclosure Schedule in order to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date and (b) the Vertical/Trigen Shareholders’ Representative may deliver to the Osmotica Shareholders’ Representative modifications, changes or updates to the Vertical/Trigen Disclosure Schedule in order to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date. No updated information provided by any party pursuant to this Section 5.08 shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement, except for breaches of the representation and warranties which would have occurred but for such modifications, changes or updates in the Osmotica Disclosure Schedule or Vertical/Trigen Disclosure Schedule, as applicable, where the underlying matter disclosed arises in the ordinary course of business or is expressly required, permitted or contemplated by this Agreement, in which case such breach will be deemed to be cured and will not be indemnifiable under Article IX.

SECTION 5.09.                                   Exclusivity.

(a)                                 During the Pre-Closing Period, the Osmotica Shareholders, Osmotica and New HoldCo shall not, and shall cause their respective subsidiaries not to, and shall not permit any of their respective Representatives to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, share exchange, business combination, purchase or disposition of any securities, or the purchase or disposition of a material portion of the assets of any of the Osmotica Companies or New HoldCo or any capital stock of any of the Osmotica Companies or New HoldCo other than the Transactions (an “Osmotica Acquisition Transaction”), (ii) knowingly facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Osmotica Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of any of the Osmotica Companies or New HoldCo in connection with an Osmotica Acquisition Transaction, (iv) enter into any agreement, letter of intent, term sheet or other documentation with respect to any Osmotica Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or knowingly encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Osmotica Shareholders, Osmotica and New HoldCo shall, and shall cause their respective subsidiaries and Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than the Osmotica Shareholders and Osmotica) conducted heretofore with respect to any of the foregoing. Osmotica shall inform Vertical/Trigen of the identity of any person making any inquiry, proposal, or offer with respect to an Osmotica Acquisition Transaction within one Business Day of receiving or becoming aware of any such inquiry, proposal, or offer, along with the material terms, conditions, and other aspects of such inquiry, proposal, or offer (including a copy of any written materials received from such person making such inquiry, proposal, or offer).

(b)                                 During the Pre-Closing Period, the Vertical/Trigen Shareholders and Vertical/Trigen shall not, and shall cause their respective subsidiaries not to, and shall not permit any of their respective Representatives to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, share exchange, business combination, purchase or disposition of any securities, or the purchase or disposition of a material portion of the assets of any of the Vertical/Trigen Companies or any capital stock of any of the Vertical/Trigen Companies other than the Transactions (a “Vertical/Trigen Acquisition Transaction”), (ii) knowingly facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of a Vertical/Trigen Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of any of the Vertical/Trigen Companies in connection with a Vertical/Trigen Acquisition Transaction, (iv) enter into any agreement, letter of intent, term sheet or other documentation with respect to any Vertical/Trigen Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or knowingly encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Vertical/Trigen Shareholders and Vertical/Trigen shall, and shall cause their respective subsidiaries and Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than the Vertical/Trigen Shareholders and Vertical/Trigen) conducted heretofore with respect to any of the foregoing. Vertical/Trigen shall inform Osmotica of the identity of any person making any inquiry, proposal, or offer with respect to a Vertical/Trigen Acquisition Transaction within one Business Day of receiving or becoming aware of any such inquiry, proposal, or offer, along with the material terms, conditions, and other aspects of such inquiry, proposal, or offer (including a copy of any written materials received from such person making such inquiry, proposal, or offer).

SECTION 5.10.                                   Indemnification.

(a)                                 The parties hereto agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, managers, officers or employees, as the case may be, of any of the Osmotica Companies or any of the Vertical/Trigen Companies as provided in the organizational documents of any of the Osmotica Companies or Vertical/Trigen Companies, as applicable, or in any agreement with any of the Osmotica Companies or the Vertical/Trigen Companies, as applicable, as in effect on the date hereof shall survive the Closing and shall continue in full force and effect.

(b)                                 New HoldCo shall cause the Osmotica Companies and the Vertical/Trigen Companies to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the organizational documents of the Osmotica Companies and the Vertical/Trigen Companies or in any indemnification agreements of any of the Osmotica Companies and the Vertical/Trigen Companies with any of the respective current or former directors, managers, officers or employees of the Osmotica Companies or the Vertical/Trigen Companies, as applicable, in each case in effect as of the date hereof, for acts or omissions occurring at or prior to the Closing, except for changes required by Law or changes which do not adversely affect such rights to exculpation, indemnification and advancement of expenses.

(c)                                  New HoldCo shall provide, for an aggregate period of not less than six (6) years from the Closing Date:

(i)                                     the current directors and officers of the Osmotica Companies with an insurance and indemnification policy that provides coverage for events occurring prior to the Closing Date (the “Osmotica D&O Insurance”) that is no less favorable than the existing policies of the Osmotica Companies or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, that New HoldCo shall not be required to pay an annual premium for the Osmotica D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that New HoldCo shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount); provided, further, that Osmotica may prior to the Closing Date substitute therefor a single premium tail coverage with respect to Osmotica D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement; and

(ii)                                  the current directors and officers of the Vertical/Trigen Companies with an insurance and indemnification policy that provides coverage for events occurring prior to the Closing Date (the “Vertical/Trigen D&O Insurance”) that is no less favorable than the existing policies of the Vertical/Trigen Companies or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, that New HoldCo shall not be required to pay an annual premium for the Vertical/Trigen D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that New HoldCo shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount); provided, further, that Vertical/Trigen may prior to the Closing Date substitute therefor a single premium tail coverage with respect to Vertical/Trigen D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement.

(d)                                 In the event that any of the Osmotica Companies or the Vertical/Trigen Companies or any of their respective successors or assigns (i) consolidates with or merges into any other person (or engages in any similar transaction) and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Osmotica Company or Vertical/Trigen Company, as applicable, shall assume all of the obligations set forth in this Section 5.10.

SECTION 5.11.                                   [Reserved]

SECTION 5.12.                                   Financing.

(a)                                 (i)  Subject to the terms and conditions of this Agreement, Vertical/Trigen shall, and shall cause its subsidiaries to, use their respective reasonable best efforts to obtain the Financing on the terms and conditions (including the “market flex” provisions), contained in the Commitment Letters as promptly as practicable taking into account the anticipated Closing Date (after giving effect to and contemplating the Marketing Period) and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letters, in each case, without the prior written consent of the Osmotica Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, without the consent of the Osmotica Shareholders’ Representative, Vertical/Trigen may (A)

amend the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents, additional purchasers or similar entities who had not executed the Commitment Letters as of the date hereof, or (B) otherwise modify or amend, or agree to any waivers in respect of, either Commitment Letter so long as, in each case, (1) such action would not reasonably be expected to (x) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) in a manner that would cause the representation set forth in Section 4.08(c) to be untrue or inaccurate, (y) delay or prevent the Closing, or (z) impair the availability of the Financing on the Closing Date, and (2) the terms of such amendment, modification or waiver are not less beneficial to Vertical/Trigen, with respect to conditionality or enforcement, than those in the Commitment Letters as in effect on the date of this Agreement. Vertical/Trigen shall promptly deliver to Osmotica copies of any such amendment, modification or waiver, and shall promptly consult with Osmotica in connection with any proposed amendment, modification or waiver pursuant to the preceding clause (B). For purposes of this Section 5.12 and Sections 4.16 and 4.21, references to the “Financing” shall include the financing contemplated by the Commitment Letters as permitted to be amended or modified by this Section 5.12(a), and references to the “Commitment Letters” shall include such documents as permitted to be amended or modified by this Section 5.12(a).

(ii)                                  Vertical/Trigen shall, and shall cause its subsidiaries to, use their respective reasonable best efforts (A) to maintain in effect the Commitment Letters, (B) to negotiate and enter into definitive agreements with respect to the Commitment Letters on the terms and conditions (including the “market flex” provisions) contained in the Commitment Letters (or on other terms acceptable to Vertical/Trigen which would not (x) reduce the aggregate amount of the Financing, (y) impose new or additional conditions precedent to the receipt of the Financing or (z) otherwise reasonably be expected to impair or delay the availability of the Financing), (C) to satisfy on a timely basis all conditions to funding in the Commitment Letters and such definitive agreements with respect thereto that are within its control and, if all the conditions to each party’s obligations under Article VII (other than those conditions which by their nature are intended to be satisfied on the Closing Date or the failure of which to be satisfied is attributable primarily to a breach by the Vertical/Trigen Shareholders or Vertical/Trigen of their representations, warranties, covenants and agreements contained in this Agreement) have been satisfied or waived, consummate the Financing, including using reasonable best efforts to cause the Lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, (D) to enforce its rights under the Commitment Letters and (E) to comply with all of its obligations under the Commitment Letters. Vertical/Trigen shall keep Osmotica informed on a current basis and in reasonable detail of the status of its and its affiliates’ efforts to arrange the Financing and provide promptly to Osmotica copies of drafts of the material definitive agreements for the Financing, and thereafter (promptly upon becoming available) complete and correct copies of the executed versions of all such agreements. Without limiting the generality of the foregoing, Vertical/Trigen shall give Osmotica prompt notice (x) of any material breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to either Commitment Letter or definitive agreements related to the Financing of which Vertical/Trigen or any of its affiliates become aware, (y) of the receipt of any written notice from any Debt Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Commitment Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any provisions of the Commitment Letters or definitive agreements related to the Financing, and (z) if at any time for any reason Vertical/Trigen believes in good faith that it or its affiliates will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two Business Days of the date Osmotica delivers to Vertical/Trigen a written request, Vertical/Trigen shall provide any information reasonably requested by Osmotica relating to any circumstance referred to in clauses (x), (y) or (z) of the immediately preceding sentence. Upon the occurrence of any circumstance referred to in clauses (x), (y)(1) or (z) of the second preceding sentence, or if any portion of the Financing otherwise becomes unavailable (including taking into account the “market flex” provisions) or Vertical/Trigen becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Financing becoming so unavailable, and such portion is reasonably required to fund the fees, expenses and other amounts contemplated to be paid by Vertical/Trigen or its affiliates pursuant to this Agreement, Vertical/Trigen shall, and shall cause its affiliates to, use their respective reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable to Vertical/Trigen or its affiliates (taking into account the “market flex” provisions as set forth in the Commitment Letters) than the terms and conditions set forth in the Commitment Letter, as applicable, as promptly as reasonably practicable following the occurrence of such event. Vertical/Trigen shall deliver to Osmotica complete and correct copies of all Contracts or other arrangements (when available) pursuant to which any such alternative source shall have committed to provide any portion of the Financing. Each of the Vertical/Trigen Shareholders and Vertical/Trigen acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to the obligations of the Vertical/Trigen Shareholders or Vertical/Trigen to consummate the Closing.

(b)                                 Subject to the applicable provisions of Section 5.02(a) and the remaining provisions of this Section 5.12, prior to the Closing, Osmotica and New HoldCo shall, and shall cause their respective subsidiaries to, and shall use their respective reasonable best efforts to cause their respective Representatives to, in each case, at the sole expense of the Vertical/Trigen Shareholders or, if the Closing occurs, at the sole expense of New HoldCo or its subsidiaries, reasonably cooperate with Vertical/Trigen and its Representatives in connection with Vertical/Trigen’s arrangement of the Financing, which cooperation shall consist of, at the reasonable request of Vertical/Trigen, using reasonable best efforts to: (i) to cooperate with Vertical/Trigen’s and its Financing sources’ due diligence with respect to the Osmotica Companies to the extent customary and reasonable, (ii) to assist in the execution and delivery as of the Closing of any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Vertical/Trigen and otherwise facilitating the pledging of collateral, (iii) to take reasonable actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate the applicable Osmotica Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (iv) to take all corporate actions reasonably necessary to permit the consummation of the Financing and to permit the proceeds thereof to be available as of the Closing, (v) upon Vertical/Trigen’s prior written request, to furnish Vertical/Trigen and its Debt Financing Sources at least three Business Days prior to the Closing with all reasonable documentation or other information relating to the New HoldCo or the Osmotica Companies required by regulatory authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (vi) to furnish, as promptly as reasonably practical, Vertical/Trigen and its Debt Financing Sources with the information relating to the Osmotica Companies in paragraph 8 of Exhibit C to each Commitment Letter (the “Required Financial Information”) and such other financial and other information regarding the Osmotica Companies as may be reasonably requested by Vertical/Trigen, (vii) to assist with the preparation of reasonable and customary materials for bank information memoranda and similar documents required or reasonably requested by the Debt Financing Sources in connection with the Financing and executing and delivering customary authorization letters and management representation letters, (viii) to obtain customary debt pay-off letters and releases in respect of indebtedness for borrowed money which is required to be paid off hereunder, (ix) to assist with the preparation of all pro forma and synergy information reasonably requested for the Financing, and (x) to cause the taking of corporate and other actions by the Osmotica Companies reasonably necessary to permit the consummation of the Financing on the Closing Date and to permit the proceeds thereof to be made available as of the Closing Date; it being understood and agreed, that (A) no such corporate or other action will take effect prior to the Closing Date and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Osmotica Companies who retain their respective positions as of the Closing. Notwithstanding anything to the contrary in this Section 5.12(b), (1) none of the Osmotica Shareholders, Osmotica or New HoldCo, or any of their respective affiliates, shall be required to take any action that would unreasonably interfere with their ongoing operations, (2)  none of the Osmotica Shareholders or any of their respective affiliates (except for, after the Closing, the applicable Osmotica Companies), shall have any obligation under any agreement, certificate, document or instrument proposed by Vertical/Trigen under this Section 5.12(b), (3)  no obligation of any of the applicable Osmotica Companies under any such agreement, certificate, document or instrument shall be effective until the Closing and (4) none of the Osmotica Shareholders nor any of their respective affiliates (including, prior to the Closing, New HoldCo and the Osmotica Companies) shall be required to pay any commitment or other fee or incur any cost, expense or other liability that is not simultaneously reimbursed by the Vertical/Trigen Shareholders in connection with the Financing prior to the Closing. Vertical/Trigen or, if the Closing occurs, New HoldCo or its subsidiaries shall, promptly upon request by the Osmotica Shareholders, severally (but not jointly or jointly and severally) reimburse, or cause its subsidiaries to reimburse, the Osmotica Shareholders for all reasonable and documented out-of-pocket costs and expenses incurred by the Osmotica Shareholders and their respective affiliates (including, prior to the Closing, New HoldCo or any of the Osmotica Companies) in connection with the cooperation to be provided by Osmotica and New HoldCo pursuant to Section 5.12(b). Whether or not the Closing occurs, Vertical/Trigen shall indemnify and hold harmless the Osmotica Shareholders, their respective affiliates (including, prior to the Closing, New HoldCo or any of the Osmotica Companies) and their respective Representatives, in each case, acting on behalf of the Osmotica Shareholders or their respective affiliates (including, prior to the Closing, New HoldCo or any of the Osmotica Companies) for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith; provided, however, that the foregoing shall not apply to the extent such Losses arose out of or resulted from (A) information provided by or on behalf of the Osmotica Shareholders, the Osmotica Companies or any of their respective affiliates or any of their respective representatives or (B) any Osmotica Shareholder’s, Osmotica Company’s, New HoldCo’s or any of their respective affiliates’ or representatives’ willful misconduct or gross negligence. The Osmotica Companies and their Representatives shall be given reasonable opportunity to review and comment upon any information memoranda or similar documents, or any similar materials, that include information about any of the Osmotica Companies prepared in connection with the Financing. The Osmotica Companies consent to the reasonable use of the Osmotica Companies’ logos in connection with any Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is (x) not intended to or reasonably likely to harm or disparage the reputation or goodwill of the Osmotica Companies and (y) is otherwise consistent with the use of the Vertical/Trigen Companies’ logos in connection with any Financing; it being understood, that Vertical/Trigen shall provide drafts to Osmotica of how the Osmotica Companies’ logos are proposed to be used in connection with the Financing and consider in good faith any comments or concerns raised by Osmotica with respect to such use of such logos.

SECTION 5.13.                                   Privileged Matters.

(a)                                 Each of the Vertical/Trigen Shareholders, Vertical/Trigen and New HoldCo, on the one hand, and the Osmotica Shareholders, on the other hand, acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both (a) the Osmotica Shareholders and their respective affiliates (other than the Osmotica Companies and New HoldCo) and (b) the Osmotica Companies and New HoldCo, shall be subject to a shared privilege between the Osmotica Shareholders and such affiliates (other than the Osmotica Companies and New HoldCo), on the one hand, and the Osmotica Companies and New HoldCo, on the other hand, and the Osmotica Shareholders and such affiliates and the Osmotica Companies and New HoldCo shall have equal right to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived after Closing by (i) the Osmotica Shareholders or such affiliates without the prior written consent of New HoldCo or the Osmotica Companies or (ii) by any of the Osmotica Companies, New HoldCo or any of their respective affiliates without the prior written consent of the Osmotica Shareholders. Each of the Vertical/Trigen Shareholders and New HoldCo acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates that, as to all communications among (i) counsel to the Osmotica Shareholders, Osmotica, New HoldCo and any of the other Osmotica Companies and (ii) the Osmotica Shareholders, the Osmotica Companies and New HoldCo that relate in any way to the transactions contemplated by this Agreement or any Ancillary Agreement, the attorney-client privilege and the expectation of client confidence belong solely to the Osmotica Shareholders (and may be waived or otherwise controlled only by the Osmotica Shareholders) even if any of such communications may exist in the email or computer systems of any of the Osmotica Companies or New HoldCo or in other documents or records in the possession of any of the Osmotica Companies or New HoldCo at any time.

(b)                                 Each of the Osmotica Shareholders and New HoldCo, on the one hand, and the Vertical/Trigen Shareholders, on the other hand, acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both (a) the Vertical/Trigen Shareholders and their respective affiliates (other than the Vertical/Trigen Companies) and (b) the Vertical/Trigen Companies, shall be subject to a shared privilege between the Vertical/Trigen Shareholders and such affiliates (other than the Vertical/Trigen Companies), on the one hand, and the Vertical/Trigen Companies, on the other hand, and the Vertical/Trigen Shareholders and such affiliates and the Vertical/Trigen Companies shall have equal right to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived after Closing by (i) the Vertical/Trigen Shareholders or such affiliates without the prior written consent of New HoldCo or the Vertical/Trigen Companies or (ii) by any of the Vertical/Trigen Companies or any of their respective affiliates without the prior written consent of the Vertical/Trigen Shareholders. Each of the Osmotica Shareholders and New HoldCo acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates that, as to all communications among (i) counsel to the Vertical/Trigen Shareholders, Vertical/Trigen and any of the other Vertical/Trigen Companies and (ii) the Vertical/Trigen Shareholders and the Vertical/Trigen Companies, that relate in any way to the transactions contemplated by this Agreement or any Ancillary Agreement, the attorney-client privilege and the expectation of client confidence belong solely to the Vertical/Trigen Shareholders (and may be waived or otherwise controlled only by the Vertical/Trigen Shareholders) even if any of such communications may exist in the email or computer systems of any of the Vertical/Trigen Companies or New HoldCo or in other documents or records in the possession of any of the Vertical/Trigen Companies or New HoldCo at any time.

SECTION 5.14.                                   Pro Rata Percentages.

(a)                                 At least two Business Days prior to the Closing, and then again (updated as necessary) at the Closing, the Osmotica Shareholders’ Representative shall deliver, or cause to be delivered, to the Vertical/Trigen Shareholders’ Representative: (i) a complete and correct statement setting forth (A) the name of each Osmotica Shareholder (it being understood, that, as regards any Altchem Co-Invest Vehicle, the equityholders thereof, and not such Altchem CoInvest Vehicle itself, shall be Osmotica Shareholders), (B) the number and type of Osmotica Shares owned by such shareholder as of the Closing and (C) the percentage (each, an “Osmotica Pro Rata Percentage”) of the total share capital of Osmotica owned by such shareholder as of immediately prior to the Closing and (ii) a certificate specifying any changes necessary to make the disclosures in the Osmotica Disclosure Schedule in response to Section 3.04 accurate as if “as of the date of this Agreement” and “as of the date hereof” or any similar expressions were replaced with “as of immediately prior to the Closing” to reflect (A) the exercise or issuance of the Osmotica Stock Option Agreements and the issuance or transfer of any capital stock of Osmotica in connection with any such exercise, and (B) any other issuance, transfer, forfeiture or termination of any capital stock of Osmotica, in the case of each of clauses (A) and (B), during the Pre-Closing Period. From and after the delivery of the statement referenced in clause (i) of the preceding sentence, any reference in this Agreement to the Osmotica Shareholders shall be a reference to such Osmotica Shareholders as are set forth in such statement.

(b)                                 At least two Business Days prior to the Closing, and then again (updated as necessary) at the Closing, the Vertical/Trigen Shareholders’ Representative shall deliver, or cause to be delivered, to the Osmotica Shareholders’ Representative: (i) a complete and correct statement setting forth (A) the name of each Vertical/Trigen Shareholder (it being understood, that, as regards any Vertical/Trigen Co-Invest Vehicle, the equityholders thereof, and not such Vertical/Trigen Co-Invest Vehicle itself, shall be Vertical/Trigen Shareholders), (B) the number and type of equity interests of Vertical/Trigen beneficially owned by such shareholder as of the Closing and (C) the percentage (each, a “Vertical/Trigen Pro Rata Percentage”) of the total equity interests of

Vertical/Trigen beneficially owned by such shareholder as of immediately prior to the Closing and (ii) a certificate specifying any changes necessary to make the disclosures in the Vertical/Trigen Disclosure Schedule in response to Section 4.04 accurate as if “as of the date of this Agreement” and “as of the date hereof” or any similar expressions were replaced with “as of immediately prior to the Closing” to reflect (A) the issuance of any Vertical/Trigen Incentive Unit permitted by Section 5.01(b), and (B) any other issuance, transfer, forfeiture or termination of any equity interests of Vertical/Trigen or any of the Vertical/Trigen Blockers, in the case of each of clauses (A) and (B), during the Pre-Closing Period. From and after the delivery of the statement referenced in clause (i) of the preceding sentence, any reference in this Agreement to the Vertical/Trigen Shareholders shall be a reference to such Vertical/Trigen Shareholders as are set forth in such statement.

SECTION 5.15.                                   No Prior Activities; No Assets and Liabilities. Prior to the Closing, the Osmotica Shareholders shall cause New HoldCo and New HoldCo GP not to incur any obligation, Indebtedness or Liability, not to engage in any business or activity of any type or kind whatsoever, and not to enter into any agreement or arrangement with any person; except for obligations incurred and transactions entered into in accordance with and pursuant to Section 1.02(a) of this Agreement and except for immaterial Liabilities incurred in the ordinary course of business (such as filing fees, bank account fees and the like). Prior to the Closing, except in accordance with and pursuant to Section 1.02(a) of this Agreement, the Osmotica Shareholders shall not, without the prior written consent of Vertical/Trigen, (i) transfer, directly or indirectly, all or any portion of their interests in New HoldCo (including through the transfer of capital stock of any person that holds, or controls any person that holds, such interest), whether voluntarily, involuntarily, or by operation of Law, or (ii) permit New HoldCo to admit any new limited partner or general partner. Prior to the Closing, Altchem Limited shall not, without the prior written consent of Vertical/Trigen, (i) transfer, directly or indirectly, all or any portion of its interests in New HoldCo GP (including through the transfer of capital stock of any person that holds, or controls any person that holds, such interest), whether voluntarily, involuntarily, or by operation of Law, or (ii) permit New HoldCo GP to admit any new member.

SECTION 5.16.                                   Dataroom Copies. No later than three (3) Business Days prior to the Closing, (i) the Osmotica Shareholders’ Representative shall deliver, or cause to be delivered, to the Vertical/Trigen Shareholders’ Representative one or more DVD-ROMs containing a copy of any and all document made available up until 5:00 p.m. Eastern Time on the Business Day prior to the date of this Agreement by Osmotica or its affiliates in the electronic data room established by Osmotica and (ii) the Vertical/Trigen Shareholders’ Representative shall deliver, or cause to be delivered, to the Osmotica Shareholders’ Representative one or more DVD-ROMs containing a copy of any and all document made available up until 5:00 p.m. Eastern Time on the Business Day prior to the date of this Agreement by Vertical/Trigen or its affiliates in the electronic data room established by Vertical/Trigen.

SECTION 5.17.                                   Aircraft. Prior to the Closing, the Osmotica Shareholders shall either (a) distribute or otherwise divest all of the membership interests of Osmotica Leasing LLC to one or more persons other than the Osmotica Companies, or (b) (i) transfer or convey the aircraft owned by Osmotica Leasing LLC to one or more persons other than the Osmotica Companies and (ii) dissolve and terminate Osmotica Leasing LLC. The Osmotica Shareholders shall be responsible, and reimburse the Osmotica Companies, for any Taxes and other expenses or

Liabilities which are or become payable as a result of the actions contemplated by this Section 5.17.

SECTION 5.18.                                   Transfer of Minority Interest. The Osmotica Shareholders and Osmotica shall take any action necessary or required to cause each of Osmotica’s subsidiaries to be wholly-owned, directly or indirectly, by Osmotica as of the Closing.

SECTION 5.19.                                   Vertical/Trigen LLC Agreement. By their execution of this Agreement, each of the Vertical/Trigen Shareholders agrees (i) that the Vertical/Trigen LLC Agreement shall be amended and restated following the Closing by the members of the Company immediately following the Closing (after giving effect to the Transactions, including those contemplated on Annex 1) without the consent of any of the Vertical/Trigen Shareholders and (ii) that it shall have no further rights under or pursuant to the Vertical/Trigen LLC Agreement from and after the Closing; provided, that the provisions of Sections 4.04 (Exculpation), 4.05 (Indemnification), 4.06 (Primary Obligation), and 4.09 (Directors’ and Officers’ Insurance) of the Vertical/Trigen LLC Agreement shall survive solely with respect to matters existing or occurring at or prior to the Closing.

SECTION 5.20.                                   Quality Control Provisions. Section 5.20 of the Osmotica Disclosure Schedule sets forth a list of certain Osmotica Business Contracts pursuant to which an Osmotica Company licenses its Trademarks to third parties. Osmotica shall use commercially reasonable efforts to amend, prior to the Closing, each such Osmotica Business Contract in order to add quality control provisions on the licensees’ use of such Trademarks (to the extent no such quality control provisions are included in any such Contracts as of the date of this Agreement).

SECTION 5.21.                                   Osmotica Shareholder Matters.

(a)                                 Prior to the Closing, Altchem Limited and the other Osmotica Shareholders shall take any and all actions necessary or required in order to cause all of the Osmotica Shareholders other than Altchem Limited to contribute their equity interests in Osmotica to the Altchem CoInvest Vehicle prior to the Closing; provided, that in lieu of any such contribution, if agreed between Altchem Limited and any other Osmotica Shareholder, Altchem Limited may instead acquire the issued and outstanding equity interests of Osmotica from any such other Osmotica Shareholders prior to the Closing.

(b)                                 Prior to the Closing, Altchem Limited shall take any and all actions necessary or required in order to cause the Redeemable Preference Shares to be redeemed or converted into B Class Ordinary Shares of Osmotica.

SECTION 5.22.                                   New HoldCo GP. If requested by the Osmotica Shareholders’ Representative, Altchem Limited and the Vertical/Trigen Avista Shareholders shall take any and all actions necessary or required in order to: (i) cause each of Altchem Limited, on the one hand, and the Vertical/Trigen Avista Shareholders, on the other hand, to own fifty percent (50%) of New HoldCo GP or (ii) transfer New HoldCo GP to a subsidiary of New HoldCo or transfer the general partner interest in New HoldCo from New HoldCo GP to a subsidiary of New HoldCo, in each case (i) and (ii), effective as of or immediately following the Closing.

ARTICLE VI

EMPLOYMENT MATTERS

SECTION 6.01.                                   Transferred Employee Benefits. Through December 31, 2016, New HoldCo shall provide or cause to be provided to each Transferred Employee eligibility for severance or similar termination benefits upon an involuntary termination without cause (as defined under the applicable plan, policy, or agreement) that are no less favorable than whichever of the following is most favorable to such Transferred Employee:

(a)                                 those benefits that such Transferred Employee would have been eligible to receive under the Osmotica Companies’ severance policy or the Vertical/Trigen Companies’ severance policy, as applicable, if he or she were employed by the sponsoring employer and his or her employment was terminated immediately before the Closing;

(b)                                 those benefits that the Transferred Employee would have been eligible to receive under the Osmotica Companies’ severance policy or the Vertical/Trigen Companies’ severance policy, as applicable, if he or she were employed by the sponsoring employer immediately before the Closing and his or her employment was terminated immediately after the Closing (taking into account all change in control rights, whether under the severance policy or otherwise); or

(c)                                  any severance or similar benefits provided under any written Contract between such Transferred Employee, on the one hand, and an Osmotica Company or a Vertical/Trigen Company, or any of their respective successors, on the other hand.

For the avoidance of doubt, no provision of this Agreement shall be construed to require New HoldCo or any of its affiliates to continue the employment of any Transferred Employee for any period after the Closing Date (subject to the requirements of applicable Law).

SECTION 6.02.                                   Credit; Waivers. Effective from and after the Closing Date, New HoldCo shall (and shall cause its employee benefit plans, programs and arrangements (the “New HoldCo Plans”) to): (a) recognize, for all purposes (including eligibility, vesting and benefit accrual) other than benefit accrual under a U.S.-based defined benefit pension plan, service with the Osmotica Companies or the Vertical/Trigen Companies prior to the Closing Date to the extent such service was recognized under a corresponding Osmotica Employee Benefit Plan or Vertical/Trigen Employee Benefit Plan immediately before the Closing, (b) to the extent permitted under the applicable New HoldCo Plans, waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained for the benefit of Transferred Employees, except to the extent that the Transferred Employee would have been subject to a pre-existing condition exclusion, actively-at-work requirement or waiting period under a corresponding Osmotica Employee Benefit Plan or Vertical/Trigen Employee Benefit Plan if the Closing had not occurred and (c) to the extent permitted under the applicable New HoldCo Plans, provide full credit for all co-payments, deductibles and similar payments made or incurred prior to the Closing for the plan year in which the Closing occurs.

SECTION 6.03.                                   Continuation of Terms and Conditions of Employment. Notwithstanding any other provision of this Article VI, effective from and after the Closing, New HoldCo shall continue (or cause to be continued), for all Transferred Employees whose employment is subject to the Law of any non-U.S. jurisdiction, all terms and conditions of employment (including plans and programs) to the extent required by applicable Law.

SECTION 6.04.                                   Tax-Qualified Retirement Plans.

(a)                                 Prior to the Closing Date, Vertical/Trigen shall take all steps as are necessary to terminate its U.S. tax-qualified retirement plan and to permit distributions to all participants of such plan. Osmotica shall cause its U.S. tax-qualified retirement plan to accept direct rollovers from the terminated plan.

(b)                                 Prior to the Closing Date, Vertical/Trigen shall (i) use its reasonable best efforts to take (or cause to be taken) all steps as are necessary to correct all operational errors relating to the Vertical Pharmaceuticals, Inc. 401(k) Plan as described in Section 4.15(d) of the Vertical/Trigen Disclosure Schedule, which shall include the obligation to pay prior to the Closing any and all amounts required to be paid in order to correct such errors (collectively, the “Corrective Payment Amount”), which amounts shall be estimated in good faith upon consultation with Vertical/Trigen’s third party advisors (and such estimated Corrective Payment Amount shall be paid by Vertical/Trigen prior to Closing), and (ii) provide to the Osmotica Shareholders’ Representative copies of the submission under the IRS’s Voluntary Correction Program (which shall have been filed with the IRS before the Closing Date) and of such other documentation as is required in order to correct such operational errors.

SECTION 6.05.                                   Cooperation. The parties hereto shall cooperate in the distribution or other dissemination of communications before the Closing to Transferred Employees, describing the Transactions and their effect on employees. Any communication that a party hereto intends to distribute to such individuals relating to their employment after the Closing shall be subject to the approval of the other parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed. The parties hereto shall also cooperate in issuing any notice that a party determines might be required under the WARN Act or similar state Law.

SECTION 6.06.                                   Management Incentive Programs.

(a)                                 Promptly following the Closing on the Closing Date, the New HoldCo Board shall approve and authorize (and neither Major Limited Partner (as defined in the Limited Partnership Agreement) shall prevent New HoldCo from approving and authorizing) the adoption of a management incentive plan substantially on the terms set forth on Exhibit G attached hereto (the “New HoldCo MIP”) and on such other terms as the New HoldCo Board may establish which are not in conflict therewith.

(b)                                 In accordance with Section 5.5 of the Reorganization Agreement, in connection with, and contingent upon, the Closing and the adoption of the New HoldCo MIP, the board of managers of Vertical/Trigen shall terminate the Vertical/Trigen Holdings, LLC 2013 Management Incentive Plan. In accordance with the Reorganization Agreement, in connection with, and contingent upon, the Closing, the agreements between Vertical/Trigen and the Incentive Members

(as defined in the Reorganization Agreement) pursuant to which Vertical/Trigen granted Incentive Units (as defined in the Reorganization Agreement) to the Incentive Members shall be terminated effective as of the Closing.

SECTION 6.07.                                   Shareholder Votes Concerning Code Section 280G. At least three Business Days prior to the Closing, Osmotica shall, and the Vertical/Trigen Shareholders shall cause each of the Vertical/Trigen Blockers to: (a) submit to their respective shareholders for a vote pursuant to the exemption contained in Section 280G(b)(5)(A)(ii) of the Code (the “280G Shareholder Votes”), the right of each person who could be a “disqualified individual” under Section 280G(c) of the Code (a “Disqualified Individual”) and who has executed an effective Waiver Agreement (as defined below) to receive or retain any and all payments or other benefits contingent on the consummation of the Transactions (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that, upon receipt of applicable shareholder approvals, no payment or benefit received by or provided to such Disqualified Individual could be a “parachute payment” under Section 280G(b) of the Code and (b) solicit, prior to the solicitation of any 280G Shareholder Vote, from each Disqualified Individual, a waiver agreement (a “Waiver Agreement”) pursuant to which each such Disqualified Individual shall waive his or her right to all payments that would not be deductible by reason of Section 280G of the Code if the 280G Shareholder Vote fails the approval requirements under Section 280G(b)(5) of the Code. At least three Business Days prior to providing the applicable Disqualified Individuals with the Waiver Agreements and the applicable shareholders with the materials necessary to conduct the 280G Shareholder Vote, Osmotica shall, and the Vertical/Trigen Shareholders shall cause each of the Vertical/Trigen Blockers to, provide drafts of the applicable materials to the other parties hereto and incorporate into such materials any reasonable comments that are timely provided by any other party.

SECTION 6.08.                                   Other. The provisions of this Article VI are solely for the benefit of the respective parties to this Agreement and nothing in this Article VI, express or implied, shall confer upon any employee of any of the Osmotica Companies or any of the Vertical/Trigen Companies, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Article VI, express or implied, shall be (i) deemed an amendment of any plan providing benefits to any employee, or (ii) construed to prevent any of the Osmotica Companies or any of the Vertical/Trigen Companies from terminating or modifying to any extent or in any respect any benefit plan that they may establish or maintain.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01.                                   Conditions to Each Party’s Obligation. The obligations of each party hereto to consummate the Closing are subject to the satisfaction (or waiver by such parties) at or prior to the Closing of the following conditions:

(a)                                 Governmental Approvals. Any waiting period under the HSR Act shall have expired or been terminated.

(b)                                 No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any Law or preliminary or permanent injunction or order which is in effect and which prohibits, enjoins or otherwise restrains the Transactions.

(c)                                  Pre-Closing Transaction Steps. The actions set forth in Steps 1 and 2 of Annex 1 shall have been effected in accordance with Annex 1 in all material respects.

SECTION 7.02.                                   Conditions to Obligations of the Vertical/Tri gen Parties. The obligation of the Vertical/Trigen Shareholders and Vertical/Trigen to consummate the Closing is subject to the satisfaction (or waiver by the Vertical/Trigen Shareholders and Vertical/Trigen) at or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Osmotica Shareholders set forth in Sections 3.04(a), (c), (d) and (e) shall be true and correct at the Closing as though made as of the Closing (except, in each case, (x) for de minimis inaccuracies and (y) to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), (ii) the other Osmotica Specified Representations (other than those in the preceding clause (i)) shall be true and correct (without giving effect to any “materiality” or “Osmotica Material Adverse Effect” qualifiers contained therein) in all material respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” or “Osmotica Material Adverse Effect” qualifiers contained therein) in all material respects as of such particular date) and (iii) the other representations and warranties of the Osmotica Shareholders set forth in this Agreement (other than the Osmotica Specified Representations) shall be true and correct (without giving effect to any “materiality” or “Osmotica Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” or “Osmotica Material Adverse Effect” qualifiers contained therein) as of such particular date), except where, in the case of this clause (iii) only, the failure of any of such representations and warranties of Osmotica to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Osmotica Material Adverse Effect. The Vertical/Trigen Shareholders’ Representative shall have received a certificate signed by an authorized officer of Osmotica as to the satisfaction of the foregoing condition.

(b)                                 Performance of Obligations. Each of the Osmotica Shareholders, Osmotica and New HoldCo shall have performed or complied with or caused to be performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. The Vertical/Trigen Shareholders’ Representative shall have received a certificate signed by an authorized officer of Osmotica as to the satisfaction of the foregoing condition.

(c)                                  No Osmotica Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor is there reasonably expected to be, an Osmotica Material Adverse Effect. The

Vertical/Trigen Shareholders’ Representative shall have received a certificate signed by an authorized officer of Osmotica as to the satisfaction of the foregoing condition.

(d)                                 Limited Partnership Agreement. Altchem Limited (and, if applicable, the Altchem Co-Invest Vehicle) shall have delivered to New HoldCo two original executed counterparts to the Limited Partnership Agreement and to the Vertical/Trigen Shareholders’ Representative a copy of such executed counterparts. New HoldCo shall have executed and delivered two original executed counterparts to the Limited Partnership Agreement, and delivered to the Vertical/Trigen Shareholders’ Representative a copy of such executed counterparts.

(e)                                  Transaction Documents. The Osmotica Shareholders shall have delivered to the Vertical/Trigen Shareholders’ Representative the Material Transaction Documents with respect to the actions set forth in Step 3 of Annex 1 (together with all other instruments or documentation relating to such actions), in each case, executed by each Osmotica Shareholder (or applicable affiliate(s) of the Osmotica Shareholders) that is party thereto and in form and substance reasonably satisfactory to the Vertical/Trigen Shareholders’ Representative.

(f)                                   Escrow Agreement. Each of the Osmotica Shareholders’ Representative, New HoldCo and the Escrow Agent shall have executed and delivered to the Vertical/Trigen Shareholders’ Representative a counterpart to the Escrow Agreement.

(g)                                  Monitoring Agreement. Each of Altchem Limited and Osmotica Kereskedelmi es Szolgaltato Korlatolt Felelossegu Tarasag (“Osmotica Hungary”) shall have executed and delivered to the Vertical/Trigen Shareholders’ Representative a counterpart to the Monitoring Agreement.

(h)                                 Avista PIK Notes. New HoldCo shall have executed and delivered to the Vertical/Trigen Shareholders’ Representative counterparts to the Avista PIK Notes.

(i)                                     Osmotica Stock Certificates. The Osmotica Shareholders as of immediately prior to the Closing shall have delivered to New HoldCo the stock certificates evidencing all of the issued and outstanding equity interests of Osmotica, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer such equity interests to New HoldCo free and clear of all Liens; provided, that in lieu thereof, in the event that such stock certificates have been lost such Osmotica Shareholders may deliver affidavits of lost stock certificates (without need to post bond or other collateral in respect thereof).

SECTION 7.03.                                   Conditions to Obligation of the Osmotica Shareholders, Osmotica and New HoldCo. The obligation of the Osmotica Shareholders, Osmotica and New HoldCo to consummate the Closing is subject to the satisfaction (or waiver by the Osmotica Shareholders, Osmotica and New HoldCo) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Vertical/Trigen Shareholders set forth in Sections 4.04(a), (c), (d), (e), (f), (g) and (h) shall be true and correct at the Closing as though made as of the Closing (except, in each case, (x) for de minimis inaccuracies and (y) to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), (ii) the other Vertical/Trigen Specified Representations (other than those in the preceding clause (i)) shall be true and correct (without giving effect to any “materiality” or “Vertical/Trigen Material Adverse Effect” qualifiers contained therein) in all material respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” or “Vertical/Trigen Material Adverse Effect” qualifiers contained therein) in all material respects as of such particular date) and (iii) the other representations and warranties of the Vertical/Trigen Shareholders set forth in this Agreement (other than the Vertical/Trigen Specified Representations) shall be true and correct (without giving effect to any “materiality” or “Vertical/Trigen Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” or “Vertical/Trigen Material Adverse Effect” qualifiers contained therein) as of such particular date), except where, in the case of this clause (iii) only, the failure of any of such representations and warranties of Vertical/Trigen to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Vertical/Trigen Material Adverse Effect. The Osmotica Shareholders’ Representative shall have received a certificate signed by an authorized officer of Vertical/Trigen as to the satisfaction of the foregoing condition.

(b)                                 Performance of Obligations. Each of the Vertical/Trigen Shareholders and Vertical/Trigen shall have performed or complied with or caused to be performed or complied with, in all material respects, the obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. The Osmotica Shareholders’ Representative shall have received a certificate signed by an authorized officer of Vertical/Trigen as to the satisfaction of the foregoing condition.

(c)                                  No Vertical/Trigen Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor is there reasonably expected to be, a Vertical/Trigen Material Adverse Effect. The Osmotica Shareholders’ Representative shall have received a certificate signed by an authorized officer of Vertical/Trigen as to the satisfaction of the foregoing condition.

(d)                                 Limited Partnership Agreement. The Vertical/Trigen Shareholders’ Representative shall have delivered to New HoldCo two original counterparts to the Limited Partnership Agreement executed by each Vertical/Trigen Co-Invest Vehicle and each Vertical/Trigen Avista Shareholder (or, if applicable, its permitted transferees pursuant to, and in accordance with, Section 11.01).

(e)                                  Transaction Documents. The Vertical/Trigen Shareholders shall have delivered to the Osmotica Shareholders’ Representative the Material Transaction Documents with respect to the actions set forth in Step 4 of Annex 1 (together with all other instruments or documentation relating to such actions), in each case, executed by each Vertical/Trigen Shareholder (or applicable affiliate(s) of the Vertical/Trigen Shareholders) that is party thereto and in form and substance reasonably satisfactory to the Osmotica Shareholders.

(f)                                   Escrow Agreement. Each of the Vertical/Trigen Shareholders’ Representative and the Escrow Agent shall have executed and delivered to the Osmotica Shareholders’ Representative a counterpart to the Escrow Agreement.

(g)                                  Monitoring Agreement. Each of Avista Capital Holdings, L.P. and Vertical/Trigen shall have executed and delivered to the Osmotica Shareholders’ Representative a counterpart to the Monitoring Agreement.

(h)                                 Vertical/Tri gen Avista Blocker Stock Certificates. The Vertical/Trigen Shareholders’ Representative shall have delivered to New HoldCo the stock certificates evidencing the Vertical/Trigen Avista Blocker Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer such equity interests to New HoldCo free and clear of all Liens; provided, that in lieu thereof, in the event that such stock certificates have been lost such Vertical/Trigen Avista Shareholders may deliver affidavits of lost stock certificates (without need to post bond or other collateral in respect thereof).

(i)                                     FIRPTA Certificates. The Osmotica Shareholders’ Representative shall have received a statement, in compliance with applicable Treasury Regulations, from each of the Vertical/Trigen Blockers to the effect that such Vertical/Trigen Blocker is not a “United States real property holding corporation” within the meaning of Section 897 of the Code and the Treasury Regulations thereunder.

SECTION 7.04.                                   Frustration of Closing Conditions. Neither the Osmotica Shareholders, Osmotica or New HoldCo, on the one hand, nor the Vertical/Trigen Shareholders or Vertical/Trigen, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s or its respective affiliates’ failure to comply with its agreements set forth herein.

ARTICLE VIII

TERMINATION

SECTION 8.01.                                   Termination. This Agreement may be terminated and the Transactions and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative; or

(b)                                 by either the Osmotica Shareholders’ Representative or the Vertical/Trigen Shareholders’ Representative:

(i)                                     if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Entity having competent jurisdiction; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the issuance of such non-appealable final order, decree or judgment; or

(ii)                                  if the Closing does not occur on or prior to the date that is 120 days after the date of this Agreement (the “End Date”); provided, however, that (A) the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the failure of the Closing to have occurred on or before the End Date, (B) the Vertical/Trigen Shareholders’ Representative shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) (1) during the pendency of any proceeding brought by the Osmotica Shareholders’ Representative for specific performance of this Agreement in the circumstances provided in, and in accordance with, Section 11.15 or (2) at any time the Osmotica Shareholders’ Representative may terminate this Agreement pursuant to Section 8.01(d)(ii) and has given notice to the Vertical/Trigen Shareholders’ Representative stating the Osmotica Shareholders’ Representative’s intention to terminate this Agreement pursuant to Section 8.01(d)(ii), and (C) the Osmotica Shareholders’ Representative shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) during the pendency of any proceeding brought by the Vertical/Trigen Shareholders’ Representative for specific performance of this Agreement in accordance with Section 11.15; or

(c)                                  by the Vertical/Trigen Shareholders’ Representative if the Osmotica Shareholders, Osmotica or New HoldCo shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, or any representations or warranties made by Osmotica or the Osmotica Shareholders shall become untrue or inaccurate, which breach, untruth, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.02 and (ii) cannot be cured by the Osmotica Shareholders, Osmotica or New HoldCo, as applicable, by the End Date, or if capable of being cured, shall not have commenced to have been cured by the earlier of (A) the 15th day following receipt by the Osmotica Shareholders’ Representative of written notice of such breach or failure to perform from the Vertical/Trigen Shareholders’ Representative stating the Vertical/Trigen Shareholders’ Representative’s intention to terminate this Agreement pursuant to this Section 8.01(c) and the basis for such termination and (B) the End Date; provided, however, that the Vertical/Trigen Shareholders’ Representative shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if any of the Vertical/Trigen Shareholders or Vertical/Trigen is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in Sections 7.01 or 7.03 not being satisfied (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Osmotica Shareholders, Osmotica or New HoldCo of their respective representations, warranties, covenants and agreements contained in this Agreement); or

(d)                                 by the Osmotica Shareholders’ Representative:

(i)                                     if the Vertical/Trigen Shareholders or Vertical/Trigen shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, or any representations or warranties made by Vertical/Trigen or the Vertical/Trigen Shareholders shall become untrue or inaccurate, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.01 or 7.03 and (B) cannot be cured by the Vertical/Trigen Shareholders or Vertical/Trigen, as applicable, by the End Date, or if capable of being cured, shall not have commenced to have been cured by the earlier of (1) the 15th day following receipt by the Vertical/Trigen Shareholders’ Representative of written notice of such breach or failure to perform from the Osmotica Shareholders’ Representative stating the Osmotica Shareholders’ Representative’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i) and the basis for such termination and (2) the End Date; provided, however, that the Osmotica Shareholders’ Representative shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if any of the Osmotica Shareholders, Osmotica or New HoldCo is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in Sections 7.01 or 7.02 not being satisfied (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Vertical/Trigen Shareholders or Vertical/Trigen of their respective representations, warranties, covenants and agreements contained in this Agreement); or

(ii)                                  if (A) the Marketing Period has ended, (B) all of the conditions set forth in Sections 7.01 and 7.02 have been satisfied or waived (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Vertical/Trigen Shareholders of their respective representations, warranties, covenants and agreements contained in this Agreement), (C) the Osmotica Shareholders’ Representative has irrevocably confirmed by notice to the Vertical/Trigen Shareholders’ Representative that the Osmotica Shareholders, Osmotica and New HoldCo stand ready, willing and able to consummate the Transactions and (D) the Transactions shall not have been consummated at the time required by Section 1.01 due to a Financing Failure (assuming for such purpose that all of the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied or waived).

SECTION 8.02.                                   Effect of Termination.

(a)                                 In the event of termination of this Agreement by the Osmotica Shareholders’ Representative or the Vertical/Trigen Shareholders’ Representative pursuant to Section 8.01, written notice thereof shall forthwith be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of Section 5.06 (Publicity), the expense reimbursement and indemnification provisions of Section 5.12(c), this Article VIII (Termination), Section 11.03 (Expenses), Section 11.04 (Notices), Section 11.05 (Interpretation; Certain Definitions), Section 11.10 (Governing Law), Section 11.11 (Jurisdiction), Section 11.12 (Service of Process), Section 11.13 (Waiver of Jury Trial), Section 11.18 (Osmotica Shareholders’ Representative) and Section 11.19 (Vertical/Trigen Shareholders’ Representative) all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Osmotica Companies, the Osmotica Shareholders, the Vertical/Trigen Companies or the Vertical/Trigen Shareholders or their respective affiliates or Representatives, except (i) as liability may exist pursuant to the sections specified in this Section 8.02(a) that survive such termination, (ii) that no such termination shall relieve any party from any liability to pay the fees, expenses and other amounts set forth in Section 8.03, if and when due in accordance with the provisions thereof, and (iii) that, except as otherwise provided in Section 8.03, no such termination shall relieve any party from any liability arising out of any Willful Breach by such party of any representation or warranty of such party contained herein or any covenant or agreement of such party contained herein. “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act. Notwithstanding anything to the contrary herein, the parties hereto agree that, in the event this Agreement is terminated by the Osmotica Shareholders’ Representative pursuant to Section 8.01(d)(i) in circumstances in which the Osmotica Shareholders’ Representative was not entitled to terminate this Agreement pursuant to Section 8.01(d)(ii), the Osmotica Shareholders, Osmotica, New HoldCo, and their respective affiliates shall only be entitled to seek monetary damages in connection therewith and only from the Vertical/Trigen Companies (and their successors and assigns), and, in such circumstances, none of the Osmotica Shareholders, Osmotica, New HoldCo, or any of their respective affiliates shall seek to recover any monetary damages directly from any of the Vertical/Trigen Shareholders or any of their affiliates (other than, for the avoidance of doubt, the Vertical/Trigen Companies).

(b)                                 If the Transactions are terminated as provided herein (i) (A) the Vertical/Trigen Shareholders and Vertical/Trigen promptly shall, and shall cause each of their respective affiliates and Representatives to, return to Osmotica or destroy (such destruction to be confirmed in writing by Vertical/Trigen to Osmotica), all documents and other material received from Osmotica or any of its affiliates or Representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof and (B) all information received by the Vertical/Trigen Shareholders, Vertical/Trigen or their respective affiliates or Representatives with respect to the businesses of Osmotica and its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement and (ii) (A) the Osmotica Shareholders and Osmotica promptly shall, and shall cause each of their respective affiliates and Representatives to, return to Vertical/Trigen or destroy (such destruction to be confirmed in writing by Osmotica to Vertical/Trigen), all documents and other material received from Vertical/Trigen or any of its affiliates or Representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof and (B) all information received by the Osmotica Shareholders, Osmotica or their respective affiliates or Representatives with respect to the businesses of Vertical/Trigen and its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.03.                                   Termination Fee.

(a)                                 (i) In the event that this Agreement is terminated by the Osmotica Shareholders’ Representative pursuant to Section 8.01(d)(ii), then Vertical/Trigen shall pay to the Osmotica Shareholders’ Representative a non-refundable termination fee of $30,000,000 in cash by wire transfer of same-day funds (the “Termination Fee”) within two Business Days following such termination.

(ii)                                  In no event shall Vertical/Trigen be required to pay the Termination Fee on more than one occasion. In the event that the Osmotica Shareholders’ Representative shall receive full payment pursuant to this Section 8.03(a), together with the Collection Fees and Expenses pursuant to Section 8.03(b) and any fees and expenses payable pursuant to Section 11.15, if any,

(A) the receipt of the Termination Fee, together with the Collection Fees and Expenses, if any, shall be deemed to be liquidated damages for any and all Losses suffered or incurred by the Osmotica Shareholders, Osmotica, New HoldCo or any of their respective affiliates in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and (B) none of the Osmotica Shareholders, Osmotica or New HoldCo nor any of its affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Vertical/Trigen Shareholders, Vertical/Trigen, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, controlling persons, managers, members, directors, officers, employees, agents or affiliates (the “Vertical/Trigen Related Parties”) arising out of or in connection with this Agreement, the Debt Commitment Letters, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(b)                                 The parties hereto acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, that the Termination Fee represents liquidated damages in a reasonable amount and not a penalty and that, without these agreements, none of the parties hereto would have entered into this Agreement. If Vertical/Trigen fails promptly to pay the Termination Fee when due, Vertical/Trigen shall pay the Osmotica Shareholders’ and their respective affiliates’ costs and expenses (including reasonable attorneys’ fees and expenses) in connection with seeking such payment, together with interest (calculated as simple interest) on the Termination Fee from the date such payment was required to be made hereunder until the date such payment was actually received by the Osmotica Shareholders’ Representative (whether before or after any insolvency or bankruptcy), at the prime lending rate of Bank of America at its principal office in New York City as in effect from time to time (collectively, the “Collection Fees and Expenses”).

(c)                                  Notwithstanding anything to the contrary contained in this Agreement (but subject to the rights of the Osmotica Shareholders’ Representative set forth in Section 11.15), in the circumstances where the Termination Fee is owed and payable pursuant to Section 8.03(a)(i), the expense reimbursement and indemnification obligations of the Vertical/Trigen Shareholders and their respective affiliates under Section 5.12(b), and the reimbursement obligations under Section 8.03(b) (i.e., to the Collection Fees and Expenses) and Section 11.15, the Osmotica Shareholders’ Representative’s right to receive payment of the Termination Fee from Vertical/Trigen in respect thereof shall be the sole and exclusive remedy of the Osmotica Shareholders, Osmotica, New HoldCo or their respective affiliates against the Vertical/Trigen Related Parties for any Losses suffered as a result of the failure of the Transactions to be consummated in the circumstances where the Termination Fee is owed and payable pursuant to Section 8.03(a)(i), and upon payment of such amounts, none of the Vertical/Trigen Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions following the termination hereof. For the avoidance of doubt, (i) in the circumstances where the Termination Fee is owed and payable pursuant to Section 8.03(a)(i), none of the Osmotica Shareholders, Osmotica, New HoldCo, nor any of their respective affiliates will be entitled to monetary damages in excess of the amount of the Termination Fee (other than any indemnification or reimbursement pursuant to Section 5.12(b), or the reimbursement obligations under Section 8.03(b) (i.e., the Collection Fees and Expenses) and Section 11.15), and (ii) while the Osmotica Shareholders’ Representative may pursue both a grant of specific performance in accordance with the circumstances provided in Section 11.15 and the payment of the Termination Fee under Section 8.03(a), under no circumstances shall the Osmotica Shareholders’ Representative, the Osmotica Shareholders or Osmotica be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and money damages, including all or any portion of the Termination Fee.

ARTICLE IX

INDEMNIFICATION; SURVIVAL

SECTION 9.01.                                   Indemnification by the Osmotica Shareholders. Subject to the limitations set forth in Section 9.04 and Section 9.09, from and after the Closing, the Osmotica Shareholders shall indemnify the Vertical/Trigen Shareholders and their respective affiliates (including New HoldCo and its subsidiaries) and each of their respective employees, agents, attorneys, representatives, officers and directors (the “Vertical/Trigen Indemnitees”) from and against, and compensate and reimburse the Vertical/Trigen Indemnitees for, any and all losses, liabilities, damages or expenses, including reasonable third-party legal and other professional fees and expenses in connection with any Proceeding (collectively, “Losses”), to the extent based upon, or arising or resulting from any of the following:

(a)                                 any breach or failure to be true and correct in all respects of any representation or warranty of the Osmotica Shareholders or Osmotica set forth in in Article III or in any certificate delivered by the Osmotica Shareholders or Osmotica pursuant to this Agreement as of the date hereof or as of the Closing Date;

(b)                                 any breach of any covenant of the Osmotica Shareholders or Osmotica contained in this Agreement;

(c)                                  any breach, prior to the Closing, of any covenant of New HoldCo contained in this Agreement;

(d)                                 reliance on the authority of the Osmotica Shareholders’ Representative as the representative of the Osmotica Shareholders and, prior to the Closing, Osmotica pursuant to Section 11.18;

(e)                                  all Taxes of the Osmotica Companies attributable to any Pre-Closing Tax Period except to the extent of Taxes included in the calculation of the Osmotica Tax Liability Amount or as Osmotica Current Liabilities in the calculation of Osmotica Closing Working Capital. For these purposes and for purposes of Section 9.02(d), with respect to any Tax period that begins on or prior to the Closing Date but ends thereafter (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, use, receipts, or other similar items for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date, and the amount of any other Taxes for a Straddle Period which relate to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(f)                                   all Taxes and other expenses or Liabilities which are or become payable as a result of the actions contemplated by Section 5.17;

(g)                                  the greater of (i) 50% of all Taxes attributable to the distribution of proceeds from the Financing to New HoldCo from its applicable subsidiaries in order to repay, redeem or otherwise pay off the Osmotica Shareholder Note or (ii) the amount by which such Taxes exceed $4,000,000, in each case, except to the extent such amounts were included in the in the calculation of Actual Osmotica Indebtedness; and

(h)                                 the matters described on Section 9.01(h) of the Osmotica Disclosure Schedule.

SECTION 9.02.                                   Indemnification by the Vertical/Tri gen Shareholders. Subject to the limitations set forth in Section 9.04 and Section 9.09, from and after the Closing, the Vertical/Trigen Shareholders shall indemnify the Osmotica Shareholders and their respective affiliates (including New HoldCo and its subsidiaries) and each of their respective employees, agents, attorneys, representatives, officers and directors (the “Osmotica Indemnitees”) from and against, and compensate and reimburse the Osmotica Indemnitees for, any and all Losses, to the extent based upon, or arising or resulting from any of the following:

(a)                                 any breach or failure to be true and correct in all respects of any representation or warranty of the Vertical/Trigen Shareholders or Vertical/Trigen set forth in in Article IV in any certificate delivered by the Vertical/Trigen Shareholders or Vertical/Trigen as of the date hereof or as of the Closing Date;

(b)                                 any breach of any covenant of the Vertical/Trigen Shareholders or Vertical/Trigen contained in this Agreement;

(c)                                  reliance on the authority of the Vertical/Trigen Shareholders’ Representative as the representative of the Vertical/Trigen Shareholders and, prior to the Closing, Vertical/Trigen pursuant to Section 11.19;

(d)                                 all Taxes of the Vertical/Trigen Companies attributable to any Pre-Closing Tax Period;

(e)                                  for any expenses or Liabilities (including corrective contributions, attorneys’ fees, and filing fees) associated with the matters contemplated by Section 6.04(b) in excess of the Corrective Payment Amount actually paid by Vertical/Trigen prior to the Closing; and

(f)                                   the matters described on Section 9.02(f) of the Vertical/Trigen Disclosure Schedule.

SECTION 9.03.                                   Indemnification Procedures.

(a)                                 Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment (in each case other than with respect to Taxes) for which indemnity may be sought under Section 9.01 or Section 9.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly (but no later than 30 days after receiving such notice) provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have 45 days from receipt of any such notice of a Third Party Claim to give notice to the Indemnified Party whether it is assuming and controlling the defense, appeal or settlement proceedings thereof with counsel of the Indemnifying Party’s choice. So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense, appeal or settlement proceedings of the Third Party Claim, (ii) the Indemnified Party will not admit any liability, file any papers or consent to the entry of any judgment or enter into any settlement agreement, compromise or discharge with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not admit to any wrongdoing by the Indemnified Party. The Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party with respect to such Third Party Claim or to which settlement the Indemnified Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). As to any Third Party Claim with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims. The parties will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings with respect to a Third Party Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)                                 Other Claims. An Indemnified Party shall give the Indemnifying Party written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

SECTION 9.04.                                   Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 (i)  The Osmotica Shareholders shall not have any liability under Section 9.01(a) unless the aggregate liability for Losses suffered by the Vertical/Trigen Indemnitees thereunder exceeds $9,675,000, and then only to the extent of such excess, (ii) the Osmotica Shareholders’ aggregate maximum liability under Sections 9.01(a), 9.01(g) and 9.01(h) shall not exceed the amount then-available in the Osmotica Indemnification Escrow Account and (iii) the Osmotica Shareholders shall not have any liability under Section 9.01(a) for any individual Loss of less than $100,000 (the “Mini-Basket”) and such individual Losses shall not be aggregated for purposes of the preceding clauses (i) and (ii); provided, that the limitations on liability in the foregoing clauses (i), (ii) and (iii) shall not apply (A) to the extent a breach of any representation or warranty of the Osmotica Shareholders or Osmotica contained in Article III constitutes actual fraud by any Osmotica Shareholder or Osmotica, (B) to any breach of the Osmotica Fundamental Representations, or (C) for the avoidance of doubt, to any claims pursuant to Sections 9.01(b) through 9.01(f) (clauses (A) through (C), collectively, the “Vertical/Trigen Excluded Claims”), and Losses on account of Vertical/Trigen Excluded Claims instead shall not exceed $322,500,000 in the aggregate (such amount, the “Osmotica Excluded Claim Cap”).

(b)                                 (i)  The Vertical/Trigen Shareholders shall not have any liability under Section 9.02(a) unless the aggregate liability for Losses suffered by the Osmotica Indemnitees thereunder exceeds $3,000,000, and then only to the extent of such excess, (ii) the Vertical/Trigen Shareholders’ aggregate maximum liability under Sections 9.02(a), 9.02(e) and 9.02(f) shall not exceed the amount then-available in the Vertical/Trigen Indemnification Escrow Account, and (iii) the Vertical/Trigen Shareholders shall not have any liability under Section 9.02(a) for any individual Loss of less than the Mini-Basket and such individual Losses shall not be aggregated for purposes of the preceding clauses (i) and (]); provided, that the limitations on liability in the foregoing clauses (i), (ii) and (iii) shall not apply (A) to the extent a breach of any representation or warranty of the Vertical/Trigen Shareholders or Vertical/Trigen contained in Article IV constitutes actual fraud by any Vertical/Trigen Shareholder or Vertical/Trigen, (B) to any breach of the Vertical/Trigen Fundamental Representations, or (C) for the avoidance of doubt, to any claims pursuant to Sections 9.02(b) through 9.02(d) (clauses (A) through (C), collectively, the “Osmotica Excluded Claims”), and Losses on account of Osmotica Excluded Claims instead shall not exceed $100,000,000 in the aggregate (such amount, the “Vertical/Trigen Excluded Claim Cap” and, together with the Osmotica Excluded Claim Cap, the “Excluded Claim Caps”)).

(c)                                  (i) No party shall have any liability for any otherwise indemnifiable Loss to the extent the Vertical/Trigen Indemnitees have been otherwise compensated through the adjustment under Section 1.04; (ii) no party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable, so long as the claim for such Loss was timely submitted pursuant to the provisions of this Article IX; (iii) no party shall be liable for any Losses to the extent the Vertical/Trigen Indemnitees or the Osmotica Indemnitees, as applicable, failed to reasonably mitigate such Losses in accordance with Laws; and (iv) no party shall be liable for any otherwise indemnifiable Loss arising out of any breach of any representation, warranty, covenant or agreement of such party unless a claim therefor is asserted with specificity and in writing by the Indemnified Party timely in accordance with Section 9.08, failing which such claim shall be waived and extinguished.

(d)                                 For purposes of this Article IX, in determining the failure of any representations or warranties in Article III or Article IV to be true and correct or the breach thereof, and calculating Losses hereunder, any “materiality” or “Material Adverse Effect” qualifications in the representations or warranties made hereunder shall be disregarded, other than (x) those set forth in Sections 3.03 (Non-Contravention and Approvals), 3.05 (Osmotica Financial Statements), 3.06 (No Undisclosed Liabilities), 3.07 (Absence of Changes)(including, for purposes of Section 3.07(c), as materiality is referenced in Section 5.01(a)), 3.16 (Compliance with Laws), Sections 4.03 (Non-Contravention and Approvals), 4.05 (Vertical/Trigen Financial Statements), 4.06 (No Undisclosed Liabilities), and 4.07 (Absence of Changes) (including, for purposes of Section 4.07(c), as materiality is referenced in Section 5.01(b)), 4.16 (Compliance with Laws), and (y) any qualification to the extent it qualifies a representation requiring a list of specified items on the Osmotica Disclosure Schedule or Vertical/Trigen Disclosure Schedule, as applicable.

SECTION 9.05.                                   Calculation of Indemnity Payments.

(a)                                 The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts directly recovered or recoverable by the Indemnified Party (including under insurance policies) with respect to such Loss.

(b)                                 If an Indemnified Party directly recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) (A) the amount paid by the Indemnifying Party in respect of such Losses plus (B) the amount received by the Indemnified Party in respect thereof over (ii) the full amount of the Losses. In the event that an Indemnified Party has any rights against a third party with respect to any Loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Without limiting the generality of any other provision hereof, each Indemnified Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c)                                  Each party shall, and shall cause its respective affiliates to, take all reasonable steps to mitigate any Loss indemnifiable hereunder upon and after becoming aware of any event that would reasonably be expected to give rise to any Loss. No party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

SECTION 9.06.                                   Exclusivity. From and after the Closing, the Vertical/Trigen Indemnitees’ and the Osmotica Indemnitees’ sole and exclusive remedies with respect to any and all claims relating to this Agreement or the Transactions shall be pursuant to the indemnification provisions set forth in this Article IX and the remedies in Section 11.15; provided, that nothing in this Agreement (other than, to the extent applicable, the applicable Excluded Claim Caps), including this Section 9.06, shall limit any remedy that any Vertical/Trigen Indemnitee or Osmotica Indemnitee may have against any person for any Losses arising out of or resulting from actual fraud by the Osmotica Shareholders or Osmotica with respect to any of their representations and warranties contained in Article III or by the Vertical/Trigen Shareholders or Vertical/Trigen with respect to any of their representations and warranties contained in Article IV, as the case may be.

SECTION 9.07.                                   Tax Treatment of Indemnification. For all Tax purposes, the parties hereto agree to treat any indemnity payment under this Agreement as an adjustment to the consideration received hereunder unless a final determination of a Taxing Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

SECTION 9.08.                                   Survival. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 9.01 and 9.02 and shall terminate at 11:59 p.m. New York City time on May 31, 2017 (the period from the Closing Date to such date, the “Survival Period”); provided, that the Osmotica Fundamental Representations and the Vertical/Trigen Fundamental Representations shall survive until the close of business on the date that is 30 days after the expiration of the applicable statute of limitations. The covenants or agreements contained in this Agreement to be performed at or prior to the Closing shall survive the Closing for the Survival Period and those which by their terms contemplate performance after the Closing Date shall survive the Closing only until 30 days after the expiration of the term of the undertaking set forth in such agreements and covenants. Notwithstanding the first sentence of this Section 9.08, the indemnities contained in Sections 9.01(g), 9.01(h) and 9.02(f) shall survive the Closing until the close of business on May 31, 2019. After the Closing, no party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof unless a notice of a breach thereof giving rise to a right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Notwithstanding anything to the contrary in this Section 9.08, if notice of any claim for indemnification shall have been given with specificity and in writing to the party against whom such indemnity may be sought within the applicable survival period, the representations, warranties, covenants or agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

SECTION 9.09.                                   Settlement of Indemnification Obligations.

(a)                                 Until the funds in the Osmotica Indemnification Escrow Account are reduced to zero (0), all indemnification payments to the Vertical/Trigen Indemnitees shall be made first out of the Osmotica Indemnification Escrow Account. Subject to the limitations set forth in Section 9.04 and in the Escrow Agreement, (i) any indemnification of the Vertical/Trigen Indemnitees for which the Osmotica Shareholders are liable pursuant to this Article IX shall be satisfied from the Osmotica Indemnification Escrow Account, by the release of cash from the Osmotica Indemnification Escrow Account by the Escrow Agent to the relevant Vertical/Trigen Indemnitee(s) in accordance with the Escrow Agreement, and (ii) with respect to any claims for indemnification of Losses on account of any Vertical/Trigen Excluded Claims, if funds in the Osmotica Indemnification Escrow Account are insufficient to satisfy all such Losses or if such indemnification obligation arises after the Escrow Termination Date or the 9.01(h) Resolution Date, as applicable, then the Osmotica Shareholders shall be liable, severally (according to their Osmotica Pro Rata Percentages) but not jointly, to the Vertical/Trigen Indemnitees for the amount of all such Losses not satisfied from the Osmotica Indemnification Escrow Account (“Osmotica Excess Losses”). The portion of any Osmotica Excess Losses for which any Osmotica Shareholder is liable pursuant to this Article IX shall be paid by such Osmotica Shareholder in cash, by wire transfer of immediately available funds, to the Vertical/Trigen Shareholders’ Representative (for distribution to the applicable Indemnified Parties) or to New HoldCo, as applicable, within five (5) Business Days of becoming due. In the event such payment is not timely received by the

Vertical/Trigen Shareholders’ Representative or New HoldCo, as applicable, (i) the Vertical/Trigen Shareholders’ Representative may elect, in its sole discretion, to instead cause New HoldCo to (and New HoldCo shall) pay any amounts otherwise distributable to the applicable Osmotica Shareholder instead to the Vertical/Trigen Shareholders’ Representative (for distribution to the applicable Indemnified Parties) or (ii) New HoldCo may elect, in its sole discretion, to instead set off any such amounts against amounts otherwise distributable to the applicable Osmotica Shareholder.

(b)                                 [START]Until the funds in the Vertical/Trigen Indemnification Escrow Account are reduced to zero (0), all indemnification payments to the Osmotica Indemnitees shall be made first out of the Vertical/Trigen Indemnification Escrow Account. Subject to the limitations set forth in Section 9.04 and in the Escrow Agreement, (i) any indemnification of the Osmotica Indemnitees for which the Vertical/Trigen Shareholders are liable pursuant to this Article IX shall be satisfied from the Vertical/Trigen Indemnification Escrow Account, by the release of cash from the Vertical/Trigen Indemnification Escrow Account by the Escrow Agent to the relevant Osmotica Indemnitee(s) in accordance with the Escrow Agreement, and (ii) with respect to any claims for indemnification of Losses on account of any Osmotica Excluded Claims, if funds in the Vertical/Trigen Indemnification Escrow Account are insufficient to satisfy all such Losses or if such indemnification obligation arises after the Escrow Termination Date or the 9.02(f) Resolution Date, as applicable, then the Vertical/Trigen Shareholders shall be liable, severally (according to their Vertical/Trigen Pro Rata Percentages) but not jointly, to the Osmotica Indemnitees for the amount of all such Losses not satisfied from the Vertical/Trigen Indemnification Escrow Account (“Vertical/Trigen Excess Losses”). The portion of any Vertical/Trigen Excess Losses for which any Vertical/Trigen Shareholder is liable pursuant to this Article IX shall be paid by such Vertical/Trigen Shareholder in cash, by wire transfer of immediately available funds, to the Osmotica Shareholders’ Representative (for distribution to the applicable Indemnified Parties) or to New HoldCo, as applicable, within five (5) Business Days of becoming due. In the event such payment is not timely received by the Osmotica Shareholders’ Representative or New HoldCo, as applicable, (i) the Osmotica Shareholders’ Representative may elect, in its sole discretion, to instead cause New HoldCo to (and New HoldCo shall) pay any amounts otherwise distributable to the applicable Vertical/Trigen Shareholder instead to the Osmotica Shareholders’ Representative (for distribution to the applicable Indemnified Parties) or (ii) New HoldCo may elect, in its sole discretion, to instead set off any such amounts against amounts otherwise distributable to the applicable Vertical/Trigen Shareholder.

(c)                                  Subject to the following sentence, within five Business Days following the earlier of (x) the Escrow Termination Date and (y) the 9.02(f) Resolution Date, the Vertical/Trigen Shareholders’ Representative, the Osmotica Shareholders’ Representative and New HoldCo shall jointly instruct the Escrow Agent to promptly (and in any event within two Business Days of such joint instruction) deliver to the Vertical/Trigen Shareholders’ Representative (for distribution in accordance with the provisions of the Reorganization Agreement) any amounts remaining in the Vertical/Trigen Indemnification Escrow Account. In the event an indemnification claim arises under Section 9.02 and notice of such claim has been provided to the Vertical/Trigen Shareholders’ Representative prior to the Escrow Termination Date or the 9.02(f) Resolution Date, as applicable, an amount equal to the aggregate amount of unsatisfied claims for Losses of the Osmotica Indemnitees properly made on or prior to the Escrow Termination Date or the 9.02(f) Resolution Date, as applicable, shall be retained in the Vertical/Trigen Indemnification Escrow Account until the applicable underlying claims are resolved in accordance with this Article IX and the Escrow Agreement, and shall then be applied or distributed as provided for in the Escrow Agreement.

(d)                                 Subject to the following sentence, within five Business Days following the Initial Osmotica Escrow Termination Date, the Vertical/Trigen Shareholders’ Representative, the Osmotica Shareholders’ Representative and New HoldCo shall jointly instruct the Escrow Agent to promptly (and in any event within two Business Days of such joint instruction) deliver to the Osmotica Shareholders’ Representative (for distribution to the Osmotica Shareholders on a pro rata basis, in accordance with their Osmotica Pro Rata Percentages) an amount from the Osmotica Indemnification Escrow Account equal to $14,000,000 less (i) any amounts paid out from the Osmotica Indemnification Escrow Account in satisfaction of claims under Article IX and (ii) the aggregate amount of unsatisfied claims for Losses of the Vertical/Trigen Indemnitees properly made on or prior to the Initial Osmotica Escrow Termination Date. In the event an indemnification claim arises under Section 9.01 and notice of such claim has been provided to the Osmotica Shareholders’ Representative prior to the Initial Osmotica Escrow Termination Date, an amount equal to the aggregate amount of unsatisfied claims for Losses of the Vertical/Trigen Indemnitees properly made on or prior to the Initial Osmotica Escrow Termination Date shall be retained in the Osmotica Indemnification Escrow Account pursuant to the foregoing sentence until the applicable underlying claims are resolved in accordance with this Article IX and the Escrow Agreement, and shall then be applied or distributed as provided for in the Escrow Agreement.

(e)                                  Subject to the following sentence, within five Business Days following the earlier of (x) the Escrow Termination Date and (y) the 9.01(h) Resolution Date, the Vertical/Trigen Shareholders’ Representative, the Osmotica Shareholders’ Representative and New HoldCo shall jointly instruct the Escrow Agent to promptly (and in any event within two Business Days of such joint instruction) deliver to the Osmotica Shareholders’ Representative (for distribution to the Osmotica Shareholders on a pro rata basis, in accordance with their Osmotica Pro Rata Percentages) any amounts remaining in the Osmotica Indemnification Escrow Account. In the event an indemnification claim arises under Section 9.01 and notice of such claim has been provided to the Osmotica Shareholders’ Representative prior to the Escrow Termination Date or the 9.01(h) Resolution Date, as applicable, an amount equal to the aggregate amount of unsatisfied claims for Losses of the Vertical/Trigen Indemnitees properly made on or prior to the Escrow Termination Date or the 9.01(h) Resolution Date, as applicable, shall be retained in the Osmotica Indemnification Escrow Account until the applicable underlying claims are resolved in accordance with this Article IX and the Escrow Agreement, and shall then be applied or distributed as provided for in the Escrow Agreement.

(f)                                   Notwithstanding anything in this Agreement to the contrary, with respect to (i) any actual fraud by any specific Osmotica Shareholder or Vertical/Trigen Shareholder with respect to any of such shareholder’s representations and warranties relating specifically to such shareholder contained in Article III or Article IV, as the case may be, or (ii) any breach by any specific Osmotica Shareholder or Vertical/Trigen Shareholder of any representations and warranties contained in Sections 3.01, 3.02, 3.03 or 3.04 (with respect to any Osmotica Shareholder) or Sections 4.01, 4.02, 4.03 or 4.04 (with respect to any Vertical/Trigen Shareholder), in the case of each of clause (i) and clause (ii), such Osmotica Shareholder or Vertical/Trigen Shareholder, as the case may be, shall be liable for all indemnifiable Losses arising in connection with such actual fraud or breach (without regard to such shareholder’s Osmotica Pro Rata Percentage or

Vertical/Trigen Pro Rata Percentage, as the case may be) up to an amount determined by multiplying the applicable cap set forth in Section 9.04 by such shareholders’ Osmotica Pro Rata Percentage or Vertical/Trigen Pro Rata Percentage, as the case may be, and the parties agree that no other Osmotica Shareholder or Vertical/Trigen Shareholder, as the case may be, shall be liable for any such actual fraud or breach.

(g)                                  Notwithstanding anything in this Agreement to the contrary, in the event (and to the extent) that Losses subject to indemnification pursuant to, and in accordance with, this Article IX represent out-of-pocket Losses of New HoldCo or any of its subsidiaries which New HoldCo or any of its subsidiaries has paid in cash, then (to such extent) the applicable indemnification payment shall be made to New HoldCo or such subsidiary. All remaining or other indemnification payments shall be made to the Osmotica Indemnitees or the Vertical/Trigen Indemnitees, as applicable, and in each case excluding New HoldCo or its subsidiaries.

ARTICLE X

TAX MATTERS

SECTION 10.01.                            Tax Returns.

(a)                                 After the Closing, New HoldCo shall have the obligation and authority to prepare and file or cause to be prepared and filed all Tax Returns to be filed by or with respect to the income, assets, properties, and operations of the Osmotica Companies or the Vertical/Trigen Companies for any taxable year or other taxable period; provided, that any such Tax Returns relating to a Pre-Closing Tax Period shall be prepared in accordance with past practices of the Osmotica Companies or Vertical/Trigen Companies, as the case may be (unless otherwise provided in this Agreement or required by applicable Laws). Any Tax Returns relating to the Pre-Closing Tax Period shall be submitted (with copies of any relevant schedules, work papers, and other documentation then available) to, in the case of Tax Returns of any Osmotica Company, to the Osmotica Shareholders’ Representative, and, in the case of Tax Returns of any Vertical/Trigen Company, to the Vertical/Trigen Shareholders’ Representative, in each case for review and comment not less than 30 days prior to the due date for the filing of such Tax Return, and New HoldCo shall consider in good faith any comments to such Tax Returns provided by either the Osmotica Shareholders’ Representative or the Vertical/Trigen Shareholders’ Representative.

(b)                                 Neither New HoldCo nor any of its affiliates shall amend, refile or otherwise modify, or consent to any settlement or payment involving a Tax Return relating in whole or in part to any Osmotica Company or any Vertical/Trigen Company with respect to any Pre-Closing Tax Period, without the prior written consent of the Osmotica Shareholders’ Representative (in the case of Tax Returns of any Osmotica Company) or the Vertical/Trigen Shareholders’ Representative (in the case of Tax Returns of any Vertical/Trigen Company), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable Law), the parties shall, and shall cause New HoldCo and each of its subsidiaries, to (i) report the Contributions in a manner consistent with the Intended Tax Treatment, (ii) not take any position inconsistent with the Intended Tax Treatment on any Tax Return, in connection with any audit or other proceeding relating to Taxes, or otherwise, and (iii) cause the Vertical/Trigen Blockers to comply with the reporting requirements of U.S. Treasury Regulations Section 1.367(a)-3(c)(6).

SECTION 10.02.                            Cooperation. New HoldCo, the Osmotica Shareholders’ Representative (on behalf of the Osmotica Shareholders) and the Vertical/Trigen Shareholders’ Representative (on behalf of the Vertical/Trigen Shareholders) shall reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this Agreement and audit or other proceeding relating to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any audit or other proceeding relating to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 10.03.                            Refunds. The Osmotica Shareholders shall be entitled to any refunds of Taxes (or credits against Taxes currently payable received in lieu of refunds) of any Osmotica Company in respect of any Pre-Closing Tax Period (net of any Taxes and expenses incurred in connection therewith) except to the extent such refund of Taxes (i) was included as Osmotica Current Asset in the calculation of Osmotica Closing Working Capital, (ii) resulted from the carryback of any Tax item from a Tax period beginning after the Closing Date to a PreClosing Tax Period, or (iii) is attributable to any New HoldCo Expenses. The Vertical/Trigen Shareholders shall be entitled to any refunds of Taxes (or credits against Taxes currently payable received in lieu of refunds) of any Vertical/Trigen Company in respect of any Pre-Closing Tax Period (net of any Taxes and expenses incurred in connection therewith) except to the extent such refund of Taxes (i) resulted from the carryback of any Tax item from a Tax period beginning after the Closing Date to a Pre-Closing Tax Period or (ii) is attributable to any New HoldCo Expenses. New HoldCo shall pay or cause to be paid to the Osmotica Shareholders’ Representative (for distribution to the Osmotica Shareholders on a pro rata basis, in accordance with their Osmotica Pro Rata Percentages) or Vertical/Trigen Shareholders’ Representative (for distribution in accordance with the provisions of the Reorganization Agreement), as the case may be, the amount of such refund (or credit in lieu of refund) no later than 10 days following receipt of such refund (or utilization of such credit against Taxes payable in lieu of a refund).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.                            Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any party without the prior written consent of the Vertical/Trigen Shareholders’ Representative (in the case of the Osmotica Shareholders, Osmotica or New HoldCo) or the Osmotica Shareholders’ Representative (in the case of the Vertical/Trigen Shareholders or Vertical/Trigen), as applicable; provided, however, that (i) any Vertical/Trigen Shareholder may assign (including by way of distribution or capital contribution) its rights under this Agreement to any of its affiliates in connection with a direct or indirect transfer of the equity interests of the Vertical/Trigen Blockers, (ii) the Vertical/Trigen Shareholders may assign a portion of their obligation to make the Vertical/Trigen Cash Contribution to any Vertical/Trigen Co-Invest Vehicle or any other affiliate of the Vertical/Trigen

Avista Shareholders, (iii) any Osmotica Shareholder may assign (including by way of distribution or capital contribution) its rights under this Agreement to any of its affiliates in connection with a direct or indirect transfer of the equity interests of Osmotica, and (iv) any party may assign its rights under this Agreement as otherwise provided in the Steps set forth in Annex 1, in the case of each of clauses (i), (ii), (iii) and (iv), without consent of any other party hereto, provided that such assigning party remains liable for all of its obligations hereunder and such assignment does not alter in any way the rights, interests or obligations of such party under this Agreement; provided, further, that, from and after the Closing, New HoldCo or any of its subsidiaries may, without consent, pledge any of their respective rights, but not their obligations, under this Agreement as security to any of the Debt Financing Sources or any agent or collateral trustee for such Debt Financing Sources. Subject to the first sentence of this Section 11.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 11.01 shall be null and void. For the avoidance of doubt, none of the Transactions and no other transaction expressly contemplated by this Agreement shall constitute an assignment requiring consent pursuant to this Section 11.01.

SECTION 11.02.                            No Third-Party Beneficiaries. Except as provided in this Section 11.02 or in Section 5.10, Article IX or Article X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder. Notwithstanding the foregoing, the provisions of the second sentence of Section 8.03(a)(ii), Section 8.03(c), Section 11.11, Section 11.13, Section 11.14, Section 11.20 and this Section 11.02 (in each case, to the extent they relate to the Debt Financing Sources) are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources.

SECTION 11.03.                            Expenses. Except as otherwise expressly set forth herein, in the event the Closing occurs, each party’s legal, investment banking, accounting and other out-ofpocket fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the Transactions, including any transfer Taxes but excluding any amounts that constitute Indebtedness, shall be paid, to the extent set forth on Annex 2, following the Closing, by New HoldCo’s applicable subsidiaries (after giving effect to the Closing) (the “New HoldCo Expenses”). In the event the Closing does not occur and this Agreement is terminated, or to the extent such expenses exceed the limits set forth on Annex 2 and the Closing occurs, then, except as otherwise expressly set forth herein, each party shall bear its own fees and expenses. Prior to the Closing, the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative shall consider in good faith any additional expenses that any party reasonably requests to include on Annex 2, and the Osmotica Shareholders’ Representative, on the one hand, and the Vertical/Trigen Shareholders’ Representative, on the other hand, may mutually agree to modify Annex 2. If the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative agree in writing to a deviation from Annex 2 in accordance with this Section 11.03 (in which case the parties shall cause Annex 2 to be revised accordingly), then for purposes of this Agreement, all references to Annex 2 shall be deemed to be references to Annex 2 as so revised.

SECTION 11.04.                            Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient, (c) when sent by facsimile (with written confirmation of transmission), and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)                                     if to the Osmotica Shareholders, the Osmotica Shareholders’ Representative or, prior to the Closing, New HoldCo, to:

Altchem Limited

CITY HOUSE

Facsimile No.:

Attention:

with a copy (which shall not constitute notice) to:

Fox Horan & Camerini LLP

825 Third Avenue

New York, NY 10022

Facsimile No.:

Attention:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile No.:

Attention:

(ii)                                  if, prior to the Closing, to Osmotica, to:

Osmotica Holdings Corp Limited

895 Sawyer Road

Marietta, GA 30062 USA

Facsimile No.:

Attention:                                         Praveen Tyle, Chief Executive Officer

Kenneth L. Gayron, Jr., Chief Financial Officer

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile No.:

Attention: Catherine Dargan Peter Zern

(iii)                               if to the Vertical/Trigen Shareholders the Vertical/Trigen Shareholders’ Representative or, prior to the Closing, Vertical/Trigen, to it:

c/o Avista Capital Partners

65 East 55th Street, 18th Floor

New York, NY 10022

Facsimile No.:

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile No.:

Attention: David Blittner, Esq.

(iv)                              if, from and after the Closing, to New HoldCo, any of the Osmotica Companies or any of the Vertical/Trigen Companies, to:

Osmotica Holdings S.C.Sp.

5, rue Guillaume Kroll

L-1882 Luxembourg

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile No.:

Attention: Catherine Dargan Peter Zern

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile No.:

Attention: David Blittner, Esq.

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 11.04.

SECTION 11.05.                            Interpretation; Certain Definitions. (a)  Any matter set forth in any provision, subprovision, Section or subsection of the Osmotica Disclosure Schedule or Vertical/Trigen Disclosure Schedule, as applicable, shall be deemed to be disclosed for each other provision, subprovision, Section or subsection of the Osmotica Disclosure Schedule or Vertical/Trigen Disclosure Schedule, as applicable, to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other provision, subprovision, Section or subsection of the Osmotica Disclosure Schedule or Vertical/Trigen Disclosure Schedule, as applicable. No reference to or disclosure of any matter or item in this Agreement or in the Osmotica Disclosure Schedule or Vertical/Trigen Disclosure Schedule, as applicable, shall be construed as an admission or indication that such matter or item is material or that such matter or item is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred. All Exhibits annexed hereto or referred to herein, and the Osmotica Disclosure Schedule and Vertical/Trigen Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Osmotica Disclosure Schedule or Vertical/Trigen Disclosure Schedule, as applicable, or in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement and the Osmotica Disclosure Schedule and Vertical/Trigen Disclosure Schedule are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, “Exhibits”, “Schedules” or “Annexes” shall be deemed to be references to Articles or Sections hereof or Exhibits, Schedules or Annexes hereto unless otherwise indicated. The terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement. Unless otherwise specified or where the context otherwise requires, (i) wherever used, the word “or” is used in the inclusive sense (and/or), (ii) references to a person are also to its permitted successors and assigns, (iii) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, and (iv) references to monetary amounts are denominated in United States Dollars.

(b)                                 For all purposes hereof:

“9.01(h) Resolution Date” means the date that is five Business Days following the date on which the Osmotica Shareholders’ Representative provides the Vertical/Trigen Shareholders’ Representative with written notice (together with supporting documentation reasonably satisfactory to the Vertical/Trigen Shareholders’ Representative) that either (i) the matters described on Section 9.01(h) of the Osmotica Disclosure Schedule have (A) been settled in full pursuant to a settlement agreement or (B) become subject to a non-appealable final order, decree or judgment of any Governmental Entity having competent jurisdiction under which the Osmotica Companies have no obligation to pay money damages to Alza Corporation or any of its affiliates or (ii) the Osmotica Shareholders otherwise have no potential liability to the Vertical/Trigen Indemnitees for any otherwise indemnifiable Losses with respect to the matters described on Section 9.01(h) of the Osmotica Disclosure Schedule under applicable Law; provided, that if such date is prior to May 31, 2017, then the “9.01(h) Resolution Date” shall be deemed to be May 31, 2017.

“9.02(f) Resolution Date” means the date that is five Business Days following the date on which the Vertical/Trigen Shareholders’ Representative provides the Osmotica Shareholders’ Representative with written notice (together with supporting documentation reasonably satisfactory to the Osmotica Shareholders’ Representative) that either (i) the matters described on Section 9.02(f) of the Vertical/Trigen Disclosure Schedule have (A) been dismissed with prejudice upon execution of a settlement agreement or (B) become subject to a non-appealable final order, decree or judgment of any Governmental Entity having competent jurisdiction under which Alembic Global Holdings, SA and its affiliates have no obligation to pay money damages to Otsuka Pharmaceutical Co., Ltd. or any of its affiliates, or (ii) the Vertical/Trigen Shareholders otherwise have no potential liability to the Osmotica Indemnitees for any otherwise indemnifiable Losses with respect to the matters described on Section 9.02(f) of the Vertical/Trigen Disclosure Schedule under applicable Law; provided, that if such date is prior to May 31, 2017, the “9.02(f) Resolution Date” shall be deemed to be May 31, 2017.

“affiliate” means, with respect to any party, any person or entity controlling, controlled by or under common control with such party. For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Altchem Co-Invest Vehicle” means an entity controlled and managed by Altchem Limited, and the organizational documents, shareholders agreement or other similar governing documents of which are in form and substance reasonably acceptable to the Vertical/Trigen Shareholders’ Representative; it being understood, that any such documents shall be reasonably acceptable to the Vertical/Trigen Shareholders’ Representative in the event they are substantially identical to the Vertical/Trigen Co-Invest LLC Agreements.

“Ancillary Agreements” means the other agreements and instruments to be executed and delivered in connection with this Agreement, including those contemplated by Annex 1.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to remain closed in New York City.

“Claim” means any claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliant” means, with respect to the Required Financial Information (other than projections, interpretations, forward-looking information and information of a general economic or industry-specific nature), (i) that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the applicable Osmotica Companies, necessary in order to make such Required Financial Information not misleading and (ii) no audit opinion with respect to any financial statements contained in the Required Financial Information shall have been withdrawn, amended or qualified.

“Escrow Agent” means Citibank, N.A., or another financial institution mutually agreed upon by the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative.

“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit H attached hereto, to be entered into on the Closing Date by the Osmotica Shareholders’ Representative, the Vertical/Trigen Shareholders’ Representative, New HoldCo and the Escrow Agent, with such modifications as may be mutually agreed upon by the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative at or prior to the Closing.

“Escrow Termination Date” means 11:59 p.m. New York City time on May 31, 2019.

“Existing Monitoring Agreement” means that certain Advisory Services and Monitoring Agreement entered into as of December 13, 2013, by and among Vertical/Trigen, the Vertical/Trigen Avista Blocker, Vertical/Trigen Mico, LLC, Vertical/Trigen Opco, LLC, and certain other parties thereto.

“FDA” means the United States Food and Drug Administration.

“Financing Failure” means a refusal or other failure, for any reason other than a breach of any provision of this Agreement or any Commitment Letter by Vertical/Trigen, the Vertical/Trigen Shareholders or any of their respective affiliates, on the part of any person that has executed the Commitment Letters or any definitive financing document relating to the Financing (or alternative financing), or on the part of any other person obligated or expected at any time to provide a portion of the Financing (or alternative financing), to provide a portion of such Financing (or alternative financing) after being notified (if such person is a party to definitive agreements related to the Financing (or alternative financing) and as provided in such definitive agreements) of the proposed Closing.

“including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

“Income Tax” means any U.S. federal, state, local or non-U.S. Tax imposed or determined with reference to net income or profits or other similar Tax or any franchise Tax imposed on, or calculated by reference to, net income.

“Indebtedness” of any person means, the aggregate amount, without duplication, of (a) the principal amount, plus any related accrued and unpaid interest, fees, charges and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of all indebtedness for borrowed money of such person and its subsidiaries, on a consolidated basis, including any such amounts (i) owed under a credit facility or (ii) evidenced by any note, bond, debenture, mortgage or other debt security, (b) all obligations of such person and its subsidiaries as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (c) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such person and its subsidiaries (but solely to the extent drawn and not paid), (d) any amounts payable in order to settle any interest rate swap, currency swap, forward currency or interest rate contracts or other hedging arrangements, (e) all obligations of such person and its subsidiaries in respect of earn-out or similar contingent payment and purchase price holdbacks, but, for the avoidance of doubt, excluding trade accounts payable incurred in the ordinary course of business, (f) declared and unpaid dividends or distributions of such person, provided that dividends or distributions made at Closing as part of the Transactions (including those contemplated on Annex 1) shall not constitute Indebtedness hereunder, (g) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such person, (h) all obligations of the type referred to in clauses (a) through (g) of any person for the payment of which such person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, (i) all obligations of the type referred to in clauses (a) through (h) of other persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), (j) any amounts required to be paid to, or for the benefit of, any current or former employee, equityholder, officer, manager, director of such person or to any other person in connection with or as a result of the consummation of the transactions contemplated hereby (including the Transactions), including pursuant to sale “stay-around” retention, change of control, transaction or similar bonuses, payments or benefits, including all related payroll withholding Taxes payable by such person or any of its affiliates; provided, for the avoidance of doubt, that the Financing shall not be considered “Indebtedness” of New HoldCo, the Osmotica Companies or the Vertical/Trigen Companies; provided, further, that Indebtedness shall not include any amounts to the extent included in Osmotica Closing Working Capital.

“Initial Osmotica Escrow Termination Date” means 11:59 p.m. New York City time on May 31, 2017.

“Intellectual Property” means all (i) Patents, (ii) Trademarks, (iii) copyrights, including all copyright registrations and applications and all renewals thereof, (iv) domain name registrations, and (v) trade secrets, inventions, rights in research and development, know-how, discoveries, improvements, formulas, compositions, commercially practiced processes, technical data, designs, drawings and specifications.

“Judgment” means any judgment, injunction, ruling, arbitration award, order or decree.

“Knowledge of Osmotica” means the actual knowledge, after reasonable due inquiry of direct reports, of the persons set forth on Section 11.05(b)(i) of the Osmotica Disclosure Schedule.

“Knowledge of Vertical/Trigen” means the actual knowledge, after reasonable due inquiry of direct reports, of the persons set forth on Section 11.05(b)(i) of the Vertical/Trigen Disclosure Schedule.

“Law” means federal, national, foreign, supranational, state, provincial or local or administrative statute, law, ordinance, rule, code or regulation.

“Liabilities” means any debt, liability or obligation of any kind, character or nature, whatsoever, whether secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.

“Liens” means mortgages, liens, pledges security interests, claims, transfer restrictions under any shareholder or similar agreement or other encumbrances of any kind.

“LTIP Amount” means the aggregate amount payable under the Osmotica LTIP after the Closing in connection with the consummation of the Transactions, including all related payroll withholding Taxes.

“made available” means, (i) with respect to any document made available by Osmotica or its affiliates, that such document (A) was in the electronic data room established by Osmotica by 5:00 p.m. Eastern Time on the Business Day prior to the date hereof or (B) was delivered to Vertical/Trigen or any of its affiliates or Representatives by Osmotica or any of its affiliates or Representatives by 5:00 p.m. Eastern Time on the Business Day prior to the date hereof and (ii) with respect to any document made available by Vertical/Trigen or its affiliates, that such document (A) was in the electronic data room established by Vertical/Trigen by 5:00 p.m. Eastern Time on the Business Day prior to the date hereof or (B) was delivered to Osmotica or any of its affiliates or Representatives by Vertical/Trigen or any of its affiliates or Representatives by 5:00 p.m. Eastern Time on the Business Day prior to the date hereof.

“Marketing Period” means the first period of twenty-two consecutive Business Days (i) commencing after January 3, 2016, and (ii) throughout which and on the first and last day of which (A) Vertical/Trigen shall have received the Required Financial Information and such Required Financial Information is Compliant and (B) nothing has occurred and no consideration exists that would cause any of the conditions set forth in Section 7.01 (other than with respect to the HSR Act) or Section 7.02 to fail to be satisfied (other than those conditions (x) which by their nature are intended to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by the Vertical/Trigen Shareholders or Vertical/Trigen of their representations, warranties, covenants and agreements contained in this Agreement); provided, however, that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such twenty-two Business Day period, (A) BDO Ltd shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Osmotica Companies for the applicable periods by BDO Ltd or another independent public accounting firm of recognized national standing or (B) Osmotica shall have publicly announced any intention to restate any financial statements included in the Required Financial Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Financial Information, as applicable, has been amended; provided, further, that notwithstanding the foregoing, the Marketing Period shall end on the earlier of (1) the date on which the Financing is consummated if such date is prior to the end of such twenty-two consecutive Business Day period, and (2) the date the “Marketing Period” under the Senior Commitment Letter (as such term is used therein on the date hereof) ends if such date is prior to the end of such twenty-two Business Day period. Notwithstanding the foregoing, if at any time (x) any of the conditions set forth in Sections 7.01 (other than with respect to the HSR Act) or 7.02 shall cease to be satisfied (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by Vertical/Trigen Shareholders or Vertical/Trigen of their representations, warranties, covenants and agreements contained in this Agreement)), (y) Vertical/Trigen does not have the Required Financial Information or (z) the Required Financial Information is not Compliant throughout and on the last day of such period, then, in each case, the Marketing Period shall have ceased to have commenced and a new Marketing Period shall begin at a time set forth in the first sentence of this definition, which period shall be deemed for all purposes to be the Marketing Period hereunder. Notwithstanding anything in this Agreement to the contrary, if Osmotica shall in good faith reasonably believe that it has delivered, or caused to be delivered, the Required Financial Information, then Osmotica may deliver to Vertical/Trigen written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Financial Information shall be deemed to have been delivered on the date of the applicable notice, in each case unless Vertical/Trigen in good faith reasonably believes that Osmotica shall have not completed delivery of the Required Financial Information and, within four Business Days after its receipt of such notice from Osmotica, Vertical/Trigen delivers a written notice to Osmotica to that effect (stating with specificity the Required Financial Information that has not been delivered).

“Monitoring Agreement” means the Monitoring Agreement, substantially in the form of Exhibit I attached hereto, to be entered into on the Closing Date by Altchem Limited, Avista Capital Holdings, L.P., Vertical/Trigen and Osmotica Hungary, with such modifications as may be mutually agreed upon by the Osmotica Shareholders’ Representative and the Vertical/Trigen Shareholders’ Representative at or prior to the Closing.

“Non-Income Tax” means any Tax other than an Income Tax.

“Off-the-Shelf Software” means software that is generally commercially available and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation and does not include any handwritten signatures of the parties to such agreement.

“Osmotica Companies” means Osmotica and each of its direct and indirect subsidiaries (other than Osmotica Leasing LLC).

“Osmotica Fundamental Representations” means the Osmotica Specified Representations and the representations and warranties of the Osmotica Shareholders set forth in Section 3.13 (Taxes).

“Osmotica Indebtedness” means an amount equal to (i) the aggregate Indebtedness of all the Osmotica Companies, including the items set forth on Section 11.05(b)(ii) of the

Osmotica Disclosure Schedule, but without taking into account any Indebtedness solely among the Osmotica Companies or the items set forth on Section 11.05(b)(iii) of the Osmotica Disclosure Schedule, plus (ii) an amount equal to the greater of (A) 50% of the Withholding Amount and (B) the amount by which the Withholding Amount exceeds $4,000,000, plus (iii) if Praveen Tyle has not entered into an amendment to his existing employment agreement with Osmotica US in form and substance reasonably acceptable to the Vertical/Trigen Shareholders’ Representative prior to the Closing, the aggregate amount that would be payable to Praveen Tyle, and any related employer paid payroll taxes, if Praveen Tyle terminated his employment with Osmotica US immediately following the Closing, plus (iv) the Osmotica Tax Liability Amount, minus (v) the LTIP Amount. In no event shall “Osmotica Indebtedness” be deemed to include any fees and expenses to the extent included in the New HoldCo Expenses pursuant to Section 11.03.

“Osmotica Intellectual Property” means all Osmotica Owned Intellectual Property and all Intellectual Property that is licensed by a third party to any of the Osmotica Companies pursuant to a written Contract (excluding Off-the-Shelf Software).

“Osmotica LTIP” means the Osmotica Holdings Corp. Limited Long-Term Incentive Plan (A Nonqualified Deferred Compensation Plan).

“Osmotica Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Osmotica Companies, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be an Osmotica Material Adverse Effect: (i) (A) except for any requirement to operate in the ordinary course of business, the Osmotica Shareholders’, Osmotica’s, New HoldCo’s or any of their respective affiliates’ compliance with the terms and conditions of this Agreement or (B) any other action by the Osmotica Shareholders, Osmotica, New HoldCo or any of their respective affiliates (1) expressly contemplated by this Agreement, (2) which the Vertical/Trigen Shareholders have expressly requested in writing or (3) to which the Vertical/Trigen Shareholders has consented in writing; (ii) any event, change, occurrence or effect affecting the industry, industry sectors or any geographic markets in which any of the Osmotica Companies operate generally or the United States or worldwide economy generally or the securities, syndicated loan, credit or other financial markets generally, including changes in interest or exchange rates; (iii) political or regulatory conditions (including changes with respect to pricing or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare reform initiatives or otherwise), including the worsening of any existing conditions; (iv) any delay or failure of any of the Osmotica Companies to obtain approval from any Governmental Entity for (A) the manufacturing, marketing or sale of any Osmotica Product in any geographic area where such Osmotica Product is not manufactured, marketed or sold (as applicable) or (B) the manufacturing, marketing or sale of any Osmotica Pipeline Compound in any geographic area; (v) changes in the pharmaceutical product coverage or reimbursement policies, practices or procedures of Medicare, Medicaid or other third-party payors; (vi) any natural disaster or pandemic or any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis; (vii) any failure of any of the Osmotica Companies to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (provided, however, that any underlying fact, circumstance, event or change that caused such failure to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets shall not be excluded under this clause (vii)); (viii) the negotiation or execution of this Agreement or any Ancillary Agreement or the announcement or pendency of the Transactions or a potential transaction involving any of the Osmotica Companies, including any Proceeding or any loss of, or impact on the relations of any of the Osmotica Companies with, any employees, customers, suppliers, partners or distributors; (ix) any acts or omissions of the Vertical/Trigen Shareholders, Vertical/Trigen or any of their respective affiliates; or (x) any change or prospective change in Laws, IFRS or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the enforcement thereof, provided, further that, with respect to a matter described in any of the foregoing clauses (ii), (iii), (v), (vi) and (x), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Osmotica Companies, taken as a whole, relative to other comparable businesses operating in the industry in which the Osmotica Companies operate.

“Osmotica Options” shall mean options to acquire shares of capital stock of Osmotica granted pursuant to the Osmotica Stock Option Agreements.

“Osmotica Owned Intellectual Property” means all Osmotica Intellectual Property that is owned by the Osmotica Companies.

“Osmotica Permitted Liens” means (i) such Liens as are set forth in Section 11.05(b)(iv) of the Osmotica Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not delinquent or being contested in good faith, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that may thereafter be paid without penalty, or that the taxpayer is contesting in good faith and for which adequate reserves have been established on the Osmotica Financial Statements in accordance with IFRS, (v) with respect to the real property, (A) restrictions under leases, subleases, licenses or occupancy agreements to which any of the Osmotica Companies is a party, (B) easements, covenants, rights-of-way and other similar restrictions of record, (C) zoning, building and other similar restrictions, and (D) Liens that have been placed by any developer, landlord or other third party on property over which the Osmotica Companies or their respective affiliates have easement rights and subordination or similar agreements relating thereto, in the case of each of clauses (A) through (D), which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of any of the Osmotica Companies as currently conducted, (vi) Liens created in connection with the Financing, (vii) Liens placed on property of Osmotica Leasing LLC, and (viii) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of any of the Osmotica Companies as currently conducted.

“Osmotica Pipeline Compound” means each compound set forth on Section 11.05(b)(v) of the Osmotica Disclosure Schedule.

“Osmotica Products” means the products set forth on Section 11.05(b)(vi) of the Osmotica Disclosure Schedule.

“Osmotica Specified Representations” means the representations and warranties of the Osmotica Shareholders set forth in Section 3.01 (Organization), Section 3.02 (Authority; Execution and Delivery; Enforceability), Sections 3.04(a), (c), (d) and (e) (The Osmotica Companies) and Section 3.19 (Brokers and Finders).

“Osmotica Stock Option Agreements” shall mean, collectively, the Stock Option Agreement dated as of July 10, 2013, between Osmotica, Altchem Limited and Praveen Tyle and the Stock Option Agreement dated as of August 19, 2009, between Osmotica and Angela Dentiste.

“Osmotica Tax Liability Amount” means an amount (not less than $0) equal to the sum (without duplication) of (a) any amounts that would be properly accrued as Income Tax liabilities on the Osmotica Financial Statements as of the Closing Date in accordance with IFRS, plus (b) any amount that would be properly reserved with respect to Taxes on the Osmotica Financial Statements as of the Closing Date in accordance with IFRS, in the case of each of clauses (a) and (b) calculated (i) as of the end of the Closing Date as if the taxable year of each Osmotica Company ended on the Closing Date, (ii) by excluding all deferred Tax liabilities and deferred Tax assets and (iii) by including in taxable income all Code Section 481 adjustments that will not previously have been included in income by any Osmotica Company. In no event will any amounts that are required to be withheld or deducted with respect to the distribution of any proceeds of the Financing to New HoldCo in order to repay, redeem or otherwise pay off the Osmotica Shareholder Note be included in the Osmotica Tax Liability Amount.

“Patent(s)” means all issued patents and all applications therefor, including all provisionals, non-provisionals, converted provisionals, requests for continued examination, continuations, divisionals, continuations-in-part, substitutions, additions, reexaminations and reissues, oppositions, inter partes review, post-grant review and all rights in respect of utility models and certificates of invention, and all extensions, restorations, and renewals of any of the foregoing.

“Personal Information” means all information from or about an individual person which is used or reasonably could be used to identify, contact or precisely locate the individual.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Privacy Laws” means applicable Laws relating to the collection, maintenance, storage, use, processing, disclosure, transfer, and disposition of personal data.

“Representatives” means, as to any person, such person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person; it being understood that New HoldCo shall be considered a subsidiary of the Osmotica Shareholders at all times prior to the Closing.

“Tax” or “Taxes” means all forms of taxation imposed by any federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, stamp, estimated, recapture, withholding, escheat and unclaimed property, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Tax Return” means any report, return, claim for refund, document, declaration or other information or filing supplied, or required to be supplied, to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Taxing Authority” means any federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“(Trademarks)” mean(s) any trademarks, trade dress rights, service marks, trade names, logos or business symbols, whether or not registered, and all registrations and applications therefor and all renewal thereof, together with all goodwill associated therewith and symbolized thereby.

“Transferred Employee” means an individual who is an Osmotica Employee or a Vertical/Trigen Employee immediately before the Closing and continues employment with an Osmotica Company, a Vertical/Trigen Company or New HoldCo after the Closing.

“Vertical/Trigen Avista Shareholders” means the Vertical/Trigen Shareholders designated as “Vertical/Trigen Avista Shareholders” in Section 11.05(b)(ii) of the Vertical/Trigen Disclosure Schedule.

“Vertical/Trigen Co-Invest LLC Agreements” means the limited liability company agreements of V/T Co-Invest I and V/T Co-Invest II, in each case, in the form attached as Exhibits to the Reorganization Agreement.

“Vertical/Trigen Co-Invest Vehicles” means any of V/T Co-Invest I and V/T Co-Invest II, as well as any other entity controlled and managed by the Vertical/Trigen Avista Shareholders or a person affiliated with the Vertical/Trigen Avista Shareholders, and the organizational documents, shareholders agreement or other similar governing documents of which are in form and substance reasonably acceptable to the Osmotica Shareholders’ Representative; it being understood, that any such documents shall be reasonably acceptable to the Osmotica Shareholders’ Representative in the event they are substantially identical to the Vertical/Trigen Co-Invest LLC Agreements.

“Vertical/Trigen Companies” means the Vertical/Trigen Blockers, Vertical/Trigen and each direct and indirect subsidiary of Vertical/Trigen (each a “Vertical/Trigen Company”).

“Vertical/Trigen Founder Shareholders” means the Vertical/Trigen Shareholders designated as “Vertical/Trigen Founder Shareholders” in Section 11.05(b)(iii) of the Vertical/Trigen Disclosure Schedule.

“Vertical/Trigen Fundamental Representations” means the Vertical/Trigen Specified Representations and the representations and warranties of the Vertical/Trigen Shareholders set forth in Section 4.13 (Taxes).

“Vertical/Trigen Incentive Units” shall mean incentive units of Vertical/Trigen granted pursuant to the Vertical/Trigen Share Plans.

“Vertical/Trigen Intellectual Property” means all Vertical/Trigen Owned Intellectual Property and all Intellectual Property that is licensed by a third party to any of the Vertical/Trigen Companies pursuant to a written Contract (excluding Off-the-Shelf Software).

“Vertical/Trigen LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Vertical/Trigen, dated as of December 13, 2013, as amended or modified from time to time.

“Vertical/Trigen Management Shareholders” means the Vertical/Trigen Shareholders designated as “Vertical/Trigen Management Shareholders” in Section 11.05(b)(iv) of the Vertical/Trigen Disclosure Schedule.

“Vertical/Trigen Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Vertical/Trigen Companies, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Vertical/Trigen Material Adverse Effect: (i) (A) except for any requirement to operate in the ordinary course of business, the Vertical/Trigen Shareholders’, Vertical/Trigen’s or any of their respective affiliates’ compliance with the terms and conditions of this Agreement or (B) any other action by the Vertical/Trigen Shareholders, Vertical/Trigen or any of their respective affiliates (1) expressly contemplated by this Agreement, (2) which the Osmotica Shareholders have expressly requested in writing or (3) to which the Osmotica Shareholders has consented in writing; (ii) any event, change, occurrence or effect affecting the industry, industry sectors or any geographic markets in which any of the Vertical/Trigen Companies operate generally or the United States or worldwide economy generally or the securities, syndicated loan, credit or other financial markets generally, including changes in interest or exchange rates; (iii) political or regulatory conditions (including changes with respect to pricing or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare reform initiatives or otherwise), including the worsening of any existing conditions; (iv) any delay or failure of any of the Vertical/Trigen Companies to obtain approval from any Governmental Entity for (A) the manufacturing, marketing or sale of any Vertical/Trigen Product in any geographic area where such Vertical/Trigen Product is not manufactured, marketed or sold (as applicable) or (B) the manufacturing, marketing or sale of any Vertical/Trigen Pipeline Compound in any geographic area; (v) changes in the pharmaceutical product coverage or reimbursement policies, practices or procedures of Medicare, Medicaid or other third-party payors; (vi) any natural disaster or pandemic or any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis; (vii) any failure of any of the Vertical/Trigen Companies to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (provided, however, that any underlying fact, circumstance, event or change that caused such failure to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets shall not be excluded under this clause (vii)); (viii) the negotiation or execution of this Agreement or any Ancillary Agreement or the announcement or pendency of the Transactions or a potential transaction involving any of the Vertical/Trigen Companies, including any Proceeding or any loss of, or impact on the relations of any of the Vertical/Trigen Companies with, any employees, customers, suppliers, partners or distributors; (ix) any acts or omissions of the Osmotica Shareholders, Osmotica, New HoldCo or any of their respective affiliates; or (x) any change or prospective change in Laws, IFRS or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the enforcement thereof, provided, further that, with respect to a matter described in any of the foregoing clauses (ii), (iii), (v), (vi) and (x), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Vertical/Trigen Companies, taken as a whole, relative to other comparable businesses operating in the industry in which the Vertical/Trigen Companies operate.

“Vertical/Trigen Owned Intellectual Property” means all Vertical/Trigen Intellectual Property that is owned by the Vertical/Trigen Companies.

“Vertical/Trigen Permitted Liens” means (i) such Liens as are set forth in Section 11.05(b)(v) of the Vertical/Trigen Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not delinquent or being contested in good faith, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that may thereafter be paid without penalty, or that the taxpayer is contesting in good faith and for which adequate reserves have been established on the Vertical/Trigen Financial Statements in accordance with GAAP, (v) with respect to the real property, (A) restrictions under leases, subleases, licenses or occupancy agreements to which any of the Vertical/Trigen Companies is a party, (B) easements, covenants, rights-of-way and other similar restrictions of record, (C) zoning, building and other similar restrictions, and (D) Liens that have been placed by any developer, landlord or other third party on property over which the Vertical/Trigen Companies or their respective affiliates have easement rights and subordination or similar agreements relating thereto, in the case of each of clauses (A) through (D), which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of any of the Vertical/Trigen Companies as currently conducted, (vi) Liens created in connection with the Financing, and (vii) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of any of the Vertical/Trigen Companies as currently conducted.

“Vertical/Trigen Pipeline Compound” means each compound set forth on Section 11.05(b)(vi) of the Vertical/Trigen Disclosure Schedule.

“Vertical/Trigen Products” means the products set forth on Section 11.05(b)(vii) of the Vertical/Trigen Disclosure Schedule.

“Vertical/Trigen Share Plans” shall mean the Vertical/Trigen Holdings, LLC 2013 Management Incentive Plan.

“Vertical/Trigen Specified Representations” means the representations and warranties of the Vertical/Trigen Shareholders set forth in Section 4.01 (Organization), Section 4.02 (Authority; Execution and Delivery; Enforceability), Sections 4.04(a), (c), (d), (e), (f), (g) and (h) (The Vertical/Trigen Companies), Section 4.19 (Brokers and Finders) and Section 4.27 (Cash).

“Withholding Amount” means the aggregate amounts, if any, that are required to be withheld or deducted with respect to the distribution of proceeds from the Financing to New HoldCo from its applicable subsidiaries in order to repay, redeem or otherwise pay off the Osmotica Shareholder Note.

SECTION 11.06.                            Limitation on Damages. Notwithstanding anything to the contrary contained in this Agreement (including in Article IX or Article X), in no event shall any party be liable for special, indirect, exemplary or punitive damages of any other party, or any of the Osmotica Companies or Vertical/Trigen Companies, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence or strict liability) or otherwise; provided, however, that nothing in this Section 11.06 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for a Third Party Claim subject to the provisions of Article IX.

SECTION 11.07.                            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 11.08.                            Entire Agreement. This Agreement, and the Annexes, Exhibits and Osmotica Disclosure Schedule and Vertical/Trigen Disclosure Schedule annexed hereto, the Confidentiality Agreement and the Ancillary Agreements constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and supersede all other understandings and negotiations with respect thereto. The parties agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. In the event of any conflict between the provisions of this Agreement (including the Osmotica Disclosure Schedule and

Vertical/Trigen Disclosure Schedule and Annexes and Exhibits), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 11.09.                            Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.10.                            Governing Law. This Agreement, the negotiation, execution and performance of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.

SECTION 11.11.                            Jurisdiction. Each party irrevocably agrees that any Proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the Delaware Chancery Court, or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum. Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees that any Proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Source arising out of, or relating to, the transactions contemplated hereby, the Commitment Letters, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (and the appellate courts thereof) and each party hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.

SECTION 11.12.                            Service of Process. Each of the parties consents to service of any process, summons, notice or document which may be served in any Proceeding in the Delaware Chancery Court, any federal court located in the State of Delaware or other Delaware state court, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 11.04, to such party’s respective address set forth in Section 11.04.

SECTION 11.13.                            Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto, including with respect to the Financing, the Debt Financing Sources, the Commitment Letters, any alternative debt financing or the transactions contemplated hereby or thereby. Each party (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

SECTION 11.14.                            Amendments and Waivers. Except as provided in Section 11.2, this Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party or parties waiving compliance. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement. In the event that any party seeks an amendment to or waiver of the second sentence of Section 8.03(a)(ii) Section 8.03(c), Section 11.2, Section 11.11, Section 11.13, Section 11.20 or this Section 11.14 (in each case, to the extent they relate to the Debt Financing Sources) that is adverse to the Debt Financing Sources, the prior written consent of the Debt Financing Sources shall be required before any such amendment or waiver may become effective.

SECTION 11.15.                            Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the Vertical/Trigen Shareholders’ Representative, on behalf of the Vertical/Trigen Shareholders, shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement; provided, that the right of the Vertical/Trigen Shareholders’ Representative, on behalf of the Vertical/Trigen Shareholders, to any such injunction, specific performance or other equitable relief to consummate the Closing shall be subject to the requirements that all of the conditions to Closing set forth in Section 7.01 and 7.03 were satisfied or waived at the time when the Closing would have been required to occur pursuant to Section 1.01 (assuming for such purpose that all of the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied) and remain satisfied or waived (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Osmotica Shareholders or Osmotica of their respective representations, warranties, covenants or agreements contained in this Agreement). In addition, the parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, prior to the Closing the Osmotica Shareholders’ Representative, on behalf of the Osmotica Shareholders, shall only be entitled to an injunction, specific performance or other equitable remedies (i) to enforce the obligation of the applicable Vertical/Trigen Shareholders to cause their (and their affiliates’ to the extent such affiliates are not signatories hereto) respective portion of the Vertical/Trigen Cash Contribution to be funded or to cause the Vertical/Trigen Shareholders to consummate the Closing or (ii) in connection with enforcing Vertical/Trigen’s obligation to enforce the terms of the Commitment Letters, including any alternative financing that has been obtained in accordance with Section 5.12(a), in the case of each of clauses (i) and (i]), in any court of competent jurisdiction without proof of damages or otherwise; provided, that the right of the Osmotica Shareholders’ Representative, on behalf of the Osmotica Shareholders, to an injunction, specific performance or other equitable remedies to enforce the obligation of the applicable Vertical/Trigen Shareholders to cause their (and their affiliates’ to the extent such affiliates are not signatories hereto) respective portion of the Vertical/Trigen Cash Contribution to be funded or to cause the Vertical/Trigen Shareholders to consummate the Closing shall be subject to the requirements that (i) all of the conditions to Closing set forth in Section 7.01 and 7.02 were satisfied or waived at the time when the Closing would have been required to occur pursuant to Section 1.01 (assuming for such purpose that all of the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied) and remain satisfied or waived (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Vertical/Trigen Shareholders or Vertical/Trigen of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) the Financing has been funded in accordance with the terms thereof or all of the conditions to the consummation of the Financing (including any alternative financing that has been obtained in accordance with Section 5.12(a)) have been satisfied (or would be satisfied if the Vertical/Trigen Cash Contribution is funded at the Closing), (iii) each of the Osmotica Shareholders and New HoldCo has irrevocably confirmed in writing that if the Vertical/Trigen Cash Contribution and Financing are funded then it would consummate the Closing and (iv) the Vertical/Trigen Shareholders fail to consummate the Closing on the date when the Closing should have occurred pursuant to Section 1.01 (assuming for such purpose that all of the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied); and provided, further, that the right of the Osmotica Shareholders’ Representative, on behalf of the Osmotica Shareholders, to an injunction, specific performance or other equitable remedies in connection with enforcing Vertical/Trigen’s obligation to enforce the terms of the Commitment Letters, including any alternative financing that has been obtained in accordance with Section 5.12(a), shall be subject to the requirements that (i) all of the conditions set forth in Sections 7.01 and 7.02 have been satisfied (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Vertical/Trigen Shareholders or Vertical/Trigen of their respective representations, warranties, covenants or agreements contained in this Agreement), and the Vertical/Trigen Shareholders fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.01 (assuming for such purpose that all of the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied), and (ii) all of the conditions to the consummation of the Financing (including any alternative financing that has been obtained in accordance with Section 5.12(a)) have been satisfied (or would be satisfied if the Vertical/Trigen Cash Contribution is funded at the Closing) (other than those conditions (1) which by their nature are intended to be satisfied at the Closing or (2) the failure of which to be satisfied is attributable primarily to a breach by the Vertical/Trigen Shareholders or Vertical/Trigen of their respective representations, warranties, covenants or agreements contained in this Agreement). Notwithstanding anything to the contrary in this Agreement, and for purposes of clarity, except as expressly provided for in the immediately preceding sentence of this Section 11.15, the parties acknowledge and agree that the Osmotica Shareholders’ Representative, Osmotica and the Osmotica Shareholders shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Vertical/Trigen Shareholders (other than in respect of their obligations to cause the Vertical/Trigen Cash Contribution to be funded if the provisions of the immediately preceding sentence of this Section 11.15 have been satisfied) or to enforce specifically the terms and provisions of this Agreement at any time prior to or at the Closing and that the sole and exclusive remedy of the Osmotica Shareholders’ Representative, Osmotica and the Osmotica

Shareholders with respect to any such breach shall be monetary damages (such damages, for the avoidance of doubt, shall not be limited in amount pursuant to the terms of this Agreement including Section 9.04). The right of specific enforcement under this Section 11.15 is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Accordingly, the parties hereto agree not to assert that a remedy of specific enforcement consistent and in accordance with this Section 11.15 is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 shall not be required to provide any bond or other security in connection with any such order or injunction. If a court rules that any of the Vertical/Trigen Shareholders or Vertical/Trigen breached its obligations under this Agreement in connection with its failure to effect the Closing in accordance with Section 1.01, but declines to cause Vertical/Trigen or its affiliates to enforce the terms of the Commitment Letters, including any alternative financing that has been obtained in accordance with Section 5.12(a), or to effect the Closing in accordance with Section 1.01, on the terms and subject to the conditions in this Agreement, pursuant to a claim for specific performance brought against the Vertical/Trigen Shareholders or Vertical/Trigen pursuant to, and in accordance with, this Section 11.15, then, in addition to the right of the Osmotica Shareholders’ Representative to terminate this Agreement pursuant to Section 8.01(d)(ii) and collect the Termination Fee, the Osmotica Shareholders and Osmotica shall have the right to be paid all costs and expenses (including attorneys’ fees) incurred by them and their respective affiliates in connection with all actions to seek specific performance of the obligations of the Vertical/Trigen Shareholders and Vertical/Trigen pursuant to this Agreement and the Commitment Letters and all actions to collect such fee or expenses. For the avoidance of doubt, in no event shall the exercise of the right of the Osmotica Shareholders’ Representative to seek specific performance pursuant to this Section 11.15 reduce, restrict or otherwise limit the Osmotica Shareholders’ Representative’s right to terminate this Agreement pursuant to Section 8.01(d)(ii) and be paid the Termination Fee. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, (x) only the Osmotica Shareholders’ Representative shall have the right to specifically enforce or obtain other equitable relief with respect to the obligations of Vertical/Trigen or the Vertical/Trigen Shareholders under the third sentence of this Section 11.15, and (y) only the Vertical/Trigen Shareholders’ Representative shall have the right to specifically enforce or obtain other equitable relief with respect to the obligations of Osmotica or the Osmotica Shareholders under the second sentence of this Section 11.15.

SECTION 11.16.                            Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 11.17.                            Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 11.18.                            Osmotica Shareholders’ Representative.

(a)                                 From and after the date hereof, the Osmotica Shareholders hereby constitute, empower and appoint the Osmotica Shareholders’ Representative to serve as the sole agent and attorney-in-fact of the Osmotica Shareholders with respect to this Agreement, each Ancillary Agreement and the transactions contemplated hereby and thereby, with full power and authority to act on behalf of, and to bind, each of the Osmotica Shareholders, and the Osmotica Shareholders’ Representative hereby accepts such appointment. The Osmotica Shareholders’ Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Ancillary Agreements for and on behalf of the Osmotica Shareholders, including dealing with the Vertical/Trigen Shareholders, the Vertical/Trigen Shareholders’ Representative, Vertical/Trigen, New HoldCo and the Escrow Agent with respect to any matters arising under or contemplated by this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, the Osmotica Shareholders’ Representative shall have the authority to (i) give and receive notices and communications, (ii) negotiate disputes arising under, or relating to, this Agreement or any Ancillary Agreement (including pursuant to Section 1.04 or Article IX), (iii) facilitate the disbursement of funds to the Osmotica Shareholders, (iv) execute and deliver such waivers, consents and amendments with respect to any and all matters or issues, including those which may have a negative impact on the Osmotica Shareholders, provided that any amendment to this Agreement that would adversely affect an Osmotica Shareholder compared to other Osmotica Shareholders shall require the written consent of such Osmotica Shareholder and (v) take all other actions to be taken by or on behalf of the Osmotica Shareholders in connection with this Agreement (including pursuant to Section 1.04 or Article IX) or any Ancillary Agreement, including settling indemnity or other claims under this Agreement and authorizing payment from any escrow account, and settling disputes with respect to any payments due in accordance with the terms hereof. Such appointment and grant of power and authority is coupled with an interest and is irrevocable without the consent of the Osmotica Shareholders’ Representative and shall not terminate or otherwise be affected by the death, incapacity, bankruptcy, dissolution or liquidation of any Osmotica Shareholder and shall be binding on any successor thereto. Notices or communications to or from the Osmotica Shareholders’ Representative shall constitute notice to or from each and all of the Osmotica Shareholders.

(b)                                 All decisions and actions by the Osmotica Shareholders’ Representative shall be binding upon all of the Osmotica Shareholders and each Osmotica Shareholder’s successors and permitted assigns as if expressly confirmed and ratified in writing by such shareholder, and no Osmotica Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Vertical/Trigen Shareholders, the Vertical/Trigen Shareholder Representative, Vertical/Trigen and New HoldCo shall be entitled to rely upon any such decision or action by the Osmotica Shareholders’ Representative.

(c)                                  The Osmotica Shareholders’ Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those expressly set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(d)                                 The Osmotica Shareholders’ Representative shall serve in such capacity without compensation.

(e)                                  Should the Osmotica Shareholders’ Representative resign or be unable to serve, a new Osmotica Shareholders’ Representative will be selected jointly by a vote of the Osmotica Shareholders who, at the Closing, held at least a majority of the share capital of Osmotica (on a fully-diluted basis), whose appointment shall be effective upon execution by such successor of a joinder agreement providing for such successor to become a party to this Agreement and any applicable Ancillary Agreement as the Osmotica Shareholders’ Representative, in which case such successor shall for all purposes of this Agreement and any such other Ancillary Agreements be the Osmotica Shareholders’ Representative (and the prior acts taken by the succeeded Osmotica Shareholders’ Representative shall remain valid for purposes of this Agreement and any such other Ancillary Agreements). Notice, together with a copy of the written consent appointing such new Osmotica Shareholders’ Representative, must be delivered to the Vertical/Trigen Shareholders’ Representative and New HoldCo not less than five days prior to such appointment.

SECTION 11.19.                            Vertical/Trigen Shareholders’ Representative.

(a)                                 From and after the date hereof, the Vertical/Trigen Shareholders hereby constitute, empower and appoint the Vertical/Trigen Shareholders’ Representative to serve as the sole agent and attorney-in-fact of the Vertical/Trigen Shareholders with respect to this Agreement, each Ancillary Agreement and the transactions contemplated hereby and thereby, with full power and authority to act on behalf of, and to bind, each of the Vertical/Trigen Shareholders, and the Vertical/Trigen Shareholders’ Representative hereby accepts such appointment. The Vertical/Trigen Shareholders’ Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Ancillary Agreements for and on behalf of the Vertical/Trigen Shareholders, including dealing with the Osmotica Shareholders, the Osmotica Shareholders’ Representative, Osmotica, New HoldCo and the Escrow Agent with respect to any matters arising under or contemplated by this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, the Vertical/Trigen Shareholders’ Representative shall have the authority to (i) give and receive notices and communications, (ii) negotiate disputes arising under, or relating to, this Agreement or any Ancillary Agreement (including pursuant to Section 1.04 or Article IX), (iii) facilitate the disbursement of funds to the Vertical/Trigen Shareholders, (iv) execute and deliver such waivers, consents and amendments with respect to any and all matters or issues, including those which may have a negative impact on the Vertical/Trigen Shareholders, provided that any amendment to this Agreement that would adversely affect an Vertical/Trigen Shareholder compared to other Vertical/Trigen Shareholders shall require the written consent of such Vertical/Trigen Shareholder and (v) take all other actions to be taken by or on behalf of the Vertical/Trigen Shareholders in connection with this Agreement (including pursuant to Section 1.04 or Article IX) or any Ancillary Agreement, including settling indemnity or other claims under this Agreement and authorizing payment from any escrow account, and settling disputes with respect to any payments due in accordance with the terms hereof. Such appointment and grant of power and authority is coupled with an interest and is irrevocable without the consent of the Vertical/Trigen Shareholders’ Representative and shall not terminate or otherwise be affected by the death, incapacity, bankruptcy, dissolution or liquidation of any Vertical/Trigen Shareholder and shall be binding on any successor thereto. Notices or communications to or from the Vertical/Trigen Shareholders’ Representative shall constitute notice to or from each and all of the Vertical/Trigen Shareholders.

(b)                                 All decisions and actions by the Vertical/Trigen Shareholders’ Representative shall be binding upon all of the Vertical/Trigen Shareholders and each Vertical/Trigen Shareholder’s successors and permitted assigns as if expressly confirmed and ratified in writing by such shareholder, and no Vertical/Trigen Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Osmotica Shareholders, the Osmotica Shareholder Representative, Osmotica and New HoldCo shall be entitled to rely upon any such decision or action by the Vertical/Trigen Shareholders’ Representative.

(c)                                  The Vertical/Trigen Shareholders’ Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those expressly set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(d)                                 The Vertical/Trigen Shareholders’ Representative shall serve in such capacity without compensation.

(e)                                  Should the Vertical/Trigen Shareholders’ Representative resign or be unable to serve, a new Vertical/Trigen Shareholders’ Representative will be selected jointly by a vote of the Vertical/Trigen Shareholders who, at the Closing, beneficially held at least a majority of the share capital of Vertical/Trigen (on a fully-diluted basis), whose appointment shall be effective upon execution by such successor of a joinder agreement providing for such successor to become a party to this Agreement and any applicable Ancillary Agreement as the Vertical/Trigen Shareholders’ Representative, in which case such successor shall for all purposes of this Agreement and any such other Ancillary Agreements be the Vertical/Trigen Shareholders’ Representative (and the prior acts taken by the succeeded Vertical/Trigen Shareholders’ Representative shall remain valid for purposes of this Agreement and any such other Ancillary Agreements). Notice, together with a copy of the written consent appointing such new Vertical/Trigen Shareholders’ Representative, must be delivered to the Osmotica Shareholders’ Representative and New HoldCo not less than five days prior to such appointment.

SECTION 11.20.                            Non-Recourse. Except as set forth in the Confidentiality Agreement, (i) this Agreement may be enforced only against, and any claim, suit, litigation or other proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party and (ii) with respect to each party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, or representative or (except for other named parties, and then only in such capacity) affiliate of any named party to this Agreement, shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 11.20 are intended to be for the benefit of, and enforceable by the directors, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, advisors, and other representatives and (except for other named parties, and then only in such capacity) affiliates of the parties, and each such person shall be a third-party beneficiary of this Section 11.20. Notwithstanding anything to the contrary contained herein, the Osmotica Shareholders and the

Osmotica Companies each agrees on behalf of itself and its affiliates that none of the Debt Financing Sources shall have any liability or obligation to the Osmotica Shareholders or the Osmotica Companies or any of their respective affiliates relating to this Agreement or any of the transactions contemplated herein (including the Financing, provided that in the event that the Financing is consummated, this Section 11.20 will not relieve any Debt Financing Sources from their obligations or liabilities under the applicable Financing documents). This Section 11.20 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Osmotica Shareholders and the Osmotica Companies.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has duly executed (his Agreement as of the date first written above.

OSMOTICA

OSMOTICA HOLDINGS CORP LIMITED

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

1

OSMOTICA SHAREHOLDERS’ REPRESENTATIVE

ALTCHEM LIMITED, as Osmotica Shareholders” Representative

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

2

OSMOTICA SHAREHOLDERS

ALTCHEM LIMITED

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

3

OSMOTICA SHAREHOLDERSU

ADA INVESTMENTS, LP

By:	/s/ Fred G. Weiss
Name: Fred G. Weiss
Title: Managing Member

4

OSMOTICA SHAREHOLDERS

/s/ Robert Forrest Waldron
Name: Robert Forrest Waldon

5

OSMOTICA SHAREHOLDERS

/s/ Glenn A. Meyer
Name: Glenn A. Meyer

6

OSMOTICA SHAREHOLDERS

/s/ Mark Steven Aikman
Name: Mark Steven Aikman

7

OSMOTICA SHAREHOLDERS

/s/ Christopher Lee Holshouser
Name: Christopher Lee Holshouser

8

OSMOTICA SHAREHOLDERS

/s/ Patrick David Hatem
Name: Patrick David Hatem

9

OSMOTICA SHAREHOLDERS

/s/ Timothy Willard Davis
Name: Timothy Willard Davis

10

OSMOTICA SHAREHOLDERS

/s/ Lee Anne Danford
Name: Lee Anne Danford

11

OSMOTICA SHAREHOLDERS

/s/ Angela Dentiste
Name: Angela Dentiste

12

NEW HOLDCO

OSMOTICA HOLDINGS S.C.SP

By:	Osmotica GP LLC, the general partner of
Osmotica Holdings S.C.Sp.
By:	Altchem Limited, the sole member of
Osmotics GP LLC

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

13

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN

VERTICAL/TRIGEN HOLDINGS, LLC

By:	/s/ Chris Klein
Name: Chris Klein
Title: Secretary

14

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS’ REPRESENTATIVE

AVISTA CAPITAL PARTNERS III GP, LP

By:	/s/ David Burgstahler
Name: David Burgstahler
Title: Authorized Representative

15

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ Brian Markison
Name: Brian Markison

16

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ Christopher Klein
Name: Christopher Klein

17

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ John Golubieski
Name: John Golubieski

18

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ Gregory Voyles
Name: Gregory Voyles

19

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ Douglas Subers
Name: Douglas Subers

20

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ David Purdy
Name: David Purdy

21

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ Richard Buecheler
Name: Richard Buecheler

22

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ Steven Squashic
Name: Steven Squashic

23

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ Kevin Hudy
Name: Kevin Hudy

24

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

/s/ James Schaub
Name: James Schaub

25

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

Alaska Trust Company, as Trustee of the Steven Squashic 2013 Non-Grantor Alaska Trust dated September 11, 2013

By:	/s/ Brandon Cintula
Name:	Brandon Cintula
Title:	Senior Vice President & Senior Trust Officer

Premier Trust, Inc., as Trustee of the Kevin Hudy 2013 Non-Grantor Nevada Trust dated September 18, 2013

By:	/s/ Brian Simmons
Name:	Brian Simmons
Title:	Trust Officer

26

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

Alaska Trust company, as Trustee of the Steven Squashic 2013 Non-Grantor Alaska Trust dated September 11, 2013

By:	/s/ Brandon Cintula
Name:	Brandon Cintula
Title:	Senior Vice President & Senior Trust Officer

Premier Trust, Inc., as Trustee of the Kevin Hudy 2013 Non-Grantor Nevada Trust dated September 18, 2013

By:	/s/ Brian Simmons
Name:	Brian Simmons
Title:	Trust Officer

27

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

SDK VC PHARMA HOLDING CORP.

By:	/s/ Steven Squashic
Name:	Steven Squashic

28

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

VERTICAL/TRIGEN SHAREHOLDERS

AVISTA CAPITAL PARTNERS III, LP

By:	/s/ David Burgstahler
Name: David Burgstahler
Title: Authorized Representative

AVISTA CAPITAL PARTNERS (OFFSHORE) III, LP

By:	/s/ David Burgstahler
Name: David Burgstahler
Title: Authorized Representative

AVISTA CAPITAL PARTNERS (OFFSHORE) III-A, LP

By:	/s/ David Burgstahler
Name: David Burgstahler
Title: Authorized Representative

29